                                             Filed Pursuant to Rule 424(b)(2)
                                             Registration File No.: 333-31250


            Prospectus Supplement to Prospectus dated May 13, 2002.

                                  $320,000,000


                         JCP&L TRANSITION FUNDING LLC
                                    ISSUER

                     JERSEY CENTRAL POWER & LIGHT COMPANY
                              SELLER AND SERVICER

                        Transition Bonds, Series 2002-A

                             ---------------------

     The series 2002-A transition bonds are highly structured. There currently is no secondary market for the transition bonds, and there is no assurance that one will develop.


     The transition bonds represent obligations only of JCP&L Transition Funding LLC, which is the issuer, and are backed only by the assets of the issuer, consisting primarily of the bondable transition property, which includes the right to recover from customers, through a transition bond charge, amounts from which the payments on the series 2002-A transition bonds will be made, as described further in this prospectus supplement and the accompanying prospectus. None of Jersey Central Power & Light Company (referred to as "JCP&L"), its parent, FirstEnergy Corp., or any of their respective affiliates, other than the issuer, is liable for payments on the series 2002-A transition bonds.


     See "RISK FACTORS" beginning on page 14 in the accompanying prospectus to read about factors you should consider before buying the transition bonds.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ---------------------

                                                                                                 Expected
                                  Initial                                      Proceeds           Final            Legal Final
                    Interest     Principal        Price       Underwriting     To Issuer         Payment             Maturity
                      Rate        Amount           (%)       Discounts (%)      (1)(2)             Date                Date
                   ---------- -------------- -------------- --------------- -------------- ------------------- -------------------
Class A-1 ........   4.19%      $91,111,000     99.94493%        0.460%       $90,641,715    December 5, 2007    December 5, 2009
Class A-2 ........   5.39%      $52,297,000     99.93494%        0.480%       $52,011,950   September 5, 2010   September 5, 2012
Class A-3 ........   5.81%      $77,075,000     99.89185%        0.520%       $76,590,853    December 5, 2013    December 5, 2015
Class A-4 ........   6.16%      $99,517,000     99.92083%        0.580%       $98,861,139      June 5, 2017        June 5, 2019

----------
(1)   Before payment of fees and expenses.

(2) The total price to the public is $319,753,657 and the amount of the underwriting discounts and other fees is $1,948,000. The total amount of proceeds before deduction of expenses (estimated to be $4,002,000) is $317,805,657.


                            ----------------------

     The underwriters expect to deliver the transition bonds in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on June 11, 2002.


                             GOLDMAN, SACHS & CO.


           MORGAN STANLEY                                  SALOMON SMITH BARNEY

                   Prospectus Supplement Dated June 4, 2002.

                               TABLE OF CONTENTS


                             PROSPECTUS SUPPLEMENT




WHERE TO FIND INFORMATION IN THESE DOCUMENTS ....................... S-1
INTRODUCTION ....................................................... S-2
THE SERIES 2002-A TRANSITION BONDS ................................. S-2
 The Collateral .................................................... S-3
 Payment Sources ................................................... S-4
 Principal Payments ................................................ S-4
 Optional Redemption ............................................... S-7
 Distribution Following Acceleration ............................... S-7
 Interest Payments ................................................. S-7
CREDIT ENHANCEMENT ................................................. S-8
 Periodic Adjustment of the Transition Bond Charge ................. S-8
 Collection Account and Subaccounts ................................ S-8
DESCRIPTION OF BONDABLE TRANSITION PROPERTY ........................ S-11
THE TRANSITION BOND CHARGE ......................................... S-11
INFORMATION REGARDING JERSEY CENTRAL POWER & LIGHT COMPANY ......... S-12
UNDERWRITING THE SERIES 2002-A TRANSITION BONDS .................... S-13
RATINGS FOR THE SERIES 2002-A TRANSITION BONDS ..................... S-14
INCOME TAX MATTERS ................................................. S-15

                  WHERE TO FIND INFORMATION IN THESE DOCUMENTS

     This prospectus supplement and the accompanying prospectus provide information about the issuer and JCP&L, including terms and conditions that apply to the transition bonds. The specific terms of this series of transition bonds, the series 2002-A transition bonds, are contained in this prospectus supplement. The terms that apply to all series of transition bonds appear in the accompanying prospectus. You should read both of these documents in full before buying the transition bonds.


     We have included cross-references to captions in these materials where you can find further related discussions. Cross references may be contained in the introductory sections that will direct you elsewhere in this prospectus supplement or the accompanying prospectus for a more detailed description of a particular topic. You can also find references to key topics listed in the Table of Contents on the preceding page. Attached to the accompanying prospectus is a glossary of terms which indicates where you may find significant terms used in this prospectus supplement and the accompanying prospectus.


     You should rely only on information on the transition bonds provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

                                 INTRODUCTION


THE ISSUER:.................   JCP&L Transition Funding LLC, a Delaware
                               limited liability company and a direct
                               wholly-owned subsidiary of JCP&L.


ISSUER'S ADDRESS:...........   103 Foulk Road, Suite 202
                               Wilmington, Delaware 19803


ISSUER'S TELEPHONE NUMBER:...  (302) 691-6118


SELLER OF THE BONDABLE
TRANSITION PROPERTY:........   JCP&L is a public utility providing retail
                               electric service within a territory located in northern, western and east central New Jersey having a population of approximately 2.7 million.
                               JCP&L is a subsidiary of FirstEnergy Corp., a holding company registered under the Public
                               Utility Holding Company Act of 1935.


SELLER'S ADDRESS:...........   76 South Main Street
                               Akron, Ohio 44308-1890


SELLER'S TELEPHONE NUMBER:....  (330) 384-5100


SERVICER OF THE BONDABLE
TRANSITION PROPERTY:........   JCP&L will act as servicer of all of the
                               bondable transition property.

                               JCP&L will be entitled to a servicing fee of 0.125% per year of the initial principal balance of the transition bonds, which the servicer may withhold on a quarterly basis from the transition bond charge collections. If JCP&L is replaced by a successor servicer, the successor servicer may be paid a servicing fee of up to 1.25% per year of the initial principal balance of the transition bonds.


TRUSTEE:....................   The Bank of New York


MINIMUM DENOMINATION:.......   $1,000, except for one transition bond of each
                               class which may be of a smaller denomination.


                       THE SERIES 2002-A TRANSITION BONDS


     The transition bonds will be issued under and secured pursuant to the indenture between the issuer and the trustee, as supplemented for each series of transition bonds. The following summary does not purport to be complete and is qualified by reference to the terms and provisions of the indenture and the transition bonds.


     The series 2002-A transition bonds will be issued in minimum denominations of $1,000 and in integral multiples of that amount. The series 2002-A transition bonds will consist of four classes, in the initial class principal amounts, bearing the interest rates and having the expected final payment dates and legal final maturity dates set forth below:

                                    TABLE 1




                   INITIAL CLASS                          EXPECTED FINAL         LEGAL FINAL
CLASS            PRINCIPAL AMOUNT     INTEREST RATE        PAYMENT DATE         MATURITY DATE
-------------   ------------------   ---------------   -------------------   ------------------
A-1 .........       $91,111,000            4.19%        December 5, 2007      December 5, 2009
A-2 .........        52,297,000            5.39%       September 5, 2010     September 5, 2012
A-3 .........        77,075,000            5.81%        December 5, 2013      December 5, 2015
A-4 .........        99,517,000            6.16%          June 5, 2017          June 5, 2019

     The expected final payment date for each class of the series 2002-A transition bonds is the date on which there is expected to be no further outstanding principal balance of that class in accordance with the expected amortization schedule for that class. The legal final maturity date for each class of the series 2002-A transition bonds is the date on which the issuer is required to pay any outstanding principal balance of that class. On each payment date, payments will be made to the persons that were the holders of record as of the business day before that payment date (referred to as the "record date"). However, if certificated transition bonds are issued to beneficial owners of the transition bonds as described in "THE TRANSITION BONDS--CERTIFICATED TRANSITION BONDS" in the accompanying prospectus, the record date will be the last business day of the calendar month preceding the payment date.


THE COLLATERAL

     The series 2002-A transition bonds will be secured primarily by bondable transition property, a presently existing property right created by the New Jersey Electric Discount and Energy Competition Act of 1999 (referred to as the "Competition Act") and a financing order (referred to as the "BPU financing order") issued by the New Jersey Board of Public Utilities (referred to as the "BPU") on February 6, 2002 which is final and non-appealable. In general terms, the bondable transition property represents the irrevocable right to charge, collect and receive, and be paid from collections of, a non-bypassable transition bond charge payable by JCP&L's customers in an amount sufficient to pay:

    o the fees, expenses, costs, charges, credit enhancement and premiums, if any, associated with the transition bonds and their issuance; and

    o the principal amount of and interest on the transition bonds.

     The net proceeds of the series 2002-A transition bonds will be used to reduce a portion of JCP&L's stranded costs through the retirement of its debt or equity, or both. Stranded costs are (1) the amount by which the net cost of the electric public utility's electric generating assets or electric power purchase contracts, which traditionally would be recoverable in a regulated environment, exceeds the market value of those assets or contracts in a competitive supply marketplace, as determined by the BPU, and (2) the costs of buydowns or buyouts of power purchase contracts. The bondable transition property is described in more detail under "THE SALE AGREEMENT--JCP&L'S SALE AND ASSIGNMENT OF THE BONDABLE TRANSITION PROPERTY TO THE ISSUER" in the accompanying prospectus.

     For convenience of usage in this prospectus supplement and the accompanying prospectus, there are numerous references to the holding and transfer of bondable transition property by JCP&L and the issuer. However, pursuant to New Jersey state law and the BPU financing order, bondable transition property arises, and constitutes a vested, presently existing property right, upon (i) the transfer to an assignee and (ii) receipt of consideration therefor.

     As used throughout this prospectus supplement, a "customer" responsible for paying the transition bond charge is an end user of electricity that is connected to any part of JCP&L's transmission and distribution system and is located within JCP&L's service territory, other than (1) the single end user presently taking service under an experimental JCP&L rate class that accounted for approximately 1.7% of JCP&L's kilowatt hour sales in 2001 and (2) end users that are connected to JCP&L's transmission and distribution system but who self-generate from on-site facilities unless new on-site generation facilities reduce the kilowatt hours distributed in the aggregate by JCP&L to all of its customers to 92.5% or less of the aggregate kilowatt hours distributed by it in 1999. Those customers receiving power generated from new on-site generation facilities that commence operation after such threshold is reached will also be responsible for payment of the transition bond charge as if this power were distributed by JCP&L.

     In connection with the issuance of the transition bonds, JCP&L will sell its interest in the bondable transition property to the issuer. JCP&L, as servicer of the bondable transition property, will collect the transition bond charge from customers on behalf of the issuer. The transition bond charge is non-bypassable, which means that the charge will be payable by JCP&L customers, even if those customers elect to purchase electricity from a third party supplier. See "THE COMPETITION ACT--JCP&L AND OTHER UTILITIES MAY SECURITIZE STRANDED COSTS" in the accompanying prospectus. Under certain circumstances, third party suppliers of electricity to JCP&L's customers may be allowed to bill and collect the transition bond charge from customers and will then be required to pay the billed amounts to JCP&L, as servicer. Because the amount of transition bond charge collections will depend on the amount of electricity consumed by customers within JCP&L's service territory, these collections may vary substantially from year to year. See "SERVICING OF THE BONDABLE TRANSITION PROPERTY" in the accompanying prospectus.


PAYMENT SOURCES

     On each payment date, the trustee will pay amounts scheduled to be paid on transition bonds from amounts available for withdrawal from trust accounts held by the trustee or paid pursuant to contracts pledged to secure one or more series of transition bonds, including collections received from the servicer with respect to the transition bond charge. All series of transition bonds, including the series 2002-A transition bonds, will be payable from bondable transition property. If another series of transition bonds is issued, the principal source of repayment for that series will also be transition bond charge collections collected by the servicer. The issuance of other series of transition bonds is not expected to adversely affect the sufficiency of transition bond charge collections to make payments on the series 2002-A transition bonds. This is because the transition bond charge and adjustments made to it will be based on amounts owed with respect to all transition bonds. Moreover, any additional series of transition bonds will be issued only if such issuance will not result in the downgrading or withdrawal of any rating by a rating agency on any outstanding transition bonds. See "THE INDENTURE--TRANSITION BONDS MAY BE ISSUED IN VARIOUS SERIES OR CLASSES" in the accompanying prospectus.


PRINCIPAL PAYMENTS

     On each payment date, the issuer will distribute principal of the series 2002-A transition bonds to the series 2002-A transition bondholders, in accordance with the expected amortization schedule and to the extent funds are available, in the following order:

   (1) to the holders of the class A-1 series 2002-A transition bonds, until the principal balance of that class has been reduced to zero;

   (2) to the holders of the class A-2 series 2002-A transition bonds, until the principal balance of that class has been reduced to zero;

   (3) to the holders of the class A-3 series 2002-A transition bonds, until the principal balance of that class has been reduced to zero; and

   (4) to the holders of the class A-4 series 2002-A transition bonds, until the principal balance of that class has been reduced to zero.

     The issuer will not, however, distribute principal of any class of the series 2002-A transition bonds on a payment date if making such payment would reduce the principal balance of a class to an amount lower than that specified in the expected amortization schedule in Table 2 below (referred to as the "expected amortization schedule") for that class on that payment date. The entire unpaid principal balance of each class of the series 2002-A transition bonds will be due and payable on the legal final maturity date for that class.

     If an event of default under the indenture has occurred and is continuing, the trustee, or the holders of not less than a majority of the principal balance of the outstanding transition bonds of all series, voting together as a single class, may declare the unpaid principal balance of all outstanding transition bonds together with accrued interest due and payable. If there is a shortfall in the balance necessary to make principal payments that are due and payable, including upon an acceleration following an event of default, the trustee will distribute principal pro rata among the series and classes of transition bonds in proportion to the amount of principal due and payable for each series or class. If there is a shortfall in the amount necessary to make scheduled principal payments, the trustee will distribute principal pro rata among the series and classes in proportion to the amount scheduled to be paid for each series or class.


     The expected amortization schedule in Table 2 sets forth the principal balance from the issuance date to the expected final payment date that is scheduled to remain outstanding for each class of the series 2002-A transition bonds. The table reflects the principal balance for each class at each payment date following scheduled payments of principal on that date. In establishing the expected amortization schedule for the series 2002-A transition bonds, it has been assumed, among other things, that:


   (1)   the series 2002-A transition bonds are issued on June 11, 2002;

   (2) payments on the series 2002-A transition bonds are made, with respect to each payment date, on the fifth day of each month in which a payment date occurs, commencing on March 5, 2003;

   (3) the total annual servicing fee for the series 2002-A transition bonds equals .125% of the initial principal balance of the series 2002-A transition bonds;

   (4) there are no net earnings on amounts on deposit in the collection account;

   (5) operating expenses, including all fees, costs and charges of the issuer and the trustee, are paid in the amount of $243,333 per annum in the aggregate for all series on each payment date and that these amounts are payable in arrears; and

   (6) all transition bond charge collections are received in accordance with JCP&L's forecasts and deposited in the collection account.

                                    TABLE 2
                        EXPECTED AMORTIZATION SCHEDULE


                    OUTSTANDING PRINCIPAL BALANCE BY CLASS



                            EXPECTED        EXPECTED       EXPECTED       EXPECTED
        PAYMENT             CLASS A-1       CLASS A-2      CLASS A-3     CLASS A-4
         DATE                BALANCE         BALANCE        BALANCE       BALANCE
----------------------   --------------   ------------   ------------   -----------
Closing Date .........   $91,111,000      52,297,000     77,075,000     99,517,000
3/5/03 ...............    81,020,670      52,297,000     77,075,000     99,517,000
6/5/03 ...............    76,085,370      52,297,000     77,075,000     99,517,000
9/5/03 ...............    71,712,829      52,297,000     77,075,000     99,517,000
12/5/03 ..............    67,311,898      52,297,000     77,075,000     99,517,000
3/5/04 ...............    64,036,448      52,297,000     77,075,000     99,517,000
6/5/04 ...............    60,559,357      52,297,000     77,075,000     99,517,000
9/5/04 ...............    56,445,090      52,297,000     77,075,000     99,517,000
12/5/04 ..............    51,723,005      52,297,000     77,075,000     99,517,000
3/5/05 ...............    48,155,059      52,297,000     77,075,000     99,517,000
6/5/05 ...............    44,381,128      52,297,000     77,075,000     99,517,000
9/5/05 ...............    40,060,086      52,297,000     77,075,000     99,517,000
12/5/05 ..............    35,172,118      52,297,000     77,075,000     99,517,000
3/5/06 ...............    31,444,442      52,297,000     77,075,000     99,517,000
6/5/06 ...............    27,513,385      52,297,000     77,075,000     99,517,000
9/5/06 ...............    23,015,488      52,297,000     77,075,000     99,517,000
12/5/06 ..............    17,941,438      52,297,000     77,075,000     99,517,000
3/5/07 ...............    14,036,302      52,297,000     77,075,000     99,517,000
6/5/07 ...............     9,927,568      52,297,000     77,075,000     99,517,000
9/5/07 ...............     5,242,481      52,297,000     77,075,000     99,517,000
12/5/07 ..............            --      52,273,041     77,075,000     99,517,000
3/5/08 ...............            --      48,182,907     77,075,000     99,517,000
6/5/08 ...............            --      43,877,640     77,075,000     99,517,000
9/5/08 ...............            --      38,974,557     77,075,000     99,517,000
12/5/08 ..............            --      33,469,193     77,075,000     99,517,000
3/5/09 ...............            --      29,127,452     77,075,000     99,517,000
6/5/09 ...............            --      24,568,682     77,075,000     99,517,000
9/5/09 ...............            --      19,402,605     77,075,000     99,517,000
12/5/09 ..............            --      13,629,341     77,075,000     99,517,000
3/5/10 ...............            --      9,024,534      77,075,000     99,517,000
6/5/10 ...............            --      4,197,574      77,075,000     99,517,000
9/5/10 ...............            --             --      75,829,178     99,517,000
12/5/10 ..............            --             --      69,771,653     99,517,000
3/5/11 ...............            --             --      64,878,949     99,517,000
6/5/11 ...............            --             --      59,758,930     99,517,000
9/5/11 ...............            --             --      54,007,195     99,517,000
12/5/11 ..............            --             --      47,626,619     99,517,000
3/5/12 ...............            --             --      42,415,448     99,517,000
6/5/12 ...............            --             --      36,972,305     99,517,000
9/5/12 ...............            --             --      30,891,365     99,517,000
12/5/12 ..............            --             --      24,174,264     99,517,000
3/5/13 ...............            --             --      18,622,474     99,517,000
6/5/13 ...............            --             --      12,832,708     99,517,000
9/5/13 ...............            --             --      6,400,074      99,517,000
12/5/13 ..............            --             --             --      98,841,235
3/5/14 ...............            --             --             --      92,928,140
6/5/14 ...............            --             --             --      86,770,250
9/5/14 ...............            --             --             --      79,956,722
12/5/14 ..............            --             --             --      72,485,803
3/5/15 ...............            --             --             --      66,166,756
6/5/15 ...............            --             --             --      59,595,908
9/5/15 ...............            --             --             --      52,362,850
12/5/15 ..............            --             --             --      44,464,078
3/5/16 ...............            --             --             --      37,713,654
6/5/16 ...............            --             --             --      30,708,424
9/5/16 ...............            --             --             --      23,032,290
12/5/16 ..............            --             --             --      14,681,081
3/5/17 ...............            --             --             --      7,471,877
6/5/17 ...............            --             --             --             --

     There can be no assurance that the principal balance of any class of the series 2002-A transition bonds will be reduced at the rate indicated in the foregoing table. The actual rates of reduction in class principal balances may be slower but, except in the case of optional redemption or upon acceleration of the transition bonds due to an event of default specified in the indenture (both as discussed below), not faster than those indicated in Table 2. The series 2002-A transition bonds will not be in default if principal is not paid as specified above in Table 2; however, a default will occur if the entire outstanding principal balance of any class is not paid on or before the legal final maturity date of that class.


OPTIONAL REDEMPTION

     The issuer may redeem all of the outstanding series 2002-A transition bonds, at its option, on any payment date if the outstanding principal balance of the series 2002-A transition bonds (after giving effect to payments scheduled to be made on that payment date) is less than 5% of the total initial principal balance of the series 2002-A transition bonds. Upon redemption, the issuer will pay the outstanding principal balance of the series 2002-A transition bonds and interest accrued and unpaid up to the redemption date. The trustee will give notice of the redemption to series 2002-A transition bondholders not less than five days nor more than 45 days prior to the redemption date. The series 2002-A transition bonds will not be redeemed before the expected final payment date in any other circumstances other than in the case of acceleration due to an event of default specified in the indenture.


DISTRIBUTION FOLLOWING ACCELERATION

     Upon an acceleration of the maturity of the transition bonds, the total outstanding principal balance of and interest accrued on the series 2002-A transition bonds will be payable without priority of interest over principal or principal over interest and without regard to series or class, in the proportion that the total outstanding principal balance of, and accrued interest on, the series 2002-A transition bonds bear to the total outstanding principal balances of, and any interest accrued on, all transition bonds.


INTEREST PAYMENTS

     Holders of the transition bonds in each class of series 2002-A transition bonds will receive interest at the rate for that class as set forth in Table 1 above.

     Interest on each class of the series 2002-A transition bonds will accrue from and including the date of issuance to but excluding the first payment date, and thereafter from and including the previous payment date to but excluding the applicable payment date, until the transition bonds have been paid in full, at the interest rates indicated in Table 1. The issuer is required to pay interest quarterly on March 5, June 5, September 5 and December 5 of each year, beginning March 5, 2003, or, if any such day is not a business day, the following business day. Each such day is referred to as a "payment date".

     On each payment date, the issuer will pay interest on each class of the series 2002-A transition bonds as follows:

    o if there has been a payment default, any unpaid interest payable on any prior payment dates, together with any accrued interest on any such unpaid interest; and

    o accrued interest on the principal balance of each class of the series 2002-A transition bonds as of the close of business on the preceding payment date, or the date of the original issuance of the class of the series 2002-A transition bonds, as applicable, after giving effect to all payments of principal made on the preceding payment date.

     The issuer will pay interest on the series 2002-A transition bonds prior to paying principal of the transition bonds. See "THE TRANSITION BONDS--PAYMENTS OF INTEREST ON AND PRINCIPAL OF THE TRANSITION BONDS" in the accompanying prospectus. If the amount available to pay interest on the series 2002-A transition bonds is less than the full amount necessary to make such payments, the trustee will distribute interest pro rata to each class of the series 2002-A transition bonds based on the interest then due on that class. See "THE INDENTURE--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" in the accompanying prospectus. The issuer will calculate interest on all classes of the series 2002-A transition bonds on the basis of a 360-day year of twelve 30-day months.

                              CREDIT ENHANCEMENT

     Credit enhancement for the series 2002-A transition bonds is intended to protect you against losses or delays in scheduled payments on your transition bonds. See "RISK FACTORS--TRANSITION BONDHOLDERS MAY EXPERIENCE PAYMENT DELAYS OR LOSSES AS A RESULT OF THE LIMITED SOURCES OF PAYMENT FOR THE TRANSITION BONDS AND LIMITED CREDIT ENHANCEMENT" in the accompanying prospectus.


PERIODIC ADJUSTMENT OF THE TRANSITION BOND CHARGE

     Credit enhancement for the transition bonds includes mandatory periodic adjustments by the BPU to the transition bond charge to be billed to customers, upon the petition by JCP&L, as servicer. The servicer is authorized under the BPU financing order to file adjustment requests at least annually but not more frequently than quarterly, except that monthly filings are permitted in the last year before expected maturity of the transition bonds and continuing until their legal final maturity. Under the servicing agreement, the servicer is required to petition for adjustments at least annually through May 1, 2016 and quarterly commencing with August 1, 2016. The periodic adjustments will be designed to ensure, among other things, that sufficient funds for timely payments of principal and interest on the transition bonds will be available in accordance with the expected amortization schedule set forth in Table 2 above. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE--THE BPU'S TRANSITION BOND CHARGE ADJUSTMENT PROCESS" in the accompanying prospectus. The adjustments will be made if the transition bond charge does not produce sufficient collections after taking into account any excess collections:

   (1)   to pay ongoing transaction expenses and fees;

   (2) to make timely principal and interest payments on the transition bonds in accordance with the expected amortization schedule; and

   (3) to fund or replenish any of the subaccounts, including the series capital subaccount and the series overcollateralization subaccount, to their required levels.


COLLECTION ACCOUNT AND SUBACCOUNTS

     The trustee will establish a collection account to hold the capital contribution from JCP&L to the issuer and amounts remitted by the servicer from time to time. The collection account will contain the funds securing the transition bonds. The collection account will consist of subaccounts including the following:

   o  the general subaccount;

   o  one or more series subaccounts;

   o  one or more series capital subaccounts;

   o  one or more series overcollateralization subaccounts; and

   o  the reserve subaccount.

     Withdrawals from and deposits to all of these subaccounts will be made as described under "THE INDENTURE--THE COLLECTION ACCOUNT FOR THE TRANSITION BONDS" and "--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" in the accompanying prospectus.

     The General Subaccount. Transition bond charge collections remitted by the servicer to the trustee will be deposited into the general subaccount.

     On each payment date, the trustee will allocate amounts in the general subaccount to make the allocations described in "THE INDENTURE--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" in the accompanying prospectus.

     The Series Subaccount. Upon the issuance of the series 2002-A transition bonds, a series subaccount will be established with respect to that series. On each payment date, as described below, the trustee will allocate from amounts on deposit in the general subaccount to the series subaccount for each series an amount sufficient to pay, to the extent available:

   (1) current and past due interest payable on that series on that payment date, including interest on past due interest to each class on a pro rata basis based on the amount of interest payable to that class;

   (2) the principal of any series payable as a result of an acceleration following the occurrence of an event of default, the principal of any series payable on the legal final maturity date of that series, and the principal of any series payable on a redemption date; and

   (3) principal scheduled to be paid on any series on that payment date, as set forth in the expected amortization schedule, excluding amounts provided for in item (2) above.

     On each payment date, allocations will be made to each series subaccount as described under "THE INDENTURE--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" in the accompanying prospectus. On each payment date, the trustee will withdraw funds from each series subaccount to make payments on the related series of transition bonds.

     The Series Capital Subaccount. Upon the issuance of the series 2002-A transition bonds, JCP&L will deposit $1,600,000 in the series capital subaccount, which represents 0.50% of the initial principal balance of that series. This amount is the required capitalization amount for that series and shall be held in the series capital subaccount. If amounts available in the general subaccount, the related series subaccount, the reserve subaccount and the related series overcollateralization subaccount are not sufficient on any payment date to pay the expenses, fees and charges specified in the indenture and to make scheduled payments of interest and principal to the series 2002-A transition bondholders, the trustee will withdraw amounts from the series capital subaccount to make those payments. The required capitalization amount has been set at a level sufficient to obtain the ratings on the series 2002-A transition bonds that are described below under "RATINGS FOR THE SERIES 2002-A TRANSITION BONDS" in this prospectus supplement. The required capitalization amount for each future series of transition bonds will be set at an amount at least equal to 0.50% of the initial principal balance of that future series, or at such greater amount as may be necessary to preclude any downgrading or withdrawal of the ratings on the series 2002-A transition bonds upon the issuance of that future series of transition bonds and will be set forth in the applicable prospectus supplement for that future series. Upon any future issuance, the required capitalization amount at any time will equal the aggregate of the required capitalization amounts for all outstanding series. See also "THE TRANSITION BONDS--CREDIT ENHANCEMENT FOR THE TRANSITION BONDS" in the accompanying prospectus.

     The Series Overcollateralization Subaccount. Upon the issuance of the series 2002-A transition bonds, an overcollateralization subaccount will be established for the series 2002-A transition bonds. The required overcollateralization amount for the series 2002-A transition bonds is $1,600,000, which represents 0.50% of the initial principal balance of that series. The overcollateralization amount will be collected and deposited in the series overcollateralization subaccount for the 2002-A transition bonds over the life of the transition bonds. The trustee will deposit in the series overcollateralization subaccount transition bond charge collections, together with any earnings on investments in the collection account, sufficient to maintain that subaccount at an amount which is referred to as the required overcollateralization level, which is equal to the amounts shown in Table 3 below for each payment date. The required overcollateralization level has been set so as to provide amounts sufficient to obtain the ratings on the series 2002-A transition bonds that are described below under "RATINGS FOR THE SERIES 2002-A TRANSITION BONDS" in this prospectus supplement. The required overcollateralization level for each future series of transition bonds will be set at an amount at least equal to 0.50% of the initial principal balance of that future series, or at such greater amount as may be necessary to preclude any downgrading or withdrawal of the ratings on the series 2002-A transition bonds upon the issuance of that future series of transition bonds and will be set forth in the applicable prospectus supplement for that future series. Upon any future issuance, the required overcollateralization level at any time will equal the aggregate of the required overcollateralization levels for all outstanding series. See also "THE TRANSITION BONDS--CREDIT ENHANCEMENT FOR THE TRANSITION BONDS" in the accompanying prospectus.

                                    TABLE 3

                 REQUIRED OVERCOLLATERALIZATION LEVEL SCHEDULE




                       REQUIRED OVER-                              REQUIRED OVER-
 PAYMENT DATE     COLLATERALIZATION LEVEL     PAYMENT DATE     COLLATERALIZATION LEVEL
--------------   -------------------------   --------------   ------------------------
       3/5/03             $ 80,000                6/5/10             $  853,333
       6/5/03             $106,667                9/5/10             $  880,000
       9/5/03             $133,333               12/5/10             $  906,667
      12/5/03             $160,000                3/5/11             $  933,333
       3/5/04             $186,667                6/5/11             $  960,000
       6/5/04             $213,333                9/5/11             $  986,667
       9/5/04             $240,000               12/5/11             $1,013,333
      12/5/04             $266,667                3/5/12             $1,040,000
       3/5/05             $293,333                6/5/12             $1,066,667
       6/5/05             $320,000                9/5/12             $1,093,333
       9/5/05             $346,667               12/5/12             $1,120,000
      12/5/05             $373,333                3/5/13             $1,146,667
       3/5/06             $400,000                6/5/13             $1,173,333
       6/5/06             $426,667                9/5/13             $1,200,000
       9/5/06             $453,333               12/5/13             $1,226,667
      12/5/06             $480,000                3/5/14             $1,253,333
       3/5/07             $506,667                6/5/14             $1,280,000
       6/5/07             $533,333                9/5/14             $1,306,667
       9/5/07             $560,000               12/5/14             $1,333,333
      12/5/07             $586,667                3/5/15             $1,360,000
       3/5/08             $613,333                6/5/15             $1,386,667
       6/5/08             $640,000                9/5/15             $1,413,333
       9/5/08             $666,667               12/5/15             $1,440,000
      12/5/08             $693,333                3/5/16             $1,466,667
       3/5/09             $720,000                6/5/16             $1,493,333
       6/5/09             $746,667                9/5/16             $1,520,000
       9/5/09             $773,333               12/5/16             $1,546,667
      12/5/09             $800,000                3/5/17             $1,573,333
       3/5/10             $826,667                6/5/17             $1,600,000

     If amounts available in the general subaccount, the related series subaccount and the reserve subaccount are not sufficient on any payment date to pay the expenses, fees and charges specified in the indenture and to make scheduled payments of interest and principal to the series 2002-A transition bondholders, the trustee will withdraw amounts from the related series overcollateralization subaccount to make those payments.

     The Reserve Subaccount. The reserve subaccount will be funded with any transition bond charge collections and earnings on investments in the collection account, other than the capital subaccount, in excess of the amount necessary to pay the following amounts on any payment date:

   (1) fees and expenses of the trustee and the servicer and other fees and expenses;

   (2) principal and interest payments on the transition bonds, payable or scheduled to be paid on that payment date, including past due amounts;


   (3) any amount required to replenish the capital subaccount for each series to the required capitalization amount; and

   (4) the amounts required to fund or replenish the overcollateralization subaccount for each series to the required overcollateralization level.

     Disregarding interest earnings on funds held in the collection account, the transition bond charge is calculated so that, if projected consumption is realized exactly, there should not be any amounts in the reserve subaccount. In the event that there are amounts in the reserve subaccount, the transition bond charge will be adjusted periodically in a manner designed to eliminate these amounts. See also "THE TRANSITION BONDS--CREDIT ENHANCEMENT FOR THE TRANSITION BONDS" and "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE--THE BPU'S TRANSITION BOND CHARGE ADJUSTMENT PROCESS" in the accompanying prospectus.

     On any payment date, if amounts available in the general subaccount and the series subaccount are not sufficient to pay the expenses, fees and charges specified in the indenture, and to make scheduled payments to the transition bondholders, the trustee will first withdraw amounts from the reserve subaccount to make those payments before withdrawing amounts from the series overcollateralization subaccount and, then, from the series capital subaccount.



                  DESCRIPTION OF BONDABLE TRANSITION PROPERTY

     Bondable transition property is a presently existing property right created by the Competition Act and a bondable stranded costs rate order such as the BPU financing order. In general, bondable transition property represents the irrevocable right of an electric public utility to charge, collect and receive, and be paid from collections of, a non-bypassable transition bond charge, in amounts sufficient to pay debt service on the transition bonds and ongoing costs related to a particular transaction, which includes recovery of the following, referred to as "bondable stranded costs":

   (1) the stranded costs of an electric public utility approved by the BPU for recovery through the issuance of transition bonds;

   (2) the cost of retiring existing debt or equity capital of the electric public utility, including accrued interest, premiums, and other related fees, costs and charges, as approved by the BPU, with the proceeds of the financing of bondable transition property; and

   (3) the costs incurred to issue, service or refinance the transition bonds, including interest, acquisition or redemption premium, and other financing costs and related fees, costs and charges, whether paid upon issuance or over the life of the transition bonds, including but not limited to credit enhancements, service charges, overcollateralization, interest rate caps, swaps or collars, yield maintenance, maturity guarantees and other hedging agreements, equity investments, operating costs and other related fees, costs and charges, or to assign, sell or otherwise transfer bondable transition property, as approved by the BPU.

Bondable transition property also includes (1) the right of an electric public utility to obtain periodic adjustments of the transition bond charge and (2) all revenues, collections, payments, money and proceeds with respect to all of the foregoing elements of bondable transition property.


                           THE TRANSITION BOND CHARGE

     The bondable stranded costs authorized in the BPU financing order are to be recovered from customers of JCP&L through the assessment of the non-bypassable transition bond charge.

     JCP&L Will Assess the Transition Bond Charge on Customers. JCP&L, in its capacity as servicer of the bondable transition property under the servicing agreement, will assess the transition bond charge on the bills of its customers. See "THE SERIES 2002-A TRANSITION BONDS -- THE COLLATERAL" in the accompanying prospectus for a description of JCP&L's customers. The transition bond charge will be a uniform non-bypassable per kilowatt hour charge assessed against customers on their bills, regardless of customer rate class, as part of JCP&L's regular billing. The amount of the charge will depend generally on the amount of electricity delivered to the customer through JCP&L's transmission and distribution system. Any third party electric power supplier of electricity to JCP&L's customers must pay JCP&L the transition bond charge billed by such third party electric power supplier to JCP&L's customers.

     JCP&L Will Calculate the Transition Bond Charge. JCP&L, as servicer, will calculate the transition bond charge based on the total amount required to be billed to customers to generate transition bond charge collections sufficient to provide funds for the timely payment of scheduled principal of and interest on the transition bonds and the other amounts required to be paid by the issuer. The charge will be reflected in each customer's bill. Actual transition bond charge collections may vary from projected collections due to changes in electricity consumption patterns, total usage, the number of customers, rates of delinquencies and write-offs and other factors. See Tables 1 through 7 under "SERVICING OF THE BONDABLE TRANSITION PROPERTY" in the accompanying prospectus. JCP&L, as servicer, is required to seek adjustments to the transition bond charge as described under "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE" in the accompanying prospectus, in order to adjust for such variations.

     The initial transition bond charge will be calculated based on:

   o  the issuance of $320 million of the series 2002-A transition bonds;

   o the projected total payments required in relation to the transition bonds during the period commencing immediately after the date of issuance of the series 2002-A transition bonds and ending May 31, 2003; and

   o the estimated amount of kilowatt-hours of electricity delivered, and for which JCP&L bills and collects during that period.

     The BPU's Transition Bond Charge Adjustment Process. Transition bond charge collections are intended to be neither more nor less than the amount necessary to pay the principal balance of the transition bonds of each series in accordance with the expected amortization schedule, to pay interest on each series, to pay related expenses and to fund or replenish the subaccounts. The BPU financing order does not limit the number of transition bond charge adjustments that may be sought and implemented, except to provide that adjustments may not occur more frequently than quarterly, except that monthly filings are permitted in the last year before the expected maturity of the transition bonds and continuing until their legal final maturity. Furthermore, New Jersey law requires that the BPU continue to approve transition bond charge adjustments calculated in accordance with the formula until there are no transition bonds outstanding and all fees, costs and expenses of the issuer have been paid. In order to enhance the likelihood that the proper transition bond charge amount is collected, the servicing agreement requires that the servicer petition the BPU to approve adjustments to the transition bond charge. The servicer is required to file those petitions annually through May 1, 2016, and quarterly commencing on August 1, 2016, for so long as the series 2002-A transition bonds are outstanding. The adjustments will increase or decrease the transition bond charge so that transition bond charge collections will be in an amount sufficient to amortize principal on the transition bonds in accordance with the expected amortization schedule for each series of the transition bonds, and to pay interest, fees and expenses, and will be in an amount required to provide revenues sufficient to provide for the full recovery of bondable stranded costs. Each periodic adjustment will become effective on an interim basis 30 days after filing, absent a determination of manifest error by the BPU, and will become final 60 days after filing in the absence of a BPU order to the contrary. Under the BPU financing order, "manifest error" means an arithmetic error evident on the face of the filing.

     Initially, JCP&L estimates that the transition bond charge will be approximately 0.20 cents per kilowatt hour (excluding New Jersey sales and use tax) for customers of all rate classes, beginning not later than the issuance date for the series 2002-A transition bonds. This charge represents, on average, approximately 2% of the projected average rate to be paid for the year 2002 by customers who do not purchase electric generation service from third party suppliers. See "THE COMPETITION ACT" and "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE" in the accompanying prospectus.


           INFORMATION REGARDING JERSEY CENTRAL POWER & LIGHT COMPANY

     JCP&L's earnings decreased 70.9% to $59.3 million on revenues of $2.122 billion in 2001, from $203.9 million on revenues of $1.979 billion in 2000. Results in 2001 were affected by an after-tax charge of $177.5 million to reduce deferred costs in accordance with the Stipulation of Settlement related to the merger of FirstEnergy Corp. and GPU, Inc., discussed below. Also contributing to lower earnings were higher purchased power costs. Partially offsetting these were lower nuclear and other operating costs. In 2000, JCP&L's earnings increased 25.2% to $203.9 million, from $162.9 million on revenues of $2.018 billion in 1999, primarily due to a gain for the reversal of certain deferred taxes and realization of an investment tax credit related to the sale of the Oyster Creek nuclear generating station, and the absence of a charge resulting from a restructuring-related BPU order issued to JCP&L in 1999. Lower nuclear and other operating costs also affected JCP&L's results for 2000.

     JCP&L's earnings decreased 21.5% to $39.2 million on revenues of $450.7 million in the first quarter of 2002, from $50.0 million on revenues of $461.7 million in the first quarter of 2001. Lower operating revenues due to mild weather this winter season accounted for the majority of the decrease. Also having a negative impact on earnings were greater other operating costs and depreciation and amortization expenses, partially offset by slightly higher other income.

     Effective November 7, 2001, GPU, Inc. merged with FirstEnergy Corp. so that JCP&L is now a wholly owned subsidiary of FirstEnergy Corp. As of December 31, 2001, JCP&L's assets comprised approximately 20% of FirstEnergy Corp.'s consolidated assets. On September 26, 2001, the BPU had approved the merger subject to the terms and conditions set forth in a settlement agreement with major intervenors. As part of the settlement, FirstEnergy Corp. agreed to reduce JCP&L's costs deferred for future recovery by $300 million, in order to ensure that customers received the benefit of future merger savings. Accordingly, JCP&L wrote off $300 million of its deferred costs in October 2001 upon receipt of the final regulatory approval for the merger, which occurred on October 29, 2001.

     JCP&L is required to provide basic generation service (referred to as "BGS") to its electric customers who do not choose to purchase their electricity from third party suppliers through July 2002. For the period from August 1, 2002 to July 31, 2003, the BPU has authorized the auctioning of BGS to meet the electric demands of customers who have not selected an alternative supplier. The auction was successfully concluded on February 13, 2002, eliminating JCP&L's obligation to provide for the energy requirements of BGS. Beginning August 1, 2003, the approach to be taken in procuring the energy needs for BGS has not been determined. The BPU has recently initiated a formal proceeding to decide how BGS will be handled after July 31, 2003.


                UNDERWRITING THE SERIES 2002-A TRANSITION BONDS

     The issuer, JCP&L and the underwriters for the offering named below, for whom Goldman, Sachs & Co. is acting as the representative, have entered into an underwriting agreement with respect to the series 2002-A transition bonds. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the series 2002-A transition bonds indicated in the following table.




                                                      PRINCIPAL AMOUNT
UNDERWRITERS                                              OF CLASS
-------------------------------- -----------------------------------------------------------
                                    CLASS A-1      CLASS A-2      CLASS A-3      CLASS A-4
                                 -------------- -------------- -------------- --------------
     Goldman, Sachs & Co.        $63,777,700    $36,607,900    $53,952,500    $69,661,900
     Morgan Stanley & Co.
      Incorporated                18,222,200     10,459,400     15,415,000     19,903,400
     Salomon Smith Barney Inc.     9,111,100      5,229,700      7,707,500      9,951,700
                                 -----------    -----------    -----------    -----------
     Total                       $91,111,000    $52,297,000    $77,075,000    $99,517,000
                                 ===========    ===========    ===========    ===========

     Under the underwriting agreement, the underwriters will purchase all of the series 2002-A transition bonds if any are purchased. Series 2002-A transition bonds sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any series 2002-A transition bonds sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.120% of the principal amount of the Class A-1 transition bonds, 0.140% of the principal amount of the Class A-2 transition bonds, 0.180% of the principal amount of the Class A-3 transition bonds and 0.240% of the principal amount of the Class A-4 transition bonds. Any such securities dealers may resell any series 2002-A transition bonds purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.060% of the principal amount of the Class A-1 transition bonds, 0.070% of the principal amount of the Class A-2 transition bonds, 0.090% of the principal amount of the Class A-3 transition bonds and 0.120% of the principal amount of the Class A-4 transition bonds. If all the series 2002-A transition bonds are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

     The series 2002-A transition bonds are a new issue of securities with no established trading market and will not be listed on any securities exchange. The issuer has been advised by the underwriters that the underwriters intend to make a market in the series 2002-A transition bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the series 2002-A transition bonds.

     In connection with this offering, the underwriters may purchase and sell series 2002-A transition bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the series 2002-A transition bonds than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the series 2002-A transition bonds while this offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased the series 2002-A transition bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the series 2002-A transition bonds. As a result, the price of the series 2002-A transition bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The issuer estimates that its total expenses for this offering, excluding underwriting discounts and other fees paid to the underwriters, will be approximately $4,002,000.

     Goldman, Sachs & Co., as financial advisor to JCP&L, has rendered certain financial advisory services to JCP&L with regard to the issuer and has received a customary fee from the issuer for such services.

     The issuer and JCP&L have agreed to reimburse the several underwriters for certain expenses and to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and related services to JCP&L and its affiliates for which they have in the past received, and in the future may receive, customary fees.

                 RATINGS FOR THE SERIES 2002-A TRANSITION BONDS

     It is a condition of any underwriter's obligation to purchase the series 2002-A transition bonds that the series 2002-A transition bonds be rated AAA by Standard & Poor's Ratings Services, Aaa by Moody's Investors Service, Inc. and AAA by Fitch, Inc.

     A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating agency. No person is obligated to maintain the rating on the transition bonds, and, accordingly, there can be no assurance that the ratings assigned to any class of the transition bonds upon initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of any class of the transition bonds is revised or withdrawn, the liquidity of that class may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the transition bonds other than payment in full of each class of the transition bonds by the applicable legal final maturity date, as well as timely payment of interest.

                               INCOME TAX MATTERS


     See "MATERIAL U.S. FEDERAL INCOME TAX MATTERS FOR THE TRANSITION BONDHOLDERS" and "MATERIAL STATE OF NEW JERSEY TAX MATTERS FOR THE TRANSITION BONDHOLDERS" in the accompanying prospectus.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

PROSPECTUS






                          JCP&L TRANSITION FUNDING LLC
                         Issuer of the Transition Bonds



                                TRANSITION BONDS



                      JERSEY CENTRAL POWER & LIGHT COMPANY
                              Seller and Servicer



     CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS PROSPECTUS BEFORE BUYING THE TRANSITION BONDS.


     The transition bonds represent obligations only of JCP&L Transition Funding LLC, which is the issuer, and are backed only by the assets of the issuer. None of Jersey Central Power & Light Company, its parent, FirstEnergy Corp., or any of their respective affiliates, other than the issuer, is liable for payments on the transition bonds.


     There currently is no secondary market for the transition bonds, and there is no assurance that one will develop.


     This prospectus, together with the applicable prospectus supplement, constitutes a summary of material terms of the offering of a series of transition bonds. Prospective investors are urged to read both this prospectus and the applicable prospectus supplement in full. Sales of the transition bonds may not be consummated unless the purchaser has received both this prospectus and the applicable prospectus supplement.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, NOR HAVE THEY DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                 May 13, 2002

                               TABLE OF CONTENTS

                                  PROSPECTUS



IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS ..........................     1
FORWARD-LOOKING STATEMENTS ...............................................................     2
SUMMARY OF TERMS .........................................................................     3
   Parties to the Transaction ............................................................     5
   The Collateral ........................................................................     6
   Payment Sources .......................................................................     6
   Priority of Distributions .............................................................     7
   Floating Rate Transition Bonds ........................................................     8
   Credit Enhancement and Accounts .......................................................     8
   State Pledge ..........................................................................    10
   Allocations and Distributions .........................................................    11
   Payments of Interest and Principal ....................................................    12
   Optional Redemption ...................................................................    12
   Payment Dates and Record Dates ........................................................    12
   Material Income Tax Considerations ....................................................    12
   ERISA Considerations ..................................................................    12
REPORTS TO TRANSITION BONDHOLDERS ........................................................    13
RISK FACTORS .............................................................................    14
   Transition Bondholders May Experience Payment Delays or Losses as a Result of the
   Limited Sources of Payment for the Transition Bonds and Limited Credit Enhancement ....    14
JUDICIAL, LEGISLATIVE OR REGULATORY ACTION THAT MAY ADVERSELY AFFECT
YOUR INVESTMENT ..........................................................................    14
   The Law Which Underpins the Transition Bonds May Be Invalidated .......................    14
   The Competition Act May Be Overturned by the Federal Government Without Full
   Compensation ..........................................................................    15
   Future State Legislative Action May Invalidate the Transition Bonds or Their Underlying
   Assets ................................................................................    15
   The BPU May Take Action Which Reduces the Value of the Transition Bonds ...............    16
SERVICING RISKS ..........................................................................    18
   Inaccurate Consumption Forecasting or Unanticipated Delinquencies or Write-Offs Could
   Result in Insufficient Funds to Make Scheduled Payments on the Transition Bonds .......    18
   Uncertainties Associated with Collecting the Transition Bond Charge and the
   Unpredictability of a Deregulated Electricity Market May Reduce the Amount of Funds
   Available for Payments on the Transition Bonds ........................................    19
   Your Investment Relies on JCP&L or a Successor Acting as Servicer of the Bondable
   Transition Property ...................................................................    19
   Billing and Collection Practices May Reduce the Amount of Funds Available for Payments
   on the Transition Bonds ...............................................................    19

   It May Be Difficult to Collect the Transition Bond Charge from Third Party Electric
   Power Suppliers Who Provide Electricity to JCP&L's Customers ..........................   20
   JCP&L's Customer Payments May Decline Due to Confusion ................................   20
   Inability to Terminate Service to Certain Delinquent Customers in Winter May
   Temporarily Reduce Amounts Available for Payments on the Transition Bonds .............   21
   Technological Change May Make Alternative Energy Sources More Attractive and Reduce
   the Number of Customers Paying Transition Bond Charges ................................   21
THE RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS ...............................   21
   JCP&L Will Commingle the Transition Bond Charge Collections with Other Revenues,
   Which May Obstruct Access to the Issuer's Funds in Case of Bankruptcy of JCP&L ........   21
   Bankruptcy of JCP&L Could Result in Losses or Delays in Payments on the Transition
   Bonds .................................................................................   22
   Bankruptcy of Third Party Electric Power Supplier Could Result in Losses or Delays in
   Payments on the Transition Bonds ......................................................   23
   The Sale of the Bondable Transition Property Could Be Construed as a Financing and Not
   a Sale in Case of JCP&L's Bankruptcy ..................................................   23
   A Sequestration Order for Bondable Transition Property in Case of Default Might Not Be
   Enforceable in Bankruptcy .............................................................   23
OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE TRANSITION BONDS ........................   24
   Risks Associated with the Use of Interest Rate Swap Transactions ......................   24
   Absence of Secondary Market for Transition Bonds Could Limit Your Ability to Resell
   Transition Bonds ......................................................................   24
   JCP&L's Ratings May Affect the Market Value of the Transition Bonds ...................   24
   The Issuer May Issue Additional Series of Transition Bonds that Will Share Available
   Credit Enhancement and Whose Holders May Have Interests that Conflict with Yours ......   24
   The Ratings Have a Limited Function and They are no Indication of the Expected Rate of
   Payment of Principal of the Transition Bonds ..........................................   24
   JCP&L's Obligation to Indemnify the Issuer for a Breach of a Representation or Warranty
   May Not Be Sufficient to Protect Your Investment ......................................   25
   You May Have to Reinvest Principal of Your Transition Bonds at a Lower Rate of Return
   Because of an Optional Redemption of Bonds ............................................   25
   Risks Associated with the Use of Credit Enhancement or Swap Transactions ..............   25
   You Might Receive Principal Payments Later, or in Limited Circumstances, Earlier, Than
   You Expected ..........................................................................   25
JERSEY CENTRAL POWER & LIGHT COMPANY .....................................................   27
WHERE YOU CAN FIND MORE INFORMATION ......................................................   27
THE COMPETITION ACT ......................................................................   28
   Recovery of Stranded Costs is Allowed for JCP&L and Other New Jersey Utilities ........   28
   JCP&L and Other Utilities May Securitize Stranded Costs ...............................   29
JCP&L'S RESTRUCTURING ....................................................................   31
THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE ...................................   33
   The BPU Financing Order ...............................................................   33

   The BPU's Transition Bond Charge Adjustment Process ...................................   34
SERVICING OF THE BONDABLE TRANSITION PROPERTY ............................................   35
   JCP&L's Customer Classes ..............................................................   35
   Billed Electric Revenue, Number of Customers and Consumption ..........................   35
   Percentage Concentration Within JCP&L's Large Commercial and Industrial Customers .....   36
   How JCP&L Forecasts the Number of Customers and the Amount of Electricity Usage .......   36
   Credit Policy; Billing; Collections; Termination of Service ...........................   37
   Loss and Delinquency Experience .......................................................   38
   How JCP&L Will Apply Partial Payments by Its Customers ................................   39
JCP&L TRANSITION FUNDING LLC, THE ISSUER .................................................   41
USE OF PROCEEDS ..........................................................................   43
THE TRANSITION BONDS .....................................................................   43
   General Terms of the Transition Bonds .................................................   43
   Payments of Interest on and Principal of the Transition Bonds .........................   44
   Optional Redemption of the Transition Bonds ...........................................   45
   Floating Rate Transition Bonds ........................................................   45
   Credit Enhancement for the Transition Bonds ...........................................   45
   Transition Bonds will be Issued in Book-Entry Form ....................................   46
   Certificated Transition Bonds .........................................................   48
WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE TRANSITION
BONDS ....................................................................................   50
THE SALE AGREEMENT .......................................................................   51
   JCP&L's Sale and Assignment of the Bondable Transition Property to the Issuer .........   51
   JCP&L's Representations and Warranties ................................................   51
   JCP&L's Covenants .....................................................................   54
   JCP&L's Obligation to Indemnify the Issuer and the Trustee and to Take Legal Action ...   56
   Successors to JCP&L ...................................................................   57
THE SERVICING AGREEMENT ..................................................................   58
   JCP&L's Servicing Procedures ..........................................................   58
   The BPU's Transition Bond Charge Adjustment Process ...................................   60
   JCP&L's Transition Bond Charge Collections ............................................   60
   JCP&L's Compensation for Its Role as Servicer and Its Release of Other Parties ........   60
   JCP&L's Duties as Servicer ............................................................   61
   JCP&L's Representations and Warranties as Servicer ....................................   61
   JCP&L, as Servicer, Will Indemnify the Issuer and Other Related Entities ..............   62
   JCP&L, as Servicer, Will Provide Statements to the Issuer and to the Trustee ..........   62
   JCP&L Will Provide Compliance Reports Concerning the Servicing Agreement ..............   63
   Matters Regarding JCP&L as Servicer ...................................................   63

   Events Constituting a Default by JCP&L in Its Role as Servicer ........................    64
   The Trustee's Rights if JCP&L Defaults as Servicer ....................................    64
   The Obligations of a Servicer that Succeeds JCP&L .....................................    65
THE INDENTURE ............................................................................    65
   The Security for the Transition Bonds .................................................    65
   Transition Bonds May Be Issued in Various Series or Classes ...........................    66
   The Collection Account for the Transition Bonds .......................................    66
   How Funds in the Collection Account will be Allocated .................................    70
   Reports to Transition Bondholders .....................................................    72
   The Issuer and the Trustee May Modify the Indenture; The Issuer Must Enforce the Sale
  Agreement, the Servicing Agreement and Any Interest Rate Swap Agreement ................    72
   What Constitutes an Event of Default on the Transition Bonds ..........................    76
   Covenants of the Issuer ...............................................................    78
   The Trustee Must Provide a Report to All Transition Bondholders .......................    80
   What Will Trigger Satisfaction and Discharge of the Indenture .........................    80
   The Issuer's Legal Defeasance and Covenant Defeasance Options .........................    81
   The Trustee ...........................................................................    82
   Governing Law .........................................................................    82
HOW A BANKRUPTCY OF JCP&L OR THE SERVICER MAY AFFECT YOUR
INVESTMENT ...............................................................................    82
MATERIAL U.S. FEDERAL INCOME TAX MATTERS FOR THE TRANSITION
BONDHOLDERS ..............................................................................    86
   General ...............................................................................    86
   Taxation of U.S. Holders ..............................................................    87
   Taxation of Non-U.S. Holders ..........................................................    89
MATERIAL STATE OF NEW JERSEY TAX MATTERS FOR THE TRANSITION
BONDHOLDERS ..............................................................................    91
ERISA CONSIDERATIONS .....................................................................    91
   Prohibited Transactions Issues ........................................................    91
   Plan Asset Issues .....................................................................    92
PLAN OF DISTRIBUTION FOR THE TRANSITION BONDS ............................................    93
RATINGS FOR THE TRANSITION BONDS .........................................................    93
VARIOUS LEGAL MATTERS RELATING TO THE TRANSITION BONDS ...................................    94
INDEPENDENT AUDITORS .....................................................................    94
INDEX TO FINANCIAL STATEMENTS OF JCP&L TRANSITION FUNDING LLC ............................    F-1
GLOSSARY OF TERMS USED IN THE THE ATTACHED PROSPECTUS AND
PROSPECTUS SUPPLEMENT ....................................................................    A-1

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                 IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
                               IN THIS PROSPECTUS


     You should rely only on information about the transition bonds provided in this prospectus and in the related prospectus supplement. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and the related prospectus supplement and, if given or made, the information or representations must not be relied upon as having been authorized by the issuer or by Jersey Central Power & Light Company (referred to as "JCP&L"), the underwriters or any dealer, salesperson or other person. Neither the delivery of this prospectus and the related prospectus supplement nor any sale made hereunder shall, under any circumstances, create an implication that information herein is correct as of any time since the date of this prospectus or the related prospectus supplement. This prospectus and the related prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any security in any jurisdiction in which it is unlawful to make any similar offer or solicitation.

                           FORWARD-LOOKING STATEMENTS


     Some statements contained in this prospectus and the related prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, are forward-looking statements within the meaning of the federal securities laws. Although JCP&L and the issuer believe that the expectations and the underlying assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. The forward-looking statements involve a number of risks and uncertainties and actual results may differ materially from the results discussed in the forward-looking statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:


    o changes in national and regional economic conditions;


    o changing commodity market prices;


    o the availability and cost of capital;


    o inability to accomplish or realize anticipated benefits of strategic goals (including those related to JCP&L's becoming a wholly-owned subsidiary of FirstEnergy Corp. as a result of FirstEnergy Corp.'s merger with GPU, Inc.);


    o legislative and regulatory changes (including revised environmental requirements);


    o economic or weather conditions affecting future sales and margins;


    o operating performance of third party suppliers;


    o the payment patterns of customers, including the rate of delinquencies;


    o the speed and nature of increased competition and deregulation in the electric utility industry; and


    o outcomes of legal proceedings.


     Any forward-looking statements should be considered in light of these important factors and in conjunction with JCP&L's other documents on file with the Securities and Exchange Commission (referred to as the "SEC").


     New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time. It is not possible for JCP&L or the issuer to predict all of these factors, or the extent to which any factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which the statement is made and neither JCP&L nor the issuer undertakes any obligation to update the information contained in the statement to reflect subsequent developments or information.

                               SUMMARY OF TERMS

     This summary contains a brief description of the transition bonds that applies to all series of transition bonds issued under this prospectus. Information that relates to a specific series of transition bonds can be found in the prospectus supplement related to that series. You will find a detailed description of the terms of the offering of the transition bonds in "THE TRANSITION BONDS" in this prospectus.


CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS PROSPECTUS.


THE ISSUER:                    JCP&L Transition Funding LLC, a Delaware limited
                               liability company (referred to as the "issuer").
                               The issuer was formed solely to purchase bondable transition property and to issue one or more series of transition bonds secured by the bondable transition property.


ISSUER'S ADDRESS:              103 Foulk Road, Suite 202, Wilmington, Delaware
                               19803


ISSUER'S TELEPHONE NUMBER:     302-691-6118


SELLER OF THE BONDABLE
TRANSITION PROPERTY TO THE
ISSUER: JCP&L, a public utility furnishing electric service wholly within the State of New Jersey, and a subsidiary of FirstEnergy Corp., a holding company registered under the Public Utility Holding Company Act of 1935. JCP&L provides retail electric service within a territory located in northern, western and east central New Jersey having a population of approximately 2.7 million.


SELLER'S ADDRESS:              76 South Main Street, Akron, Ohio 44308-5100


SELLER'S TELEPHONE NUMBER:     (330) 384-5100


SERVICER OF THE BONDABLE
TRANSITION PROPERTY:           JCP&L, acting as servicer, and any successor
                               servicer, will service the bondable transition property, including the billing, collection and remittance of the transition bond charge pursuant to a servicing agreement with the issuer.

                               JCP&L will be entitled to a quarterly servicing fee that will be payable from the transition bond charge collections. JCP&L, as servicer, will be entitled to withhold the quarterly servicing fee, which amount will be specified in the related prospectus supplement, from transition bond charge collections. If JCP&L is replaced by a successor servicer that does not concurrently bill the transition bond charge with other charges for electric services, the successor servicer will be paid an annual fee that may be higher than that paid to JCP&L.


TRUSTEE:                       The Bank of New York

THE ASSETS OF THE ISSUER:      The issuer will own:

                               o the bondable transition property sold to the
                                 issuer (See "THE SALE AGREEMENT--JCP&L'S SALE AND ASSIGNMENT OF THE BONDABLE TRANSITION PROPERTY TO THE ISSUER" in this prospectus);

                               o trust accounts held by the trustee;

                               o rights under any interest rate swap
                                 agreement; and

                               o other credit enhancement acquired or held to
                                 provide for payment of the transition bonds, if any.


TRANSACTION OVERVIEW:          The Electric Discount and Energy Competition Act
                               of 1999 (referred to as the "Competition Act"), enacted in New Jersey in 1999, permits electric public utilities, such as JCP&L, to recover the costs of generation-related investments and other obligations that cannot be recouped through market-based rates in a competitive electricity generation retail market. These costs are commonly known as stranded costs. The
                               New Jersey Board of Public Utilities (referred to as the "BPU") may authorize an electric public utility or a transferee to issue debt securities, referred to as transition bonds, secured by the right to charge, collect and receive, and be paid from collections of, a non-bypassable transition bond charge payable by the utility's customers, by means of which the utility pays debt service and other costs relating to the transition bonds. This right to charge, collect and receive transition bond charges will be a presently existing property right of the issuer referred to as "bondable transition property." See "THE TRANSITION BONDS" in this prospectus.

                               The following sets forth the primary steps of the transaction underlying the offering of the transition bonds:

                               o JCP&L will sell the bondable transition
                                 property to the issuer in exchange for the net proceeds from the sale of the transition bonds.

                               o The issuer, whose primary asset will be the
                                 bondable transition property, will sell the transition bonds to the underwriters named in the related prospectus supplement.

                               o JCP&L will act as the servicer of the
                                 bondable transition property.

                               o Initially, GPU Service, Inc., an affiliate of
                                 JCP&L, will act as administrator of the
                                 issuer. Another service company affiliate of JCP&L may eventually serve as administrator.

                               The transition bonds and the bondable transition property securing the transition bonds are not obligations of JCP&L, FirstEnergy Corp. or any of their respective affiliates, other than the issuer. The transition bonds and the bondable transition property are also not obligations of the State of New Jersey or any governmental agency, authority or instrumentality of the State.

PARTIES TO THE TRANSACTION

     The following diagram represents a general summary of the parties to the transactions underlying the offering of the transition bonds, their roles and their various relationships to the other parties:



      ---------------------   applies, as servicer for  -------------------
                              transition bond charge
                              adjustments, at least
            JCP&L             annually                          BPU
      (seller and servicer)-----------------------------(State agency, not affiliated with
                                                             issuer or
                           -----------------------------       JCP&L)
                              issued the BPU financing
      ---------------------   order and approves        -------------------
                              adjustments to the
                              transition bond charge


      sells bondable       services the bondable
      transition property  transition property of the
      for cash pursuant    issuer and receives the
      to sale agreement    servicing fee pursuant
                           to the servicing agreement


      ---------------------                             -------------------


        JCP&L TRANSITION                                 PROVIDER OF CREDIT
          FUNDING LLC      ----------------------------    ENHANCEMENT OR
            (issuer)                                     INTEREST RATE SWAP,
                                                                IF ANY


      ---------------------                             -------------------

       sells transition
       bonds for cash,
       pursuant to
       underwriting
       agreement

                                                        --------------------

                           ----------------------------

                                                               TRUSTEE
      --------------------                                (acts for and on
                                                          behalf of transition
                                                          bondholders pursuant
         UNDERWRITERS                                         to indenture)


                                                        --------------------
       -------------------




        sell transition
        bonds for cash






       -------------------



           TRANSITION      ----------------------------
           BONDHOLDER



       -------------------

THE COLLATERAL

     The transition bonds will be secured primarily by the bondable transition property, a presently existing property right created by the Competition Act and a financing order (referred to as the "BPU financing order") issued by the BPU to JCP&L on February 6, 2002 which is final and non-appealable, which provides, among other things, for the issuance of transition bonds. In general terms, the bondable transition property represents the irrevocable right to charge, collect and receive, and be paid from collections of, a non-bypassable transition bond charge payable by JCP&L's customers in an amount designed to pay:

    o the fees, expenses, costs, charges, credit enhancement and premiums, if any, and other amounts associated with the transition bonds and their issuance; and

    o the principal of and interest on the transition bonds.

     As used throughout this prospectus, a "customer" responsible for paying the transition bond charge is an end user of electricity that is connected to any part of JCP&L's transmission and distribution system and is located within JCP&L's service territory, other than (1) the single end user presently taking service under an experimental JCP&L rate class that accounted for approximately 1.7% of JCP&L's kilowatt hour sales in 2001 and (2) end users that are connected to JCP&L's transmission and distribution system but who self-generate from on-site facilities unless new on-site generation facilities reduce the kilowatt hours distributed in the aggregate by JCP&L to all of its customers to 92.5% or less of the aggregate kilowatt hours distributed by it in 1999. Those customers receiving power generated from new on-site generation facilities that commence operation after such threshold is reached will be responsible for payment of the transition bond charge as if this power were distributed by JCP&L.

     JCP&L will sell the bondable transition property to the issuer. The bondable transition property is described in more detail under "THE SALE AGREEMENT--JCP&L'S SALE AND ASSIGNMENT OF THE BONDABLE TRANSITION PROPERTY TO THE ISSUER" in this prospectus. JCP&L, as servicer of the bondable transition property, will bill and collect the transition bond charge from customers on behalf of the issuer. However, under certain circumstances, third party electric power suppliers to JCP&L's customers may be allowed to bill and collect the transition bond charge, as well as other billed amounts, from JCP&L's customers. Any such third party electric power supplier will be required to pay the transition bond charges to the servicer, whether or not the customers pay the third party electric power supplier. See "SERVICING OF THE BONDABLE TRANSITION PROPERTY" in this prospectus.

     The net proceeds from the sale of the transition bonds will be used to reduce a portion of JCP&L's stranded costs through the retirement of its debt or equity, or both. Stranded costs are the amount by which an electric public utility's net electric generation-related costs, which traditionally would be recoverable in a regulated retail electric generation market, exceed those costs recoverable in a competitive retail electric generation market, as determined by the BPU.

PAYMENT SOURCES

     On each payment date, the trustee will pay amounts due on the transition bonds from:

    o transition bond charges remitted by the servicer to the trustee on behalf of the issuer during the related collection period;

    o investment earnings on amounts held in certain trust accounts established under the indenture;

    o amounts payable to the issuer under any interest rate swap agreement;

    o amounts received as payment for any indemnity obligations of JCP&L under the sale agreement or the servicing agreement;

    o any third party credit enhancement; and

    o amounts available in the trust accounts held by the trustee.

      These accounts are described in greater detail under "THE INDENTURE--THE COLLECTION ACCOUNT FOR THE TRANSITION BONDS" in this prospectus.

PRIORITY OF DISTRIBUTIONS

     On each payment date, the trustee will pay or allocate transition bond charges received from the servicer and all investment earnings on the amounts held in the general subaccount of the collection account, except for amounts held in any series capital subaccount, to the extent funds are available in the general subaccount, in the following priority:

   (1) Payment of all amounts owed to the trustee and all amounts owed to the independent managers of the issuer.

   (2) Payment of the servicing fees and all unpaid servicing fees from prior periods, if these fees have not been withheld by the servicer from transition bond charge collections for that purpose.

   (3) Payment of the administration fee in an amount determined in accordance with the administration agreement between the issuer and GPU Service, Inc., or its successor as administrator in an amount not to exceed the administrator's actual costs.

   (4) So long as no event of default has occurred and is continuing or would be caused by this payment, the payment of operating expenses of the issuer excluding items (1), (2) and (3) above, up to an annual aggregate of $250,000 for all series.


   (5)   Payment of interest as follows:


         o first, unpaid interest on any series from prior periods, including payment of any amount payable to any swap counterparty on any interest rate swap agreement, including interest on past due interest; and


         o then, payment of the current interest then due on the transition bonds of each series, including payment of any amount payable to the swap counterparty on any interest rate swap agreement.


   (6) Payment of the principal then legally required to be paid on the transition bonds of any series as follows:


         o the unpaid principal balance of any series if such payment date is on or after the legal final maturity date of that series; plus


         o the unpaid principal balance of any transition bonds called for redemption; plus


         o the unpaid principal balance of any series due upon an acceleration following an event of default.


   (7) Payment of the principal then scheduled to be paid on the transition bonds of any series according to the applicable expected amortization schedule other than principal paid under item (6) above.


   (8) Payment of any remaining unpaid operating expenses and indemnity amounts then owed by the issuer.


   (9) Replenishment of each series capital subaccount pro rata, up to the aggregate required capitalization amount for each series.


   (10) Allocation of any required amount necessary to cause the amount in each series overcollateralization subaccount up to the aggregate required overcollateralization level for each series as of that payment date.


   (11) Payment of any termination or breakage amounts payable under any interest rate swap agreement relating to any floating rate transition bonds.

   (12) So long as no event of default has occurred and is continuing, release to the issuer of an amount equal to investment earnings since the preceding payment date (or, in the case of the first payment date, since the issuance date) on amounts in each series capital subaccount.


   (13)  Allocation of the remainder, if any, to the reserve subaccount.

     See also "THE INDENTURE--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" in this prospectus. A diagram depicting how the transition bond charge collections will be allocated may be found on page 11 of this prospectus.

FLOATING RATE TRANSITION BONDS

     If, in connection with the issuance of any class of transition bonds paying interest at a floating rate, referred to as a "floating rate class", the issuer arranges for any interest rate swap transactions, the material terms of those transactions will be described in the related prospectus supplement.


CREDIT ENHANCEMENT AND ACCOUNTS

     Unless otherwise specified in any prospectus supplement, the primary form of credit enhancement for the transition bonds will be mandatory periodic adjustments (which will be made at least annually) to the transition bond charge. The BPU is required to make periodic adjustments to the transition bond charge upon petition by JCP&L, as servicer, on behalf of the issuer, to provide revenues sufficient to recover all amounts required to be distributed, including:

    o for each series of transition bonds, principal of each class of such series in accordance with the expected amortization schedule;

    o interest on the transition bonds, which in the case of interest on any floating rate class of any series will be calculated at the gross fixed rate;

    o other ongoing transaction costs and expenses as specified in items (1) through (8) and (11) above;

    o for each payment date for each series of transition bonds, the funding of each series overcollateralization subaccount in amounts sufficient to bring the balance in that subaccount to the aggregate required overcollateralization level for that series;

    o for each payment date for each series of transition bonds, the funding of each series capital subaccount in amounts sufficient to bring the balance in that subaccount to the aggregate required capitalization amount for that series; and

    o to cause the reserve subaccount to equal zero;

all by the earlier of (1) the payment date immediately preceding the next adjustment and (2) the expected final payment date.

     Transition bond charge adjustments are required to include an amount sufficient to fully compensate for delays or losses that would otherwise result from either the delinquent payment or non-payment of the transition bond charge. The servicer will petition the BPU to approve these adjustments to make up for any shortfall or excess in transition bond charge collections. Under the BPU financing order, JCP&L, as servicer, is permitted to petition the BPU for adjustments at least annually but not more frequently than quarterly, except that monthly filings are permitted in the last year before the expected maturity of the transition bonds and continuing until their legal final maturity. Under the servicing agreement, the servicer is required to petition for adjustments at least annually through the May 1, 2016 petition and quarterly commencing with the August 1, 2016 petition. Those adjustments will become effective on an interim basis 30 days after filing and final 60 days after filing, in each case absent a determination by the BPU of manifest error. Expressed generally, the most likely causes of a shortfall or excess in transition bond charge collections include the following situations:

    o the actual electric consumption by JCP&L's customers varying from JCP&L's forecasts; and


    o the actual rate of collection of billed transition bond charges varying from JCP&L's expected rate of collection due to delinquencies and write-offs, including shortfalls created by third party electric power suppliers that default in payments of transition bond charges to the servicer.


     See "RISK FACTORS--SERVICING RISKS " in this prospectus. The transition bond charge collections will fund the collection account and various subaccounts as set forth below. These accounts are additional credit enhancement for the transition bonds.


     Collection Account. Under the indenture, the trustee will maintain a single collection account, divided into various subaccounts, some of which may be series specific and some of which may be held for all series of transition bonds. The primary subaccounts for credit enhancement purposes are:


      (1) Capital Subaccount. An amount specified in the prospectus supplement for each series of transition bonds will be deposited into that series capital subaccount on the date of issuance of that series. Any shortfall in the capital subaccount for an existing series that is not otherwise replenished will be replenished by periodic adjustments to the transition bond charge. The issuer will receive all interest earned on amounts held in all capital subaccounts not used to meet current obligations. The required capitalization amount at any time will equal the aggregate of the required capitalization amounts for all outstanding series.


      (2) Overcollateralization Subaccount. The prospectus supplement for each series of transition bonds will specify a funding amount for that series overcollateralization subaccount. That amount will be funded over the term of such series, as specified in the applicable prospectus supplement, through transition bond charge collections. The required overcollateralization level at any time will equal the aggregate of the required overcollateralization levels for all outstanding series.


      (3) Reserve Subaccount. Any excess amount of transition bond charge collections, indemnity payments and investment earnings on amounts held in the collection account, other than earnings on amounts held in any series capital subaccount, after payments have been made on a payment date, will be held in the reserve subaccount for all series of transition bonds and be used to meet payment obligations on subsequent payment dates or, to the extent not so used, be applied to reduce the transition bond charge in connection with the next periodic adjustment.


     Each of the capital subaccount and the overcollateralization subaccount for each series will be available to make payments for that series on each payment date and all other amounts as described in items (1) through (7) in "--PRIORITY OF DISTRIBUTIONS" above. The reserve subaccount will be available to make payments for all series on each payment date and other amounts as described in items (1) through (7) and in items (9) and (10) above for all series. To the extent that amounts on deposit in the reserve subaccount are needed to make payments for more than one series, but are insufficient, the amounts on deposit will be allocated to each series in proportion to the amounts payable or scheduled to be paid from such subaccount with respect to each series on that payment date.


     Although it is not anticipated, additional credit enhancement for any series may include surety bonds or letters of credit. Additional forms of credit enhancement, if any, for each series will be specified in the related prospectus supplement. The servicer may, but is not obligated to, obtain insurance or a letter of credit in support of its obligation to remit transition bond charge collections to the trustee. Credit enhancement for the transition bonds is intended to protect you against losses or delays in scheduled payments on your transition bonds.

STATE PLEDGE

     Under the Competition Act, the State of New Jersey pledges and agrees with the holders of the transition bonds and with the issuer not to limit, alter or impair the bondable transition property or the other rights vested in an electric public utility or any assignee or pledgee of the utility or any financing entity, such as the issuer, or vested in the holders of any transition bonds pursuant to a bondable stranded costs rate order, such as the BPU financing order, until the related transition bonds are fully paid and discharged. In addition, the State pledges and agrees that it will not in any way limit, alter, impair or reduce the value or amount of the bondable transition property approved by a financing order except as contemplated by the periodic adjustments to the transition bond charge.

     Under certain circumstances, the State of New Jersey may not be required to adhere to its pledge. Any action by New Jersey which would constitute a violation of its pledge would have to be a reasonable exercise of the state's sovereign power and of a character reasonable and appropriate to the state's public purpose in order to justify such an action. However, there is no existing case law addressing the exercise of the State of New Jersey's sovereign powers with respect to transition bonds. Alternatively, the State of New Jersey may not be required to adhere to its pledge if it pays just compensation to transition bondholders. There is also no existing case law addressing the issue of just compensation in the context of transition bonds.

ALLOCATIONS AND DISTRIBUTIONS

     The following diagram represents a general summary of the allocations and distributions described in "--PRIORITY OF DISTRIBUTIONS" above.

      ----------------------

            CUSTOMERS
         AND THIRD PARTY
        SUPPLIERS, IF ANY


      ----------------------

                   payment of the transition
                   bond charge to servicer


      ----------------------

              JCP&L
            (SERVICER)

      ----------------------

                   remittance of transition
                   bond charge collections
                   (net of any servicing fees
                   withheld)

                                                  ------------------------
                                                   DEFEASANCE SUBACCOUNT:

      ----------------------                      for payment of principal
                                                  and interest pursuant to
           COLLECTION                                 a discharge of the
             ACCOUNT                              indenture upon exercise
                                                   of the legal defeasance
      ----------------------                       option or the covenant
                   application of amounts in        defeasance option, as
                   collection account                described under the
                                                    caption "The Indenture"
      ----------------------                      ------------------------

            GENERAL
           SUBACCOUNT

      ----------------------

      --------       --------          --------           --------                --------

         A              B                 C                  D                        E

      --------       --------          --------           --------                --------


    ------------   ------------      ------------      ---------------         ---------------
    TRUSTEE AND                                                                     SERIES
     MANAGERS:                                                                    SUBACCOUNT:
       fees,         SERVICER:      ADMINISTRATOR:         ISSUER:              o interest, or
   expenses and    servicing fee    administration      other operating           gross fixed
     indemnity                            fee           expenses up to            amount payable
      amounts                                              $250,000               under any
   as specified                                            annually               interest rate
      in the                                                                      swap agreement,
   indenture and                                                                  for applicable
    independent                                                                   payment date
   managers' fees                                                               o principal payable
   --------------                                                                 as a result of
                                                                                  of acceleration,
                                                                                  redemption or
                                                                                  payable on a
                                                                                  final maturity
                                                                                  date
                                                                                o principal for
                                                                                  applicable
                                                                                  payment date in
                                                                                  accordance with
                                                                                  expected
                                                                                  amortization
                                                                                  schedule
                                                                               -----------------




              --------         --------       ---------        ---------          --------

                 J                I               H                G                 F

              --------         --------       ---------        ---------          --------

            ------------    -------------  -----------------  -------------   ----------------
                                                OVER-
                                           COLLATERALIZATION     CAPITAL
                                              SUBACCOUNT:      SUBACCOUNT:          ISSUER:
                                ISSUER:       funding or      replenishment      all remaining
               RESERVE         release of  replenishment of     of capital     unpaid operating
             SUBACCOUNT:      earnings on        over-         required to         expenses,
           all remaining        capital    collateralization  be maintained        including
               amounts         subaccount    subaccount for   by the issuer        indemnity
                                             each series of      for each           amounts
                                           transition bonds     series of
                                                                transition
                                                                  bonds
            ------------    -------------  -----------------  -------------   ----------------

PAYMENTS OF INTEREST AND PRINCIPAL

     Interest on each class of transition bonds will accrue at the interest rate specified in the related prospectus supplement. On each payment date, the trustee will distribute interest accrued on each class of transition bonds and the scheduled principal payment for that class, if any, to the extent funds are available, until the outstanding principal balance of that class has been reduced to the level designated for each payment date in accordance with the expected amortization schedule.

     Failure to pay the entire outstanding balance of the transition bonds of any class or series by that series' expected final payment date will not result in a default with respect to that class or series; however, a default will occur if the entire outstanding balance of any class or series is not paid on or before the legal final maturity date of that class or series. The expected final payment date and the legal final maturity date of each series and class of transition bonds will be specified in the related prospectus supplement.

     To the extent that available funds are insufficient to pay principal, interest or any other of items (1) through (11) in "--PRIORITY OF DISTRIBUTIONS" above, and amounts payable or scheduled to be paid are different for different series, those funds available for payment of that item will be allocated in proportion to the amount payable or scheduled to be paid with respect to that item for each series on that payment date.


OPTIONAL REDEMPTION

     The issuer may redeem all of the outstanding transition bonds of any series, at its option, only if, on any payment date, the outstanding principal balance of the transition bonds of that particular series (after giving effect to payments scheduled to be made on that payment date) is less than 5% of the initial principal balance of the transition bonds of that series. Unless otherwise specified in a prospectus supplement, there will be no other optional redemption for a series.


PAYMENT DATES AND RECORD DATES

     The payment dates and record dates for each series of transition bonds will be specified in the related prospectus supplement.


MATERIAL INCOME TAX CONSIDERATIONS

     In the opinion of Carter, Ledyard & Milburn, for federal income tax purposes, and in the opinion of Thelen Reid & Priest LLP, for New Jersey state income tax purposes, the transition bonds will constitute debt obligations of JCP&L.

     JCP&L has received a private letter ruling from the Internal Revenue Service regarding certain of the federal income tax aspects of the transactions described above. Tax counsel have relied, in part, on that ruling in rendering their respective opinions that the transition bonds will be treated as debt of JCP&L. If you purchase a transition bond, you agree to treat it as debt of JCP&L for federal, state and local tax purposes.


ERISA CONSIDERATIONS

     Pension plans and other investors subject to the Employee Retirement Income Security Act of 1974, as amended (referred to as "ERISA"), may acquire the transition bonds subject to specified conditions. The acquisition and holding of the transition bonds could be treated as an indirect prohibited transaction under ERISA. Accordingly, by purchasing the transition bonds, each investor purchasing on behalf of a pension plan will be deemed to certify that the investor's purchase and subsequent holding of the transition bonds would be exempt from the prohibited transaction rules of ERISA. For further information regarding the application of ERISA, see "ERISA CONSIDERATIONS" in this prospectus.

                       REPORTS TO TRANSITION BONDHOLDERS

     With respect to each series and class of transition bonds, on or prior to each payment date, the trustee will deliver a statement prepared by the trustee to each transition bondholder of that series. This statement will include, to the extent applicable, the following information, as well as any other information so specified in the related supplemental indenture, as to the transition bonds of that series and class with respect to that payment date or the period since the previous payment date or, in the case of the first payment date, from the issuance date:


   (1) the amount to be paid to transition bondholders of that series and class as principal;


   (2) the amount to be paid to transition bondholders of that series and class as interest;


   (3) the projected transition bond principal balance and the actual transition bond principal balance for that series and class as of that payment date;


   (4) the amount on deposit in the overcollateralization subaccount for that series and the required overcollateralization level for that series, as of that payment date;


   (5) the amount on deposit in the capital subaccount for that series and the required capitalization amount for that series as of that payment date;


   (6) the amount, if any, on deposit in the reserve subaccount as of that payment date;


   (7) the amount to be paid to any swap counterparty under any interest rate swap agreement;


   (8)   the amount paid to the trustee since the preceding payment date;


   (9)   the amount paid to the servicer since the preceding payment date; and



   (10)  any other transfers and payments made pursuant to the indenture.


     If any transition bonds are listed on the Luxembourg Stock Exchange, and the rules of that exchange so require, notice that this report is available with the listing agent in Luxembourg will be given to holders of those listed transition bonds by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

                                  RISK FACTORS

     You should consider the following risk factors in deciding whether to purchase transition bonds.


TRANSITION BONDHOLDERS MAY EXPERIENCE PAYMENT DELAYS OR LOSSES AS A RESULT OF THE LIMITED SOURCES OF PAYMENT FOR THE TRANSITION BONDS AND LIMITED CREDIT ENHANCEMENT

     You may suffer payment delays or losses on your transition bonds if the assets of the issuer are insufficient to pay the principal balance of the transition bonds in full. The only source of funds for payments on the transition bonds will be the assets of the issuer. These assets are limited to:


    o the bondable transition property, including the right to charge, collect and receive the transition bond charge and to adjust the transition bond charge at least annually;

    o the funds on deposit in the collection account and the related subaccounts held by the trustee;

    o contractual rights under various contracts, including the sale agreement; and

    o any other credit enhancements described in a prospectus supplement.

     Any floating rate transition bonds will also have the proceeds of any swap agreement available as a payment source.

     The transition bonds will not be insured or guaranteed by JCP&L, including in its capacity as servicer, or by its parent, FirstEnergy Corp., or by any of their affiliates, the trustee or any other person or entity. Furthermore, it is not anticipated that the transition bonds will have the benefit of any liquidity facility or of any third-party credit enhancement, such as letters of credit or insurance. However, the servicer may, but is not obligated to, obtain insurance or letter of credit in support of its obligation to remit transition bond charge collections to the trustee. Thus, you must rely for payment of the transition bonds solely upon collections of the transition bond charge, funds on deposit in the collection account held by the trustee and any other credit enhancement described in the related prospectus supplement. See "JCP&L TRANSITION FUNDING LLC, THE ISSUER" in this prospectus. The issuer's organizational documents restrict its right to acquire other assets unrelated to the transactions described in this prospectus.


                  JUDICIAL, LEGISLATIVE OR REGULATORY ACTION
                   THAT MAY ADVERSELY AFFECT YOUR INVESTMENT


THE LAW WHICH UNDERPINS THE TRANSITION BONDS MAY BE INVALIDATED

     The bondable transition property is the creation of the Competition Act and the BPU financing order issued to JCP&L pursuant to the Competition Act. The Competition Act was adopted in February 1999. A court decision might overturn or otherwise invalidate either the Competition Act or the BPU financing order. If this occurs, you may lose some or all of your investment or you may experience delays in recovering your investment. Because the bondable transition property is a creation of statute, any proceeding affecting the validity of the relevant legislative provisions could have an adverse effect on the transition bonds because the transition bonds are secured primarily by the bondable transition property. For example, if the provisions of the Competition Act which create bondable transition property as a presently existing property were invalidated, JCP&L, as servicer, could lose the right to collect the transition bond charge. As another example, if the provisions of the Competition Act which allow for periodic adjustment of the transition bond charge were invalidated, the servicer could be prevented from obtaining the adjustments required to provide sufficient funds for the scheduled payments on the transition bonds. Similar legislation in other states has been challenged but not overturned as discussed below.

     There is uncertainty associated with investing in bonds payable from an asset that depends on recently enacted legislation for its existence because of the absence of any judicial or regulatory precedent implementing and interpreting the legislation. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE" in this prospectus.

     In October and November of 1999, appeals were filed challenging the validity of a BPU financing order and restructuring order issued to another New Jersey electric utility. The Appellate Division of the New Jersey Superior Court unanimously affirmed these BPU financing and restructuring orders and the New Jersey Supreme Court affirmed the Appellate Division decision. One of the appellants in this case filed a petition for review of the New Jersey Supreme Court's decision with the United States Supreme Court which the United States Supreme Court subsequently denied.

     If a court were to determine that the relevant provisions of the Competition Act or the BPU financing order are unlawful, invalid or unenforceable in whole or in part, or if a court were in any way to impair the security of the transition bondholders, such actions could adversely affect the validity of the transition bonds, the State of New Jersey's pledge against limitation, alteration or impairment of the bondable transition property or the issuer's ability to make payments on the transition bonds, and may not trigger any requirement for JCP&L to indemnify you. In that case, you could suffer a loss on your investment in the transition bonds.

     Electricity generation deregulation laws similar to the Competition Act have been enacted in other states, including Arkansas, California, Connecticut, Illinois, Massachusetts, Michigan, Montana, New Hampshire, Pennsylvania and Texas. The validity of similar legislation in other states has been upheld in those states where court challenges have been made and the judicial process has been completed. While the issuer is not aware of any significant challenges to similar legislation currently pending in other states, a court might yet nullify a similar statute in another state in response to a future or pending claim. Such a decision would not automatically invalidate the Competition Act or the BPU financing order, but it might give rise to a challenge to the Competition Act or the BPU financing order. Therefore, legal activity in other states may indirectly affect the value of your investment.

     Neither the issuer, JCP&L nor any successor will indemnify you for any changes in the law that may affect the value of your transition bonds.


THE COMPETITION ACT MAY BE OVERTURNED BY THE FEDERAL GOVERNMENT WITHOUT FULL COMPENSATION

     In the past, bills have been introduced in Congress prohibiting the recovery of stranded costs, and this prohibition could negate the existence of bondable transition property. Although Congress has never passed such a bill, no prediction can be made as to whether any future bills that prohibit the recovery of stranded costs, or securitized financing for the recovery of these costs, will become law or, if they become law, what their final form or effect will be. There is no assurance that the courts would consider this preemption a "taking" from the transition bondholders. Moreover, even if this preemption of the Competition Act and/or the BPU financing order by the federal government were considered a "taking" under the United States Constitution for which the government had to pay just compensation to transition bondholders, there is no assurance that this compensation would be sufficient to pay the full amount of principal of and interest on the transition bonds or to pay these amounts on a timely basis.

     Neither the issuer, JCP&L nor any successor will indemnify you for any changes in the law that may affect the value of your transition bonds.


FUTURE STATE LEGISLATIVE ACTION MAY INVALIDATE THE TRANSITION BONDS OR THEIR UNDERLYING ASSETS

     Unlike the citizens of the states of California, Massachusetts and some other states, the citizens of the State of New Jersey do not have the constitutional right to adopt or revise laws by initiative or referendum. Thus, absent an amendment of the Constitution of the State of New Jersey, the Competition Act cannot be amended or repealed by the electorate.

     Under the Competition Act, the State of New Jersey has pledged not to diminish the value of the bondable transition property. For a description of this pledge, see "THE COMPETITION ACT--JCP&L AND OTHER UTILITIES MAY SECURITIZE STRANDED COSTS" in this prospectus. Despite this pledge, the legislature of the State of New Jersey may attempt in the future to repeal or amend the Competition Act in a manner which might limit or alter the bondable transition property so as to reduce its value or the value of the transition bonds.

     To date, no cases addressing these issues in the context of transition bonds have been decided. There have been cases in which courts have applied the contract clause of the United States Constitution and parallel state constitutional provisions to strike down legislation reducing or eliminating taxes, public charges or other sources of revenues servicing bonds issued by public instrumentalities or private issuers, or otherwise reducing or eliminating the security for bonds. Based upon this case law, in the opinion of Thelen Reid & Priest LLP, counsel to JCP&L and the issuer, with respect to applicable federal and state constitutional principles relating to the impairment of contracts, the State of New Jersey, including the BPU, could not, absent a demonstration that such action was necessary to serve a significant and legitimate public purpose, repeal or amend the Competition Act by means of the legislative process, or take or refuse to take (through the BPU or otherwise) any action required under its pledge described above, or take or refuse to take any other action, if any such repeal or amendment or the action or inaction would substantially impair the rights of the owners of the bondable transition property or the transition bondholders or otherwise limit, alter, impair or reduce the value or amount of the bondable transition property, unless that action is a reasonable exercise of the State of New Jersey's sovereign powers and of a character reasonable and appropriate to the public purpose justifying that action.

     In addition, it may be possible for the New Jersey legislature to repeal or amend the Competition Act without violating the State's pledge if the legislature acts in order to serve a significant and legitimate public purpose, such as protecting the public health and safety. Even if the legislature provides you with an amount deemed to be just compensation, it may not be sufficient for you to fully recover your investment. Any action of the New Jersey legislature adversely affecting the bondable transition property or the ability to collect transition bond charges may be considered a "taking" under the United States or New Jersey Constitutions. In such event, the New Jersey legislature would then be obligated to pay the estimated value of the bondable transition property at the time of the taking. The issuer cannot assure you of the likelihood or legal validity of any action of this type by the New Jersey legislature, or whether the action would be considered a taking. As of the date of this prospectus, the issuer is not aware of any pending legislation in the New Jersey legislature that would affect any provisions of the Competition Act affecting the transition bonds.

     There can be no assurance that a repeal of or amendment to the Competition Act will not be sought or adopted or that any action by the State of New Jersey may not occur, any of which might constitute a violation of the State of New Jersey's pledge and agreement with the transition bondholders. In any event, costly and time-consuming litigation might ensue. Any litigation of this type might adversely affect the price and liquidity of the transition bonds and the dates of payments of interest on and principal of the transition bonds and, accordingly, their weighted average lives. Moreover, given the lack of judicial precedent directly on point, and the novelty of the security for the transition bondholders, the outcome of any litigation cannot be predicted with certainty, and accordingly, no assurances can be made that transition bondholders would not incur a loss of their investment.

     JCP&L has agreed to take legal or administrative actions, including instituting and prosecuting legal actions, as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or supplement to the Competition Act, the BPU financing order or the bondable transition property. JCP&L has also agreed to resist proceedings of third parties, which, if successful, would result in a breach of its representations concerning the bondable transition property, the BPU financing order or the Competition Act. See "THE SALE AGREEMENT" in this prospectus. However, there is no assurance that JCP&L would be able to take any action or that any action JCP&L is able to take would be successful.

     Neither the issuer, JCP&L, nor any successor will indemnify you for any changes in the law that may affect the value of your transition bonds.


THE BPU MAY TAKE ACTION WHICH REDUCES THE VALUE OF THE TRANSITION BONDS

     Pursuant to the Competition Act, the BPU financing order issued to JCP&L became irrevocable upon issuance and the BPU may not, directly or indirectly, by any subsequent action, rescind or amend the BPU financing order or reduce or impair the amount of bondable stranded costs authorized to be recovered through the issuance of transition bonds under the BPU financing order. The BPU nevertheless might attempt to revise or rescind any of its regulations or orders in ways that ultimately have an adverse impact upon the bondable transition property or the transition bond charge. Apart from the terms of the BPU financing order, the BPU retains the power to adopt, revise or rescind rules or regulations affecting JCP&L or a successor electric public utility. Any new or amended regulations or orders by the BPU, for example, could affect the ability of the servicer to collect the transition bond charge on a full and timely basis. JCP&L has agreed to take legal or administrative actions, including instituting and pursuing legal actions, as may be reasonably necessary to block or overturn any attempts to cause a repeal of, modification of, or supplement to the Competition Act, the BPU financing order, the BPU restructuring order (to the extent it affects the rights of transition bondholders or the validity or value of the bondable transition property), the letter to be delivered by JCP&L to the BPU within five business days following the issuance of each series of transition bonds specifying the terms of that series (referred to as an "issuance advice letter"), the bondable transition property or the rights of transition bondholders by legislative enactment or constitutional amendment if such repeal, modification or supplement would be adverse to the issuer, the trustee or the transition bondholders. JCP&L has also agreed to resist proceedings of third parties, which, if successful, would result in a breach of any of its representations contained in the sale agreement, including those concerning the bondable transition property transferred pursuant to the sale agreement, the BPU financing order or the Competition Act. See "THE SALE AGREEMENT" in this prospectus. However, there is no assurance that JCP&L would be able to take this action or that any action JCP&L takes would be successful. Future BPU regulations or orders may affect the credit rating of the transition bonds, their price or the rate of transition bond charge collections and, accordingly, the amortization of transition bonds and their weighted average lives. As a result, you could suffer a loss on your investment.


     JCP&L, as servicer, is required to file at least annually with the BPU, on behalf of the issuer, requests for adjustments of the transition bond charge. These adjustments are intended to provide, among other things, for timely payment of the transition bonds. The BPU may challenge JCP&L's calculation of a proposed adjustment, which may cause delay, or may refuse to permit an adjustment to take effect on the grounds that the adjustment contains a manifest error. Under the BPU financing order, "manifest error" means an arithmetic error evident on the face of the filing. Any such delay in the implementation of the adjustment could cause a delay in the payments on the transition bonds.


     There is uncertainty associated with investing in transition bonds whose timely payment of principal and interest may depend on true-up adjustments because of the absence of any judicial or regulatory experience implementing and interpreting the provisions of the Competition Act providing for such adjustments. There can be no assurance that the adjustment procedures and adjustments will not be challenged. Such challenges could result in costly and time-consuming litigation. A shortfall or material delay in transition bond charge collections due to inaccurate forecasts or delayed implementation of true-up adjustments could result in principal of and interest on the transition bonds not being paid according to the expected amortization schedule, lengthening the weighted average life of the transition bonds or in payments of principal and interest not being made at all, and may materially reduce the value of the transition bondholders' investment.

                                SERVICING RISKS


INACCURATE CONSUMPTION FORECASTING OR UNANTICIPATED DELINQUENCIES OR WRITE-OFFS COULD RESULT IN INSUFFICIENT FUNDS TO MAKE SCHEDULED PAYMENTS ON THE TRANSITION BONDS


     Because the transition bond charge is assessed based on estimates which are projected from historical consumption of electricity by JCP&L's customers, a shortfall of payments arising from the transition bond charge could result if the servicer inaccurately forecasts electricity consumption or underestimates customer delinquencies or write-offs when setting or adjusting the transition bond charge. A shortfall in transition bond charge collections could result in shortfalls in payments of interest on and principal of the transition bonds, the lengthening of the weighted average life of the transition bonds, or payments of principal and interest not being made at all.


     Inaccurate forecasting of electricity consumption by the servicer could result from, among other things:


    o warmer winters or cooler summers, resulting in less electricity consumption than forecasted;


    o general economic conditions being worse than expected, causing customers to migrate from JCP&L's service territory or reduce their electricity consumption;


    o the occurrence of a natural disaster, such as a hurricane or blizzard, unexpectedly disrupting electrical service and reducing consumption;


    o problems with energy generation, transmission or distribution resulting from a change in the market structure of the electric industry;


    o large customers ceasing business or departing JCP&L's service territory;



    o increases in energy prices resulting in decreased consumption;


    o changes in JCP&L's forecasting methodology;


    o customers consuming less electricity because of increased conservation efforts; or


    o large customers switching to self-generation of electric power without being required to pay the transition bond charge under the Competition Act. See "THE COMPETITION ACT" in this prospectus.


Inaccurate forecasting of delinquencies or write-offs by the servicer could result from, among other things:


    o unexpected deterioration of the economy or the occurrence of a natural disaster, causing greater delinquencies and write-offs than expected or forcing JCP&L or a successor electric public utility to grant additional payment relief to more customers than originally forecast;


    o a change in law, rules or regulations that makes it more difficult for JCP&L or a successor electric public utility to disconnect nonpaying customers, or that requires JCP&L or a successor electric public utility to apply more lenient credit standards in accepting customers;


    o the introduction into the energy markets of third party electric power suppliers who bill and collect payments arising from the transition bond charge but who fail to remit transition bond charges to the servicer in a timely manner; or


    o the failure of third party suppliers who bill and collect payments arising from the transition bond charge to submit accurate and timely information to the servicer regarding their respective collections and charge offs. See "-- IT MAY BE DIFFICULT TO COLLECT THE TRANSITION BOND CHARGE FROM THIRD PARTY ELECTRIC POWER SUPPLIERS WHO PROVIDE ELECTRICITY TO JCP&L'S CUSTOMERS" below.

UNCERTAINTIES ASSOCIATED WITH COLLECTING THE TRANSITION BOND CHARGE AND THE UNPREDICTABILITY OF A DEREGULATED ELECTRICITY MARKET MAY REDUCE THE AMOUNT OF FUNDS AVAILABLE FOR PAYMENTS ON THE TRANSITION BONDS

     Although JCP&L has had limited experience in imposing a non-bypassable, market transition charge, JCP&L has not previously calculated a transition bond charge for customers, nor has it made all of the associated calculations and projections which are inherent in the calculations, before it made the calculations required in connection with the BPU financing order and the issuance of transition bonds. The projections are based on primarily historical performance of customer energy usage and collection of payments for which JCP&L has records available. These usage and collection records, however, do not reflect customers' payment patterns or energy usage in a competitive market, which is significant because competition has been introduced only recently in New Jersey. These records also do not reflect the introduction of consolidated billing by third party electric power suppliers. Because the possibility for this kind of billing has only just recently been introduced in New Jersey, there are potentially unforeseen factors in that billing which may impact on the collection of payments. Therefore, the records which JCP&L has to date may have limited value in calculating the initial transition bond charge and the proposed transition bond charge adjustments if third party billing is undertaken in the JCP&L service territory. Furthermore, the servicer does not have any experience administering the transition bond charge on behalf of an independent issuer. Risks are associated with the servicer's inexperience in calculating, billing and collecting the transition bond charge and in managing customer payments on behalf of the issuer.


YOUR INVESTMENT RELIES ON JCP&L OR A SUCCESSOR ACTING AS SERVICER OF THE BONDABLE TRANSITION PROPERTY

     JCP&L, as servicer, will be responsible for billing and collecting transition bond charges from customers and from third party electric power suppliers that bill and collect from customers and for filing requests with the BPU to adjust this charge. If JCP&L ceased servicing the bondable transition property, it might be difficult to find a successor servicer. Upon a servicer default based upon the commencement of a case by or against the servicer under federal bankruptcy law, the trustee and the issuer may be prevented from effecting a transfer of servicing. A successor servicer may experience difficulties in collecting transition bond charges, determining appropriate adjustments to transition bond charges, terminating service to customers or otherwise taking actions against customers for non-payment of their transition bond charges. If JCP&L were to be replaced as servicer, any of these factors and others could delay the timing of payments and may reduce the value of your investment. Also, a change in the servicer or the reclaiming of billing functions by the servicer from any third party electric power supplier that has defaulted may cause billing and/or payment arrangements to change, which may lead to a period of disruption in which customers continue to remit payments according to the former arrangement, resulting in delays in collection that could result in delays in payments on your transition bonds. See "THE SERVICING AGREEMENT" in this prospectus.

     Upon a servicer default because of a failure to make required remittances, the issuer or the trustee would have the right to apply to the BPU for an order of sequestration and payment of revenues arising from the bondable transition property. However, federal bankruptcy law may prevent the trustee and the issuer from applying to the BPU for such an order and the BPU from issuing or enforcing this order. In either case of a servicer default, payments on the transition bonds may be suspended. See "--THE RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS " below.


BILLING AND COLLECTION PRACTICES MAY REDUCE THE AMOUNT OF FUNDS AVAILABLE FOR PAYMENTS ON THE TRANSITION BONDS

     The methodology of determining the amount of the transition bond charge the issuer may impose on each customer is specified in the BPU financing order. Thus, neither the issuer nor JCP&L can change this methodology. However, JCP&L, as servicer, may set its own billing and collection arrangements with each customer. For example, to recover part of an outstanding electricity bill, JCP&L may agree to extend a customer's payment schedule or to write off the remaining portion of the bill. Also, JCP&L, or a successor to JCP&L as servicer, may change billing and collection practices. Any change to billing and collection practices may have an adverse or unforeseen impact on the timing and amount of customer payments, by impacting the servicer's capacity to bill and collect efficiently and in a timely manner, or otherwise, and may reduce the amount of transition bond charge collections and thereby limit the issuer's ability to make scheduled payments on the transition bonds. See "SERVICING OF THE BONDABLE TRANSITION PROPERTY--HOW JCP&L FORECASTS THE NUMBER OF CUSTOMERS AND THE AMOUNT OF ELECTRICITY USAGE" in this prospectus. Similarly, the BPU may require changes to these practices. Any changes in billing and collection regulation might adversely affect the billing terms and the terms of remittances by third party electric power suppliers to the servicer or make it more difficult for the servicer to collect the transition bond charge. These changes may adversely affect the value of the transition bonds and their amortization and, accordingly, their weighted average lives. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE" in this prospectus.

IT MAY BE DIFFICULT TO COLLECT THE TRANSITION BOND CHARGE FROM THIRD PARTY ELECTRIC POWER SUPPLIERS WHO PROVIDE ELECTRICITY TO JCP&L'S CUSTOMERS

     In the future, customers may be billed by, and pay transition bond charges to, third parties who supply them with electric power. These third party electric power suppliers will be obligated to forward the amount billed in respect of the transition bond charge to JCP&L, as servicer, regardless of whether and to what extent these amounts are collected from customers. JCP&L will have limited rights to collect transition bond charges directly from those customers who receive their electricity bills from third party electric power suppliers. If many customers elect to be billed by and receive aggregated electricity bills from third party electric power suppliers, the issuer may have to rely on a relatively small number of third party electric power suppliers to remit the bulk of the transition bond charges from those customers. A remittance default by a third party electric power supplier which collects from a large number of customers would have a greater impact than a default by a single customer and, therefore, would have a greater impact on transition bond charge collections and, in turn, on the issuer's ability to make timely payments on the transition bonds. Although third party electric power suppliers will be required to post a deposit with JCP&L, as servicer, if they do not have a credit rating of at least 'Baa2' by Moody's Investors Service (referred to as "Moody's") or 'BBB' by Standard & Poor's Ratings Services (referred to as "S&P"), there can be no assurance that such deposit will be sufficient to compensate fully for a remittance default by a third party electric power supplier.

     JCP&L will not pay any shortfalls resulting from the failure of any third party electric power supplier to forward billed transition bond charges to JCP&L, as servicer. Additionally, there can be no assurance that third party electric power suppliers will use the same customer credit standards as the servicer. Therefore, it is possible that customers served by third party electric power suppliers may have a higher rate of delinquencies and write-offs than those served by JCP&L. Also, there can be no assurance that the servicer will be able to mitigate credit risks relating to these third party electric power suppliers in the same manner or to the same extent to which it mitigates the risks relating to its customers.

     The adjustment mechanism, the deposits required from certain customers and third party electric power suppliers as a prerequisite to service or the ability to do business, as applicable, and any other credit enhancement will be available to compensate for a failure by a third party electric power supplier to remit the billed transition bond charges to the servicer. However, the amount of credit enhancement funds may not be sufficient to prevent a delay in payments on the transition bonds. For example, in the event of the bankruptcy of a third party electric power supplier, there is no assurance that a bankruptcy court would permit the servicer to assume billing and collection responsibility for sales by the third party electric power supplier; thus, shortfalls in the payment of transition bond charges could result. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE" in this prospectus.


JCP&L'S CUSTOMER PAYMENTS MAY DECLINE DUE TO CONFUSION

     Although a similar non-bypassable market transition charge has been imposed upon JCP&L's customers since August 1999, the transition bond charge is being introduced to JCP&L's customers for the first time. Commercial and industrial customers receive bills with separate line items showing charges for distribution, transmission and generation services, as well as market transition, societal benefits and, when imposed, transition bond charges. Residential customers receive bills showing some of these charges bundled into a single line item. All customer bills will have a footnote stating that a transition bond charge is being collected on behalf of the issuer. Any change in customer billing and payment arrangements may result in customer confusion and the misdirection or delay of payments, which could have the effect of causing delays in transition bond charge collections. Any problems arising from new and untested systems or any lack of experience on the part of the third party electric power suppliers or other third parties with customer billing and collections responsibilities could also cause delays in billing and collecting the transition bond charge. These delays could result in shortfalls in transition bond charge collections and, therefore, reduce the ability of the issuer to make timely payments on the transition bonds.

INABILITY TO TERMINATE SERVICE TO CERTAIN DELINQUENT CUSTOMERS IN WINTER MAY TEMPORARILY REDUCE AMOUNTS AVAILABLE FOR PAYMENTS ON THE TRANSITION BONDS

     A winter moratorium prevents JCP&L from terminating service to certain delinquent residential customers from November 15 of each year until at least March 15 of the following year unless JCP&L has received special approval from the BPU. As a result, JCP&L must provide service to these residential customers during this period without recouping the transition bond charge from these customers. This reduces the amount of transition bond charge collections available for payments on the transition bonds, although the expected associated reduction in payments will be factored into the transition bond charge adjustment. See "SERVICING OF THE BONDABLE TRANSITION PROPERTY--CREDIT POLICY; BILLING; COLLECTIONS; TERMINATION OF SERVICE" in this prospectus.

TECHNOLOGICAL CHANGE MAY MAKE ALTERNATIVE ENERGY SOURCES MORE ATTRACTIVE AND REDUCE THE NUMBER OF CUSTOMERS PAYING TRANSITION BOND CHARGES

     The continuous process of technological development may result in the introduction for an increasing number of customers of economically attractive alternatives to purchasing electricity through JCP&L's transmission and distribution facilities. Previously, only the largest industrial and institutional users with large process steam requirements could use cogeneration or self-generation installations cost-effectively. However, manufacturers of self-generation facilities continue to develop smaller-scale, more fuel-efficient generating units that can be cost-effective options for customers with smaller electric energy requirements. Those customers may not have to pay transition bond charges under provisions of the Competition Act. Technological developments may allow greater numbers of customers to avoid transition bond charges under such provisions, which may reduce the total number of customers from which transition bond charges will be collected. A reduction in the number of payers of transition bond charges could result in delays in or a failure to make payments of interest on and principal of the transition bonds.


           THE RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS

     For a detailed discussion of the following bankruptcy risks, please refer to "HOW A BANKRUPTCY OF JCP&L OR THE SERVICER MAY AFFECT YOUR INVESTMENT" in this prospectus.

JCP&L WILL COMMINGLE THE TRANSITION BOND CHARGE COLLECTIONS WITH OTHER REVENUES, WHICH MAY OBSTRUCT ACCESS TO THE ISSUER'S FUNDS IN CASE OF BANKRUPTCY OF JCP&L

     JCP&L will not segregate the transition bond charge collections from the other funds it collects from its customers. The transition bond charge collections will be segregated only after JCP&L makes payment to the trustee.

     Except in circumstances described in "THE SERVICING AGREEMENT--JCP&L'S SERVICING PROCEDURES" in this prospectus, and subject to further BPU authorization, JCP&L will be required to remit transition bond charge collections within two business days of the deemed collection date. Despite these requirements, JCP&L might fail to pay the full amount of the transition bond charge collections to the trustee or might fail to do so on a timely basis. This failure could materially reduce the value of your investment and cause material delays in payment.

     The Competition Act provides that the rights of the issuer to the bondable transition property are not affected by the commingling of these funds with JCP&L's other funds. In a bankruptcy of JCP&L, however, a bankruptcy court might rule that federal bankruptcy law takes precedence over the Competition Act and does not recognize the right of the issuer to collections of the transition bond charge that are commingled with other funds of JCP&L as of the date of bankruptcy. If so, the collections of the transition bond charge held by JCP&L as of the date of bankruptcy would not be available to pay amounts owing on the transition bonds. In this case, the issuer would have a general unsecured claim against JCP&L for those amounts. This scenario could cause material delays in payment or losses on your transition bonds and could materially reduce the value of your investment.

BANKRUPTCY OF JCP&L COULD RESULT IN LOSSES OR DELAYS IN PAYMENTS ON THE TRANSITION BONDS

     The Competition Act and the BPU financing order provide that as a matter of New Jersey state law:

    o bondable transition property, including the right to charge, collect and receive the transition bond charge, constitutes presently existing property for all purposes;

    o JCP&L may sell, assign and otherwise transfer that property and JCP&L or the issuer may pledge or grant a security interest in the property as collateral for transition bonds; and

    o a transfer of the bondable transition property from JCP&L to the issuer, either directly or through one or more subsidiaries, is a sale or other absolute transfer of the bondable transition property, not a pledge of the bondable transition property to secure a financing by JCP&L.

     See "THE COMPETITION ACT" in this prospectus. These three provisions are important to maintaining payments on the transition bonds in accordance with their terms during any bankruptcy of JCP&L. In addition, the transaction has been structured with the objective of keeping the issuer separate from JCP&L in the event of a bankruptcy of JCP&L.

     A bankruptcy court generally follows state property law on issues such as those addressed by the three provisions described above. However, a bankruptcy court has authority not to follow state law if it determines that the state law is contrary to a paramount federal bankruptcy policy or interest. If a bankruptcy court in a JCP&L bankruptcy refused to enforce one or more of the state property law provisions described above for this reason, the effect of this decision on you as a transition bondholder would be similar to the treatment you would receive in a JCP&L bankruptcy if the transition bonds had been issued directly by JCP&L. A decision by the bankruptcy court that, despite the separateness of JCP&L and the issuer, the two companies should be consolidated for the purposes of the bankruptcy proceeding, would have a similar effect on you as a transition bondholder. That treatment could cause material delays in payment of, or losses on, your transition bonds and could materially reduce the value of your investment. For example:

    o the bankruptcy court could order the trustee to exchange the bondable transition property for other property, which might be of lower value;

    o tax or other government liens on JCP&L's property that arose after the transfer of the bondable transition property to the issuer might nevertheless have priority over the trustee's lien and might be paid from transition bond charge collections before you receive payments on the transition bonds;

    o the trustee's lien might not be properly perfected in bondable transition property collections that were commingled with other funds JCP&L collects from its customers as of the date of JCP&L's bankruptcy, or might not be properly perfected in all of the bondable transition property, and the lien could therefore be set aside in the bankruptcy, with the result that the transition bonds would represent only general unsecured claims against JCP&L;

    o the bankruptcy court might rule that the transition bond charge collected by the servicer should be used to pay a portion of the cost of providing electric service;

    o the bankruptcy court might rule that the remedy provisions of the sale agreement are unenforceable, leaving the issuer with a claim of actual damages against JCP&L, which may be difficult to prove;

    o the trustee could not, without permission from the bankruptcy court (which could be denied):

      --  exercise any remedies against JCP&L on your behalf;

      --  recover funds to repay the transition bonds;

      -- use funds in the subaccounts under the indenture to make payments on the transition bonds; or

      --  replace JCP&L as the servicer;

    o the bankruptcy court might rule that neither the issuer's property interest nor the trustee's lien extends to transition bond charge collections in respect of electricity consumed after the commencement of JCP&L's bankruptcy case, with the result that the transition bonds would represent only general unsecured claims against JCP&L;

    o neither JCP&L nor the issuer may be obligated to make any payments on the transition bonds during the pendency of the bankruptcy case; or

    o JCP&L may be able to alter the terms of the transition bonds as part of its plan of reorganization.

     Furthermore, if JCP&L enters into bankruptcy, it may be permitted to stop acting as servicer. See "HOW A BANKRUPTCY OF JCP&L OR THE SERVICER MAY AFFECT YOUR INVESTMENT" in this prospectus.

BANKRUPTCY OF THIRD PARTY ELECTRIC POWER SUPPLIER COULD RESULT IN LOSSES OR DELAYS IN PAYMENTS ON THE TRANSITION BONDS

     In the event of the bankruptcy of a third party electric power supplier, there could be shortfalls in the payments of the transition bond charges to the servicer, which could reduce the ability of the issuer to make timely payments on the transition bonds.

THE SALE OF THE BONDABLE TRANSITION PROPERTY COULD BE CONSTRUED AS A FINANCING AND NOT A SALE IN CASE OF JCP&L'S BANKRUPTCY

     The Competition Act provides that the characterization of a transfer of bondable transition property as a sale or other absolute transfer will not be affected or impaired in any manner by treatment of the transfer as a financing for federal or state tax purposes or financial accounting purposes. JCP&L and the issuer will treat the transaction as a sale under applicable law, although for financial reporting and federal and state tax purposes, the transition bonds will be treated as a financing and not a sale. In the event of a bankruptcy of JCP&L, a party in interest in the bankruptcy may assert that the sale of the bondable transition property to the issuer was a financing transaction and not a "sale or other absolute transfer" and that the treatment of the transaction for financial reporting and tax purposes as a financing and not a sale lends weight to that position. If a court were to characterize the transaction as a financing, the issuer would be treated as a secured creditor of JCP&L in the bankruptcy proceedings. Although the issuer would in that case have a security interest in the bondable transition property, it would not likely be entitled to access to the transition bond charge collections during the bankruptcy. As a result, repayment on the transition bonds could be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments to the issuer of transition bond charge collections and therefore the amount and timing of funds available to the issuer to pay transition bondholders.

A SEQUESTRATION ORDER FOR BONDABLE TRANSITION PROPERTY IN CASE OF DEFAULT MIGHT NOT BE ENFORCEABLE IN BANKRUPTCY

     If JCP&L defaults on its obligations as servicer, the Competition Act allows the BPU or any court of competent jurisdiction to order the sequestration and payment of all transition bond charge collections to the transition bondholders. The Competition Act states that this BPU or court order would be effective even if made while JCP&L or its successor is in bankruptcy. However, federal bankruptcy law may prevent the BPU from issuing or enforcing such an order. The indenture requires that the trustee request an order from the bankruptcy court to permit the BPU to issue and enforce this order. However, the bankruptcy court may deny the request. In this scenario, the issuer would lose access to the transition bond charge collections and thereby lose its source of funds for scheduled payments on the transition bonds.


                          OTHER RISKS ASSOCIATED WITH
                     AN INVESTMENT IN THE TRANSITION BONDS


RISKS ASSOCIATED WITH THE USE OF INTEREST RATE SWAP TRANSACTIONS

     The related prospectus supplement will contain the risk factors, if any, associated with any interest rate swap that may be entered into by the issuer with respect to a series or class of floating rate transition bonds.

ABSENCE OF SECONDARY MARKET FOR TRANSITION BONDS COULD LIMIT YOUR ABILITY TO RESELL TRANSITION BONDS

     The underwriters for the transition bonds may assist in resales of the transition bonds, but they are not required to do so. A secondary market for the transition bonds may not develop. If it does develop, it may not continue or it may not be sufficiently liquid to allow you to resell any of your transition bonds.


JCP&L'S RATINGS MAY AFFECT THE MARKET VALUE OF THE TRANSITION BONDS

     A downgrading of the credit ratings on the debt of JCP&L could have an adverse effect, at least temporarily, on the market value of your transition bonds.

THE ISSUER MAY ISSUE ADDITIONAL SERIES OF TRANSITION BONDS THAT WILL SHARE AVAILABLE CREDIT ENHANCEMENT AND WHOSE HOLDERS MAY HAVE INTERESTS THAT CONFLICT WITH YOURS

     The issuer may issue other series of transition bonds without your prior review or approval. These series may include terms and provisions that would be unique to that particular series. A new series of transition bonds may not be issued if it would result in the credit ratings on any outstanding series of transition bonds being reduced or withdrawn. There can be no assurance that the issuance of additional series of transition bonds would not cause reductions or delays in payments on your transition bonds. Any additional series of transition bonds issued by the issuer will have the right to share equally in all of the bondable transition property owned by the issuer with all of the outstanding transition bonds. Moreover, JCP&L may sell bondable transition property to one or more entities other than the issuer in connection with the issuance of a new series of transition bonds. In that case, JCP&L will need to obtain a separate financing order from the BPU. That separate financing order will specify an additional amount of transition bond charges to be collected from customers for the additional series of transition bonds. Any additional series of transition bonds issued by another entity will have an equal right to share in transition bond charge collections with the issuer. See "THE TRANSITION BONDS" and "THE INDENTURE" in this prospectus. In addition, some matters may require the vote of the holders of all series and classes of transition bonds, voting as a single class. Your interests in these votes may conflict with the interests of the transition bondholders of another series or of another class. Thus, these votes could result in an outcome that is materially unfavorable to you.

     In the event that other series of transition bonds are issued, amounts deposited with respect to your series of transition bonds, including amounts in the series capital subaccount and the series overcollateralization subaccount, may be used to pay amounts relating to those other series. Payment dates may not be the same for all series, and available credit enhancement may be exhausted on a payment date preceding that applicable to your transition bonds.


THE RATINGS HAVE A LIMITED FUNCTION AND THEY ARE NO INDICATION OF THE EXPECTED RATE OF PAYMENT OF PRINCIPAL OF THE TRANSITION BONDS

     The transition bonds will be rated by at least two nationally recognized statistical rating organizations (referred to as the "rating agencies"). The ratings are limited to analyzing the probability that the issuer will repay the total principal balance of each class of the transition bonds at its legal final maturity and will make timely interest payments. The ratings do not otherwise assess the speed at which the issuer will repay the principal of the transition bonds. Thus, the issuer may repay the principal of your transition bonds earlier or later than you expect, which may materially reduce the value of your investment. A rating is not a recommendation to buy, sell or hold transition bonds. The rating may change at any time. A rating agency has the authority to revise or withdraw its rating based solely upon its own judgment. See "RATINGS FOR THE TRANSITION BONDS" in this prospectus.

JCP&L'S OBLIGATION TO INDEMNIFY THE ISSUER FOR A BREACH OF A REPRESENTATION OR WARRANTY MAY NOT BE SUFFICIENT TO PROTECT YOUR INVESTMENT

     If JCP&L breaches a representation or warranty in the sale agreement, it is obligated to indemnify the issuer and the trustee for any liabilities, obligations, claims, actions, suits or payments resulting from that breach, as well as any reasonable costs and expenses incurred. In addition, JCP&L is obligated to indemnify the issuer and the trustee, for itself and on behalf of the transition bondholders, for (1) required payments of principal of and interest on the transition bonds in accordance with their terms and (2) required deposits of amounts with the issuer, in each case, required to have been made, which are not made when so required as a result of a breach of a representation or warranty. However, the amount of any indemnification paid by JCP&L may not be sufficient for you to recover all of your loss on the transition bonds. See "THE SALE AGREEMENT--JCP&L'S OBLIGATION TO INDEMNIFY THE ISSUER AND THE TRUSTEE AND TO TAKE LEGAL ACTION" in this prospectus. JCP&L will not be obligated to indemnify any party for any changes of law. In addition, JCP&L will not be obligated to repurchase the collateral in the event of a breach of any of its representations and warranties, and neither the trustee nor the transition bondholders will have the right to accelerate payments on the transition bonds as a result of a breach of any of JCP&L's representations and warranties, absent an event of default under the indenture as described in "THE INDENTURE--WHAT CONSTITUTES AN EVENT OF DEFAULT ON THE TRANSITION BONDS" in this prospectus. If JCP&L becomes obligated to indemnify transition bondholders, the ratings on the transition bonds will likely be downgraded as a result of the circumstances causing the breach and the fact that the transition bondholders will be unsecured creditors of JCP&L with respect to any of those indemnification amounts.

YOU MAY HAVE TO REINVEST PRINCIPAL OF YOUR TRANSITION BONDS AT A LOWER RATE OF RETURN BECAUSE OF AN OPTIONAL REDEMPTION OF BONDS

     As described more fully under "THE TRANSITION BONDS--OPTIONAL REDEMPTION OF THE TRANSITION BONDS" in this prospectus, the issuer may redeem any series of transition bonds on any payment date if, after giving effect to payments that would otherwise be made on that payment date, the outstanding principal balance of that series of transition bonds has been reduced to less than 5% of that series' initial principal balance. In addition, the issuer may redeem a series of transition bonds if and to the extent provided in the related prospectus supplement. Redemption of a series of transition bonds will result in a shorter than expected weighted average life for that series. Redemption may also adversely affect the yield to maturity of the transition bonds redeemed. The issuer cannot predict whether any series of transition bonds will be redeemed. Future market conditions may require you to reinvest the proceeds of a redemption at a lower rate than the rate you receive on the transition bonds.

RISKS ASSOCIATED WITH THE USE OF CREDIT ENHANCEMENT OR SWAP TRANSACTIONS

     The issuer may enter into certain forms of credit enhancement or interest rate swap arrangements with respect to a series or class of floating rate transition bonds that entail certain kinds of risks. The applicable prospectus supplement will contain the risk factors, if any, associated with any applicable credit enhancement or interest rate swap arrangement.

YOU MIGHT RECEIVE PRINCIPAL PAYMENTS LATER, OR IN LIMITED CIRCUMSTANCES, EARLIER, THAN YOU EXPECTED

     The amount and the rate of collection of transition bond charges that the servicer will collect from each customer class will partially depend on actual electricity usage and the amount of delinquencies and write-offs for that customer class. The amount and the rate of collection of transition bond charges, together with the transition bond charge adjustments described above, will generally determine whether there is a delay in the scheduled repayments of principal of the transition bonds. If the servicer collects transition bond charges at a slower rate than expected from any customer class, it may have to request adjustments of the transition bond charges. If those adjustments are not timely and accurate, you may experience a delay in payments of principal and interest or a material decrease in the value of your investment. If there is an acceleration of any series of transition bonds before maturity, all classes within that series will be paid pro rata. Therefore, some classes may be paid earlier and some classes may be paid later than expected. Unless there is a redemption or acceleration of the transition bonds before maturity, the transition bonds will not be retired earlier than scheduled. If there is a shortfall in the amount necessary to make principal payments that are due and payable, including upon an acceleration following an event of default, the trustee will distribute principal pro rata among the series and classes of transition bonds in proportion to the amount of principal due and payable for each series or class. If there is a shortfall in the amount necessary to make scheduled principal payments, the trustee will distribute principal pro rata among the series and classes in proportion to the amount scheduled to be paid for each series or class.

                      JERSEY CENTRAL POWER & LIGHT COMPANY

     JCP&L, a public utility furnishing electric service wholly within the State of New Jersey, is a subsidiary of FirstEnergy Corp., a holding company registered under the Public Utility Holding Company Act of 1935. JCP&L became a subsidiary of FirstEnergy Corp. effective November 7, 2001, when GPU, Inc. (JCP&L's former parent company) merged with FirstEnergy Corp. JCP&L provides retail electric service within a territory located in northern, western and east central New Jersey having a population of approximately 2.7 million. JCP&L's principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890, and its telephone number is (330) 384-5100.

     During 2001, residential sales accounted for about 47% of JCP&L's operating revenues from customers and 42% of kilowatt hour sales to customers; commercial sales accounted for about 40% of JCP&L's operating revenues from customers and 41% of kilowatt hour sales to customers; industrial sales accounted for about 12% of JCP&L's operating revenues from customers and 16% of kilowatt hour sales to customers; and sales to rural electric cooperatives, municipalities (primarily for street and highway lighting) and others accounted for about 1% of JCP&L's operating revenues from customers and less than 1% of kilowatt hour sales to customers. The revenues derived from the 25 largest customers in the aggregate accounted for approximately 9.9% of operating revenues from customers for the year 2001. JCP&L also makes interchange and spot market sales of electricity to other utilities.

     The electric transmission facilities of JCP&L and its affiliates, Pennsylvania Electric Company and Metropolitan Edison Company, are physically interconnected and are operated on an integrated and coordinated basis. The transmission facilities of the integrated system are physically interconnected with neighboring affiliated and nonaffiliated utilities within New Jersey and in neighboring states including Pennsylvania, Maryland, New York and Ohio. The interconnection facilities are used for substantial capacity and energy interchange and purchased power transactions as well as emergency assistance. JCP&L is a member of the Pennsylvania-New Jersey-Maryland Interconnection (referred to as "PJM") and the Mid-Atlantic Area Council, an organization providing coordinated review of the planning by utilities in the PJM area.

     Where to Find Information About JCP&L. JCP&L files annual, quarterly and current reports and other information with the SEC under File No. 1-3141. Reports and other information filed with the SEC are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's public reference room in Washington, D.C. located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. Some of JCP&L's securities are listed on the New York Stock Exchange, and such reports and other information can also be inspected and copied at the offices of such exchange on the 7th Floor, 20 Broad Street, New York, New York. For so long as any transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, copies of these documents will be available for inspection by the holders of any listed transition bonds at the office of the listing agent in Luxembourg. JCP&L also provides information through its website at www.firstenergycorp.com.


                      WHERE YOU CAN FIND MORE INFORMATION

     The issuer has filed with the SEC a registration statement under the Securities Act of 1933 (referred to as the "Securities Act") with respect to the transition bonds. This prospectus, which forms a part of the registration statement, and any prospectus supplement describe the material terms of some documents filed as exhibits to the registration statement. However, this prospectus and any prospectus supplement do not contain all of the information contained in the registration statement and its exhibits. Any statements contained in this prospectus or any prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of the document so filed.

     The SEC allows the issuer to "incorporate by reference" into this prospectus the information the issuer files with it, which means that the issuer can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and should be read with the same care. Information that the issuer files later with the SEC under the Securities Exchange Act of 1934 (referred to as the "Exchange Act") will automatically update and supersede this information. The issuer incorporates by reference any future filings (including those made after the initial filing of the registration statement and prior to effectiveness) the issuer makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the transition bonds described in this prospectus are sold.

     You may request a free copy of these filings by writing or telephoning the issuer at the following address: JCP&L Transition Funding LLC, 103 Foulk Road, Suite 202, Wilmington, Delaware 19803 and its telephone number is 302-691-6118.



                              THE COMPETITION ACT

     The Competition Act, which was signed into law in February 1999, provides, among other things, for the restructuring of the electric utility industry in New Jersey. Through the enactment of the Competition Act, the New Jersey Legislature sought to lower energy costs and to allow New Jersey electricity customers to choose their electric power supplier. The Competition Act deregulated the electric power generation market in order to promote efficient energy service to consumers and to diversify the sources of supply of electricity in the State. The traditional retail monopoly for electric power generation was eliminated, and competition was introduced to the electricity generation retail market in August 1999. Customers' bills have been unbundled into separate line items for electric distribution, transmission and generation services, among others. In this competitive electric generation retail market, the traditional electric utility rate regulation has been replaced by a combination of modified regulation and some competition.

     The fossil and nuclear-fueled electric generation plants formerly owned by JCP&L, which produce electric power and current, are referred to as "generation-related facilities". JCP&L's high voltage electric lines and related step up and step down transformers and substations which transmit electric power and current at higher voltages and usually over longer distances than distribution facilities are referred to as "transmission facilities". JCP&L's lower voltage electric lines, transformers and substations which interconnect with the high voltage transmission lines and distribute the power and current to the end-use customers at lower voltage levels consistent with the customers' use are referred to as "distribution facilities".

     The Competition Act requires the unbundling of electric services into separate generation, transmission and distribution services with open retail competition for generation services. While electric utilities will continue to provide transmission and distribution services, the Competition Act authorizes third party electric power suppliers licensed by the BPU to provide electric generation services to retail customers. Under the Competition Act, third party electric power suppliers are subject to some limited financial and other requirements and some customer protection requirements, but are generally not regulated by the BPU. Electric distribution and transmission services remain regulated.

     Even with the enactment of the Competition Act, the BPU continues to regulate aspects of the electric utility industry in New Jersey with respect to electric companies. The BPU has also established guidelines governing customer billing and collection, metering and disclosure requirements applicable to third party electric power suppliers participating in the new competitive retail electric generation market in New Jersey.


RECOVERY OF STRANDED COSTS IS ALLOWED FOR JCP&L AND OTHER NEW JERSEY UTILITIES

     To maintain the financial integrity of electric utilities during the transition to a competitive retail electric generation market, the Competition Act allows electric public utilities an opportunity to recover their stranded costs. Stranded costs are (1) the amount by which the net cost of the electric public utility's electric generating assets or electric power purchase contracts, which traditionally would be recoverable in a regulated environment, exceeds the market value of those assets or contracts in a competitive supply marketplace, as determined by the BPU, and (2) the costs of buydowns or buyouts of power purchase contracts. Stranded costs result from the necessity to lower rates in order to compete in a competitive retail electric generation market. JCP&L will recover stranded costs related to the newly introduced competitive retail market in electric power generation which are non-recoverable in competitive retail markets, as well as other reasonably incurred costs, to the extent permitted by the BPU. These stranded costs are, in JCP&L's case, primarily related to generation-related facilities. The Competition Act also permits the recovery of restructuring-related costs that the BPU approves as appropriate for recovery. As a mechanism to recover these stranded costs, the Competition Act provides for the imposition and collection of a transition bond charge on customers' bills. Because the transition bond charge is a usage-based charge based on access to the utility's transmission and distribution system, the customers will be assessed regardless of whether the customers purchase electricity from the utility or a third party electric power supplier, except as described under "--JCP&L AND OTHER UTILITIES MAY SECURITIZE STRANDED COSTS--Customers Cannot Avoid Paying the Transition Bond Charge" below. Also, if on-site generation facilities that are connected to the utility's transmission and distribution system produce power that is delivered to off-site retail customers in New Jersey, the transition bond charge will apply to the sale or delivery of that power.

     The Competition Act requires the BPU to review periodically any market transition charge used to recover stranded costs. This review will ensure that the utility imposing the charge will not collect charges that exceed its actual stranded costs. Any periodic review of the market transition charge will not affect the transition bond charge assessed to pay the transition bonds. See "JCP&L'S RESTRUCTURING" in this prospectus.


JCP&L AND OTHER UTILITIES MAY SECURITIZE STRANDED COSTS

     The Recovery of Stranded Costs May be Facilitated by the Issuance of Transition Bonds. The Competition Act authorizes the BPU to issue "bondable stranded costs rate orders", such as the BPU financing order, approving, among other things, the issuance of transition bonds to recover bondable stranded costs and related expenses of an electric public utility. A utility, a direct or indirect finance subsidiary of a utility or a third-party assignee of a utility may issue transition bonds. Under the Competition Act, proceeds of transition bonds are required to be used to reduce the utility's stranded costs through the retirement of its debt or equity, or both. Transition bonds are secured by and payable from bondable transition property and may have a scheduled amortization upon issuance of up to 15 years. The BPU financing order allows the legal final maturity of the transition bonds issued by the issuer to extend to 17 years from the date of issuance of the transition bonds.

     The Competition Act contains a number of provisions designed to facilitate the securitization of stranded costs and related expenses.

     A Bondable Stranded Costs Rate Order is Irrevocable. Under the Competition Act, bondable transition property is created by the issuance by the BPU of a bondable stranded costs rate order, such as the BPU financing order. The Competition Act provides that each bondable stranded costs rate order, including the BPU financing order, will become irrevocable upon issuance and effectiveness of the order. Upon the transfer of the bondable transition property to an assignee, such as the issuer, and the receipt by the utility of consideration for the sale of the transition bonds, the bondable stranded costs rate order, the transition bond charge and the bondable transition property become a vested, presently existing property right, vested ab initio in the assignee.

     Under the Competition Act, neither the BPU nor any other governmental entity has the authority, directly or indirectly, legally or equitably, to rescind, alter, repeal, modify or amend a bondable stranded costs rate order, to revalue, re-evaluate or revise the amount of bondable stranded costs, to determine that the transition bond charge or the revenues required to recover bondable stranded costs are unjust or unreasonable, or in any way to reduce or impair the value of bondable transition property, nor will the amount of revenues from the transition bond charge be subject to reduction, impairment, postponement or termination. In addition, under the Competition Act, the State of New Jersey pledges and agrees with the holders of the transition bonds, and with any owner or assignee of bondable transition property, or with any financing entity, such as the issuer, not to limit, alter or impair the bondable transition property or the other rights vested in an electric public utility or any assignee or pledgee of the utility or any financing entity or vested in the holders of any transition bonds pursuant to a bondable stranded costs rate order until the transition bonds and any interest thereon, plus the cost of any credit enhancement, reserves, servicing fees and other expenses and any acquisition or redemption premium, if any, are fully paid and discharged. In addition, the State pledges and agrees in the Competition Act that it will not in any way limit, alter, impair or reduce the value or amount of the bondable transition property approved under a bondable stranded costs rate order except as contemplated by the periodic adjustments to the transition bond charge authorized by the Competition Act. The BPU financing order is a bondable stranded costs rate order. See "--The Transition Bond Charge is Adjusted Periodically" below. See also "RISK FACTORS--JUDICIAL, LEGISLATIVE OR REGULATORY ACTION THAT MAY ADVERSELY AFFECT YOUR INVESTMENT " in this prospectus. A bondable stranded costs rate order does not constitute a debt or liability of the State, nor does it constitute a pledge of the full faith and credit of the State. The issuance of transition bonds does not, directly, indirectly or contingently, obligate the State to levy or pledge any form of taxation or make any appropriation for their payment.

     The Transition Bond Charge is Adjusted Periodically. The Competition Act requires each bondable stranded costs rate order to provide for mandatory adjustment of the transition bond charge, at least once a year, upon petition of the electric public utility or its assignee or financing entity. The BPU financing order permits JCP&L, as servicer, to petition the BPU for adjustments at least annually, but not more frequently than quarterly, except that monthly filings are permitted in the last year before the expected maturity of the transition bonds and continuing until their legal final maturity. These adjustments are formula-based to provide revenues sufficient to provide for the full recovery of bondable stranded costs, including, without limitation, the timely payment of the principal of, and interest, which, in the case of interest on any floating rate class of any series, will be calculated at the applicable gross fixed rate, and acquisition or redemption premium on, the transition bonds in accordance with the expected amortization schedule. JCP&L will agree in the servicing agreement with the issuer to file with the BPU each proposed adjustment calculated in accordance with the formula. See "THE SERVICING AGREEMENT" in this prospectus.

     Customers Cannot Avoid Paying the Transition Bond Charge. The Competition Act provides that the transition bond charge is "non-bypassable", which means that the charge will be payable by all of JCP&L's customers, even if those customers elect to purchase electricity from a third party electric power supplier. See "SUMMARY OF TERMS--THE COLLATERAL" in this prospectus for a description of JCP&L's customers.

     The Competition Act Provides a Procedure for Perfecting a Transfer of Bondable Transition Property and for Perfecting the Transition Bonds' Lien on Bondable Transition Property. The Competition Act provides procedures for assuring that the transfer of the bondable transition property from JCP&L to the issuer will be perfected under New Jersey law and that the security interest granted by the issuer to the trustee in the bondable transition property will be perfected under New Jersey law. The Competition Act provides that a transfer of bondable transition property will be perfected against any third party when:

    o the BPU has issued its bondable stranded costs rate order with respect to such bondable transition property and such order is effective;

    o the agreement to transfer the bondable transition property has been executed and delivered by the electric public utility or its assignee; and

    o a financing statement with respect to the transfer has been filed in accordance with the New Jersey Uniform Commercial Code.

     Perfection of the trustee's security interest in the bondable transition property is necessary in order to establish the priority of the trustee's security interest over claims of other parties to the bondable transition property. The Competition Act provides that security interests in the bondable transition property are perfected only by means of a separate filing under the New Jersey Uniform Commercial Code. Upon perfection, a security interest under the Uniform Commercial Code attaches to bondable transition property, whether or not the revenues or proceeds thereof have accrued. The Competition Act provides that priority of security interests in bondable transition property will not be defeated or adversely affected by:

    o commingling of transition bond charge collections with other funds of the utility or its assignee; or

    o the periodic adjustment of the transition bond charge under the Competition Act.

     The Competition Act Characterizes the Transfer of Bondable Transition Property as a Sale or Other Absolute Transfer. The Competition Act provides that a transfer by the utility or an assignee of bondable transition property will be treated as a sale or other absolute transfer of the transferor's right, title and interest and not as a borrowing secured by the bondable transition property if the parties expressly state in governing documents that a transfer is to be a sale or other absolute transfer. The characterization of the transfer as a sale is not affected or impaired by the fact that:

    o the transferor retains or acquires an equity interest of equal priority in the bondable transition property or the fact that only a portion of the bondable transition property is transferred;

    o the transferor retains or acquires a subordinated equity interest or other credit enhancement provisions on terms commensurate with market practices;

    o the electric public utility acts as collector or servicer of the related transition bond charge;

    o the transferor retains mere legal title to the bondable transition property for servicing or supervising services and collections relating to the bondable transition property; or

    o the transfer is treated as a financing for federal, state or local tax purposes or financial accounting purposes.

     See "RISK FACTORS--THE RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS " in this prospectus.


                             JCP&L'S RESTRUCTURING

     The Stipulation and Restructuring Order. On April 14, 1999, JCP&L and a number of other parties filed a stipulation with the BPU, detailing a proposal for JCP&L's implementation of full customer choice under the Competition Act. The parties to the stipulation agreed, among other things, not to oppose a financing order to be issued by the BPU or the sale of transition bonds to implement securitization in any judicial or regulatory forum. An alternative joint proposal was submitted by the Division of the Ratepayer Advocate and others in opposition to the stipulation. The BPU found the stipulation submitted by JCP&L, subject to certain modifications, to be a reasonable framework for resolution of the proceedings and issued its summary order, dated May 24, 1999. The BPU issued its more detailed decision and order, dated March 7, 2001, which is referred to as the "restructuring order".

     In the restructuring order, the BPU authorized JCP&L to issue up to $420 million of transition bonds to recover up to $400 million in stranded costs plus up to $20 million in transaction costs and related expenses of the financing. In addition, the BPU authorized the imposition of a charge to recover, through a market transition charge, federal and state taxes associated with the collection of the transition bond charge.

     JCP&L Unbundled its Electric Rates. JCP&L unbundled its retail electric rates on August 1, 1999 into charges for distribution, transmission and generation services, as well as market transition and societal benefits charges. Upon issuance of transition bonds, there will also be a transition bond charge. Residential customers receive bills showing some of these charges combined into a single line item. Commercial and industrial customers receive bills with separate line items for each of these charges. All customer bills will indicate that a transition bond charge is being collected on behalf of the issuer. If a customer chooses a third party electric power supplier for generation services, the customer may receive separate billings for those generation services directly from the third party electric power supplier or it may receive combined billings for all charges, either from JCP&L or, subject to full implementation of a prior BPU order, from the third party electric power supplier pursuant to an agreement between JCP&L and the third party electric power supplier. If the third party electric power supplier bills the combined charges, it must remit to JCP&L the amount it bills to customers on behalf of JCP&L. Any third party electric power supplier that bills the combined charges will also be required to provide the servicer with total monthly kilowatt hour usage information for each customer in a timely manner for the servicer to fulfill the obligations of the servicer. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE--THE BPU FINANCING ORDER--JCP&L May Be Required to Allow Other Entities to Provide Metering and Billing Services" in this prospectus. While five third party suppliers have entered into agreements with JCP&L that, among other things, would allow such suppliers to provide billing services in JCP&L's service territory, none of these suppliers have taken the necessary steps to, or have expressed any interest in, actually providing such services.


     JCP&L May Collect a Societal Benefits Charge. Under the Competition Act, an electric public utility is permitted, with BPU approval, to collect a non-bypassable societal benefits charge from its customers to recover:


    o nuclear plant decommissioning costs;


    o demand side management program costs;


    o customer education program costs;


    o certain environmental remediation costs; and


    o previously approved social program costs such as the costs of programs that assist customers unable to pay their utility bills in full and on time.


     The BPU restructuring order provided that JCP&L may impose a societal benefits charge commencing August 1, 1999.


     Reduction in JCP&L's Electric Rates. Pursuant to the BPU restructuring order, JCP&L's rates for generating, transmitting and distributing electric power to its customers were reduced on August 1, 1999 by 5% from rates in effect on April 30, 1997, a portion of which reduction reflects the anticipated savings from securitization. There were additional rate reductions of 1% on August 1, 2000 and 2% on August 1, 2001 and there will be an additional net rate reduction of 3% on August 1, 2002, providing an overall rate reduction from rates in effect on April 30, 1997 of 11%, regardless of the amount of reduction achieved from securitization. JCP&L's rates will not be subject to any statutory cap after July 31, 2003, although JCP&L's rates for delivery services will continue to be subject to BPU jurisdiction and approval.


     Third Party Electric Power Suppliers; Basic Generation Service
("BGS"). Pursuant to the Competition Act and the BPU restructuring order, customers may choose to purchase power from alternative third party electric power suppliers and later return to JCP&L as their supplier of BGS. JCP&L is required to provide BGS to its electric customers who do not choose to purchase their electricity from third party suppliers through July 2002. For the period from August 1, 2002 to July 31, 2003, the BPU has authorized the auctioning of BGS to meet the electric demands of customers who have not selected an alternative supplier. The auction was successfully concluded on February 13, 2002, eliminating JCP&L's obligation to provide for the energy requirements of BGS. Beginning August 1, 2003, the approach to be taken in procuring the energy needs for BGS has not been determined. The BPU has recently initiated a formal proceeding to decide how BGS will be handled after July 31, 2003. The Competition Act provides that JCP&L will be permitted full and timely recovery from customers of all reasonable and prudently incurred costs associated with meeting its basic generation service requirement, including pursuant to those bids.

            THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE


THE BPU FINANCING ORDER

     JCP&L's Petition and the BPU Financing Order. On August 25, 1999, JCP&L filed a petition with the BPU, which petition was amended on December 14, 1999 and May 29, 2001, requesting the issuance by the BPU of a bondable stranded costs rate order under the Competition Act to allow JCP&L to recover bondable stranded costs relating to its Oyster Creek nuclear generating station, plus associated transaction costs and the cost of retiring equity and debt securities of JCP&L. These costs are recoverable through the issuance of transition bonds and the imposition of a transition bond charge. In response to the petition the BPU issued its financing order on February 6, 2002 which is final and non-appealable.

     The BPU Authorized JCP&L to Transfer Bondable Transition Property and to Issue Transition Bonds. The BPU financing order authorizes the transfer of the bondable transition property described in this prospectus and the issuance of transition bonds in an initial total principal balance not to exceed $320 million, secured by bondable transition property. The transition bonds may have a legal final maturity date not later than 17 years from the date of issuance.

     The final structure, pricing and other terms of the transition bonds will be subject to approval of the BPU or its designee. This approval will be obtained prior to the issuance of the transition bonds.

     The BPU Authorized JCP&L to Impose the Transition Bond Charge. Under the BPU financing order, the BPU irrevocably authorized JCP&L to impose, meter, charge, bill, collect and receive from customers, the non-bypassable transition bond charge in an amount sufficient to recover the principal balance of transition bonds in accordance with an expected amortization schedule and interest on the transition bonds, plus an amount sufficient to provide for any credit enhancement, to fund any reserves, and to pay acquisition or redemption premiums, if any, servicing fees and other expenses relating to the transition bonds.

     The BPU financing order also grants JCP&L, as servicer, the authority to make "non-routine" filings for adjustments of the transition bond charge. This would permit filings to be made to accommodate changes in the formula specified in the BPU financing order for the mandatory periodic adjustments which JCP&L deems appropriate to remedy a significant and recurring variance between actual and expected transition bond charge collections. Any such filing is required to be made at least 90 days prior to the proposed effective date and would be subject to BPU approval.

     The transition bond charge will be a uniform non-bypassable per kilowatt hour charge assessed against customers on their bills, regardless of customer rate class, as part of JCP&L's regular billing. JCP&L will set the initial per kilowatt hour transition bond charge, based upon the formula approved in the BPU financing order. Upon each adjustment of the transition bond charge or the issuance of an additional series of transition bonds, the adjusted transition bond charge will be assessed in the same manner.

     The transition bond charge will be pro-rated in the case of the first bill after issuance of a series of transition bonds to account for any partial month since the date of issuance. For instance, if a particular series' issuance date is August 15, bills that include current charges for services provided before August 15 will not be assessed the transition bond charge with respect to that series for the period prior to and including August 15. Upon each adjustment of the transition bond charge or issuance of additional series of transition bonds, the adjusted transition bond charge will be assessed in the same manner.


     The initial transition bond charge will be calculated on the basis of:

    o the issuance of $320 million of transition bonds;

    o the projected total payments required in relation to the transition bonds during the period commencing on the date of issuance of the transition bonds and ending May 31, 2003; and

    o the estimated amount of kilowatt hours of electricity to be delivered, billed and collected during that period.

     The periodic adjustments to the transition bond charge are designed to ensure that transition bond charge collections are not more or less than the amount necessary to meet all of the required payments in relation to the transition bonds and related costs and expenses and to maintain the required balances in each series overcollateralization subaccount and each series capital subaccount. In requesting periodic adjustments, the servicer is required to take into account updated projections of consumption levels and timing of collections and any amounts held in the reserve subaccount.

     JCP&L May Be Required to Allow Other Entities to Provide Metering and Billing Services. Under the Competition Act, the BPU may establish specific standards for metering, billing and other activities by third party electric power suppliers participating in the competitive electric generation retail market in New Jersey. In order to qualify to serve as a third party electric power supplier, an electric supplier must maintain at least a `BBB' or the equivalent long term unsecured credit rating from Moody's and S&P, or maintain with the servicer a cash deposit or comparable security equal to two months' maximum estimated collections of all charges payable to JCP&L. The BPU financing order allows qualified third party electric power suppliers, approved by the BPU, to bill and collect the transition bond charge on behalf of the issuer. In doing so, third party electric power suppliers must comply with all applicable BPU billing and collection requirements. Each third party electric power supplier must also agree to remit the full amount of all charges it bills to customers for the electric transmission and distribution services JCP&L or its successor provides, together with transition bond charge payments, regardless of whether those payments are received from the customers, within 15 days of JCP&L's or its successor's bill for such charges. If a third party electric power supplier fails to remit charges within a further seven days, JCP&L, as servicer, or its successor may assume responsibility for billing or transfer responsibility to another qualified third party electric power supplier. While a third party electric power supplier collecting the transition bond charge may request termination of service to delinquent customers, only JCP&L or a successor electric public utility may disconnect or reconnect a customer's distribution service.

     The BPU May Designate a Replacement Servicer. The Competition Act provides that in the event of a default by the electric public utility in respect of charging, collecting and receiving revenues derived from the transition bond charge and upon the application of the secured party, such as the trustee, or an assignee, such as the issuer, the BPU or any court of competent jurisdiction will by order designate a trustee or other entity to act in place of the electric public utility to impose, meter, charge, bill, collect and receive the transition bond charge. The BPU may, in its discretion, establish criteria for the selection of any entity that may become a servicer of bondable transition property upon the default or other material adverse change in the financial condition of the electric public utility. The appointment of a successor servicer must not result in the downgrade or withdrawal of a rating on any outstanding transition bonds. See "RISK FACTORS--SERVICING RISKS--YOUR INVESTMENT RELIES ON JCP&L OR A SUCCESSOR ACTING AS SERVICER OF THE BONDABLE TRANSITION PROPERTY " in this prospectus.


THE BPU'S TRANSITION BOND CHARGE ADJUSTMENT PROCESS

     The servicing agreement requires the servicer to seek adjustments to the transition bond charge in order to enhance the likelihood that actual transition bond charge collections, net of any amounts on deposit in the reserve subaccount, are neither more nor less than the amount necessary to amortize the transition bonds of each series in accordance with the related expected amortization schedule, to pay interest which, in the case of interest on any floating rate class of any series, will be calculated at the applicable gross fixed rate, to fund or replenish the series overcollateralization subaccounts to the level required to be on deposit in the series overcollateralization subaccounts, to replenish any shortfalls in the series capital subaccounts, and to pay the trustee's fee, the servicing fee and the other expenses and costs included in bondable stranded costs. These adjustments are formula based, incorporating actual transition bond charge collections, as well as updated assumptions by the servicer as to projected future usage of electricity by customers, expected delinquencies and write-offs and future expenses relating to bondable transition property and the transition bonds, and the issuance of any additional series of transition bonds. They are designed to achieve each of the above goals by the payment date immediately preceding the next date on which the transition bond charge is adjusted or the expected final payment date, as applicable, taking into account any amounts on deposit in the reserve subaccount. If at the time of issuance of a series, the servicer determines any additional adjustments are required, the dates for these adjustments will be specified in the prospectus supplement for the series.

     The Schedule for Making Adjustments to the Transition Bond Charge. Under the Competition Act, the servicer must file a request for an adjustment to the transition bond charge with the BPU at least annually. Each proposed adjustment will become effective on an interim basis 30 days after filing, absent a determination of manifest error by the BPU, and will become final 60 days after filing in the absence of a BPU order to the contrary. Under the BPU financing order, manifest error means an arithmetic error evident on the face of the filing. Under certain circumstances, adjustment filings may be made quarterly or, during the last year before scheduled maturity and continuing until legal final maturity, monthly.


                 SERVICING OF THE BONDABLE TRANSITION PROPERTY


JCP&L'S CUSTOMER CLASSES

     JCP&L's customer base is divided into three principal revenue classes: residential, commercial and industrial. The revenue class labeled "other" consists primarily of services rendered for street and highway lighting. Several rate classes are included within each category, differentiated by type and level of service.


BILLED ELECTRIC REVENUE, NUMBER OF CUSTOMERS AND CONSUMPTION

     The following table shows the amount of billed electric revenue per retail customer class for the past five and a quarter years and the percentage each customer class represents of the total billed retail revenue. The figures for 2002 are based on the three-month period from January through March.


                                    TABLE 1
                     BILLED RETAIL REVENUE (IN THOUSANDS)




                  MARCH 31,
                    2002        %          2001         %          2000         %
                 ---------- --------- ------------- --------- ------------- ---------
Residential ....  $210,758      45.6   $  919,206       46.9   $  886,602       47.9
Commercial......   189,898      41.1      779,025       39.7      712,415       38.5
Industrial .....    56,742      12.3      242,894       12.4      232,933       12.6
Other ..........     4,677       1.0       18,900        1.0       19,367        1.0
                  --------     -----   ----------      -----   ----------      -----
Total ..........  $462,075     100.0   $1,960,025      100.0   $1,851,317      100.0



                      1999         %          1998         %          1997         %
                 ------------- --------- ------------- --------- ------------- ---------
Residential ....  $  924,519       45.9   $  892,922       45.1   $  905,063       44.4
Commercial......     797,922       39.6      779,878       39.4      796,755       39.1
Industrial .....     272,055       13.5      288,241       14.5      313,000       15.4
Other ..........      20,331        1.0       20,671        1.0       21,544        1.1
                  ----------      -----   ----------      -----   ----------      -----
Total ..........  $2,014,827      100.0   $1,981,712      100.0   $2,036,362      100.0

     The following table shows the average number of JCP&L's retail customers in each customer class for the past five and a quarter years and the percentage each customer class represents of the total number of retail customers. The figures for 2002 are based on the three-month period from January through March.


                                    TABLE 2
                 AVERAGE NUMBER OF CUSTOMERS (CUSTOMER BILLS)




                   MARCH 31,
                     2002          %         2001          %         2000
                 ------------ ---------- ------------ ---------- ------------
Residential ....    913,070       88.80     904,390       88.86     891,173
Commercial......    110,899       10.79     109,001       10.71     106,474
Industrial .....      2,779        0.27       2,811        0.28       2,879
Other ..........      1,465        0.14       1,510        0.15       1,594
                    -------      ------     -------      ------     -------
Total ..........  1,028,213      100.00   1,017,712      100.00   1,002,120



                      %        1999        %        1998        %        1997        %
                 ---------- --------- ---------- --------- ---------- --------- ----------
Residential ....     88.93   879,060      88.78   866,787      88.75   854,243      88.80
Commercial......     10.62   106,482      10.75   105,158      10.77   103,074      10.71
Industrial .....      0.29     3,001       0.30     3,036       0.31     3,083       0.32
Other ..........      0.16     1,643       0.17     1,623       0.17     1,605       0.17
                    ------   -------     ------   -------     ------   -------     ------
Total ..........    100.00   990,186     100.00   976,604     100.00   962,005     100.00

     The following table shows the total billed retail electric consumption in megawatt hours for the past five and a quarter years for each customer class and the percentage each customer class represents of the total retail consumption. The figures for 2002 are based on the three-month period from January through March.

                                    TABLE 3
                       BILLED ELECTRIC CONSUMPTION (MWH)

                    MARCH 31,
                       2002         %         2001          %         2000          %
                   ----------- ---------- ------------ ---------- ------------ ----------
Residential ......  2,078,613      43.47    8,402,726      42.37    8,087,371      42.16
Commercial .......  1,970,017      41.20    8,182,715      41.26    7,706,257      40.17
Industrial .......    712,160      14.90    3,165,312      15.96    3,306,953      17.24
Other ............     20,631       0.43       82,228       0.41       81,569       0.43
                    ---------     ------    ---------     ------    ---------     ------
Total ............  4,781,421     100.00   19,832,981     100.00   19,182,150     100.00



                       1999          %         1998          %         1997          %
                   ------------ ---------- ------------ ---------- ------------ ----------
Residential ......   7,977,703      42.05    7,551,505      41.12    7,255,505      40.66
Commercial .......   7,624,531      40.19    7,258,769      39.52    6,974,503      39.08
Industrial .......   3,288,707      17.33    3,474,384      18.92    3,535,806      19.81
Other ............      81,258       0.43       80,874       0.44       79,370       0.45
                     ---------     ------    ---------     ------    ---------     ------
Total ............  18,972,199     100.00   18,365,532     100.00   17,845,184     100.00

PERCENTAGE CONCENTRATION WITHIN JCP&L'S LARGE COMMERCIAL AND INDUSTRIAL
   CUSTOMERS


     For the twelve months ending April 30, 2002, JCP&L's ten largest electric customers, many of whom are multi-site customers, represented approximately 9.4% of JCP&L's retail kilowatt hour sales. These customers are in the commercial and industrial customer classes. There are no material concentrations in the residential class.


HOW JCP&L FORECASTS THE NUMBER OF CUSTOMERS AND THE AMOUNT OF ELECTRICITY USAGE

     The energy forecast process incorporates analyses for each major customer class. In each class, projections are developed using a variety of methods, including econometric and time series analysis (regression, exponential smoothing and Box-Jenkins). A final forecast is then developed based on evaluation of all the results. A software package called "Forecast-Pro", developed by Business Forecast Systems, Inc., is used extensively in the development of forecasts for all classes.

     The first step in the forecast process is to develop a set of basic economic assumptions for the U.S. and the State of New Jersey, including assumptions on Gross Domestic Product, industrial production, manufacturing and non-manufacturing employment, housing starts, and personal income. Data from a variety of sources, including Regional Financial Associates, NPA Data Services, the Blue Chip Economic Indicators Report and the Rutgers Economic Advisory Service, is analyzed in the process. Then, forecasts are developed for each customer class, as described below. All forecasts assume normal weather conditions.

     The residential forecast is developed in two parts. First, a forecast of number of customers is developed, based primarily on projections of housing starts in the State. Then, a forecast of use per customer is developed. Methods used include Box-Jenkins and exponential smoothing, which project use per customer based on past trends, and regression analysis, which projects use per customer based on explanatory variables such as personal income, electricity price and weather.

     In the commercial sector, economic and demographic variables considered in regression models include personal income, non-manufacturing employment, the number of residential customers and weather. Box-Jenkins and exponential smoothing models are also reviewed.

     The primary variable in the industrial sales forecast is a survey of large industrial customers -- who account for more than half of all industrial sales -- conducted each year. The survey provides information on the customers' expected usage over the next few years. Projections of industrial production and manufacturing employment are also considered in development of the forecast.

     Forecast Variances. The table below compares usage in gigawatt hours for a particular year to the related forecast prepared during the previous year. For example, the annual 1996 variance is based on a forecast of 1996 consumption prepared in 1995. A positive variance indicates that actual consumption exceeded forecasted consumption. There can be no assurance that the future variance between actual and forecasted consumption will be similar to the historical experience set forth below.

                                    TABLE 4
             VARIANCE FOR THE AMOUNT OF ELECTRICITY CONSUMED (GWH)




                           2001         2000         1999         1998          1997          1996
                        ----------   ----------   ----------   ----------   ------------   ----------
Forecast ............     19,802       18,999       18,846       18,170         17,946       17,584
Actual ..............     19,833       19,182       18,972       18,366         17,845       17,670
Variance % ..........       0.16%        0.96%        0.67%        1.08%        --0.56%        0.49%

     If actual consumption of electricity is higher than the forecast, there may be an excess of transition bond charge collections. Similarly, if actual consumption is lower than the forecast, there may be a shortfall in transition bond charge collections.


CREDIT POLICY; BILLING; COLLECTIONS; TERMINATION OF SERVICE

     JCP&L is obligated to provide service to all customers within its service area under New Jersey law. JCP&L relies on the information provided by the customer, its customer information system and, for residential customers, validation of the social security number provided by the customer to determine whether JCP&L has previously served a customer. Certain accounts are secured with deposits or guarantees as a precautionary measure. The amount of the deposit reflects the estimated electricity use over a two-month period, which is the average time period required to take collection action on past-due billings. Since the vast majority of customers pay their bills within the allotted time, JCP&L does not require deposits from new residential customers who provide a valid social security number and whose credit score exceeds the threshold set by JCP&L.

     JCP&L has developed certain criteria for establishing credit. Industrial and commercial customers may establish credit by depositing cash equal to twice the estimated average monthly bill, by obtaining a guarantee from a satisfactory guarantor, or by otherwise establishing credit to the satisfaction of JCP&L. In general, residential customers may establish credit by depositing cash equal to twice the estimated average monthly bill. Deposits may not be required if the applicant is currently or has previously been a customer of JCP&L and has paid all bills for service, or if the customer provides a letter confirming the customer's creditworthiness from its previous utility.

     Billing Process. JCP&L's policy is to bill its customers monthly. The normal billing period for an individual customer ranges from 26 to 35 days for a given month. In accordance with JCP&L's policy, bills are generally issued the next business day after the meter readings are obtained. However, in connection with the implementation of a new computer system in 1999 (which is discussed below in greater detail), such policies were not always followed. Billing is on a monthly basis now that the implementation period for the new system is over.

     Accounts with potential meter reading or billing errors are reviewed and, if necessary, corrected before mailing. Accounts with unusually high or low usage compared to past customer history are not billed until reviewed and/or corrected. Residential bills of $5,000 or more and general service bills of $50,000 or more are also reviewed and, if necessary, corrected before mailing.

     For residential customers, a pre-disconnection warning notice is sent when the customer's previous month's bill is not paid at the invoicing time of the next monthly bill. This notice is sent as a separate notification to the customer. If payment is not received by the time of the third month's bill, a disconnection notice is sent to the customer. A telephone contact to the premises scheduled for disconnection is attempted anywhere from three to five days prior to the disconnection date. The customer will face termination of service on or after the scheduled date of the termination if payment is not received. Once the service is terminated, the customer may be required to pay the full outstanding balance or, if eligible, enter into an installment payment plan.

     For commercial and industrial customers, a disconnection notice is sent if the payment of the previous month's invoice is not received when JCP&L invoices the account again. This notice is sent as a separate notification to the customer. A telephone contact to the premises that is scheduled for disconnection is attempted anywhere from three to five days prior to the disconnection date. The customer will face termination of service on or after the scheduled date of the termination if payment is not received. Once the service is terminated, the customer may be required to pay the full outstanding balance or, if eligible, enter into an installment payment plan.

     JCP&L may change its credit, billing and collections and termination/restoration of service policies and procedures from time to time. It is expected that any such changes would be designed to enhance JCP&L's ability to bill and collect customer charges on a timely basis.

     Termination of Service for Residential Customers in the Winter. The winter termination program is part of the New Jersey Administrative Code and prevents discontinuance of electric service to qualified residential customers from November 15 through March 15. The program provides for the requirement of good-faith payments equal to budget amounts and placement on a 12-month system budget plan. However, averages will be taken into consideration when calculating the 12-month budget plan amount.

     The regulation also provides for restoration of service for customers eligible to participate in the program who had service shut off for non-payment prior to November 15, if up to 25% of the outstanding balance is paid. During the program period, service can be discontinued when the customer has made no contact with JCP&L; however, all efforts are made to contact the customer prior to discontinuance. The program requires that a BPU-approved fact sheet accompany each discontinuance notice to residential customers during the program period. The fact sheet is distributed as a bill insert since discontinuance notices are issued on the customer's bill.

     See "RISK FACTORS--SERVICING RISKS--BILLING AND COLLECTION PRACTICES MAY REDUCE THE AMOUNT OF FUNDS AVAILABLE FOR PAYMENTS ON THE TRANSITION BONDS" in this prospectus.


LOSS AND DELINQUENCY EXPERIENCE

     The following table sets forth information relating to JCP&L's write-offs as a percentage of total billed revenues for the past six years. Such historical information is presented herein because JCP&L's actual experience with respect to write-offs and delinquencies may affect the timing of transition bond charge collections. JCP&L does not expect, but cannot assure, that the delinquency or write-off experience with respect to transition bond charge collections will differ substantially from the rates indicated below. However, changes in general economic conditions and the retail electric market, including but not limited to the introduction of third party electric power suppliers who may be permitted to provide consolidated billing to JCP&L's customers, could mean that historical delinquency and write-off ratios will not be indicative of future rates.

     For the total electric billed revenue for the past six years for each customer class, see TABLE 1 "BILLED RETAIL REVENUE (IN THOUSANDS)" on page 35 of this prospectus.


                                    TABLE 5
               GROSS WRITE-OFF, NET WRITE-OFF AND NET WRITE-OFF
                   AS A PERCENTAGE OF BILLED RETAIL REVENUE
                                (in thousands)




                                     2001           2000           1999          1998          1997          1996
                                 ------------   ------------   -----------   -----------   -----------   -----------
Gross Write-Off ..............     $ 12,650       $ 12,736       $ 7,084       $ 5,549       $ 7,011       $ 7,475
Net Write-Off ................       10,815         10,309         5,276         4,141         5,232         5,520
Net Write-Off as a % of Billed
 Revenue .....................         0.55%          0.56%         0.26%         0.21%         0.26%         0.28%

     Net write-offs include amounts recovered by JCP&L from bankruptcy proceedings and payments received after an account has been written off, either by JCP&L or one of its external collection agencies. The increase in net write-offs as a percentage of billed revenue beginning in 1999 resulted primarily from problems experienced during the pre- and post-implementation of a new customer service and billing computer system. The system implementation caused delays in billing and also diverted resources from collection efforts. In addition, the new system, initially, did not allow for effective processing of overdue accounts. Through system enhancements put into place in 2000 and 2001, as well as improved handling of overdue accounts, JCP&L expects that the level of write-offs in 2002 will be reduced, although net write-offs are not expected to return to pre-implementation levels for a few years.

     The following table sets forth information relating to JCP&L's rate of delinquencies, as a percentage of accounts receivable of all JCP&L customers for the past six years.


                                    TABLE 6
                  BILLED ELECTRIC RECEIVABLES AGING ANALYSIS
                                AS OF YEAR END




                              2001         2000         1999         1998         1997         1996
                           ----------   ----------   ----------   ----------   ----------   ----------
0-30 DAYS ..............       81.2%        73.0%        67.9%        84.7%        89.2%        87.0%
31-60 DAYS .............        5.9%         6.8%        12.8%         7.3%         6.3%         7.5%
61-90 DAYS .............        3.4%         4.9%         7.2%         4.1%         2.1%         2.3%
91-120 DAYS ............        2.8%         3.5%         5.9%         2.5%         1.6%         2.0%
OVER 120 DAYS ..........        6.7%        11.8%         6.2%         1.4%         0.8%         1.2%

     Any account that has an unpaid balance at the time of the next billing is considered to be delinquent. The delinquency data above represents only active customer accounts as opposed to the write-off data that includes customer accounts where service is no longer being provided. JCP&L has not tracked the rate of delinquencies by customer class. The deterioration in the aging of electric receivables beginning in 1999 resulted primarily from problems experienced during the pre- and post-implementation of a new customer service and billing computer system. This system implementation caused delays in billing and also diverted resources from collection efforts. In addition, the new system, initially, did not allow for effective processing of overdue accounts. Through system enhancements and adjustments in 2000 and 2001, as well as improved handling of overdue accounts, arrears have been reduced. These reductions are expected to continue in 2002, although arrearages are not expected to return to pre-implementation levels for a few years because the residual effects of these implementation problems continue to impact related statistics.

   The following table sets forth the average days of revenue outstanding for the past six years.


                                    TABLE 7
                          DAYS OF REVENUE OUTSTANDING




                             2001        2000        1999        1998        1997        1996
                          ---------   ---------   ---------   ---------   ---------   ---------
AVERAGE DAYS ..........       32.7        34.7        31.2        29.7        26.9        27.7

     The increase in days of revenue outstanding beginning in 1999 resulted primarily from problems experienced during the pre- and post- implementation of a new customer service and billing computer system. This system implementation caused delays in billing and also diverted resources from collection efforts. Through system enhancements and adjustments in 2000 and 2001, as well as improved handling of overdue accounts, timeliness of collections has improved. This trend is expected to continue in 2002, although days of revenue outstanding are not expected to return to pre-implementation levels for a few years because the residual effects of these implementation problems continue to impact related statistics.

     See "RISK FACTORS--SERVICING RISKS--BILLING AND COLLECTION PRACTICES MAY REDUCE THE AMOUNT OF FUNDS AVAILABLE FOR PAYMENTS ON THE TRANSITION BONDS" in this prospectus.


HOW JCP&L WILL APPLY PARTIAL PAYMENTS BY ITS CUSTOMERS

     In accordance with the BPU financing order, JCP&L will allocate, on a system-wide basis, partial payments of electricity delivery and basic generation service charges for any period in the following order:

    o to sales taxes associated with the partial payment (which JCP&L collects as trustee for the State of New Jersey and not for its own account or for that of the issuer);

    o pro rata to the transition bond charge and JCP&L's other charges and taxes, where any of such charges are in arrears, based on their proportion to JCP&L's total charges in arrears assessed for that period; and


    o pro rata to the transition bond charge and JCP&L's other charges and taxes, where any of such charges are current charges, based on their proportion to JCP&L's total charges assessed for that period.


     Partial payments will also be allocated among different series of transition bonds, pro rata, based on the amounts owed with respect to each series.

                    JCP&L TRANSITION FUNDING LLC, THE ISSUER


     JCP&L Transition Funding LLC, the issuer of the transition bonds, was formed as a Delaware limited liability company in February 2000. JCP&L is the sole member of the issuer. The assets of the issuer are limited to the bondable transition property which will be purchased by the issuer, the trust funds to be held by the trustee, the rights of the issuer under the transaction documents, any third party credit enhancement, the rights under any interest rate swap agreement and any money distributed to the issuer from the collection account in accordance with the indenture and not distributed to JCP&L. The BPU financing order and the indenture provide that the bondable transition property, as well as the other collateral described in the BPU financing order and the indenture, will be pledged by the issuer to the trustee. Pursuant to the indenture, the transition bond charge collections remitted to the trustee by the servicer must be used to pay the principal of and interest on the transition bonds and other obligations of the issuer specified in the indenture. As of the date of this prospectus, the issuer has not conducted any business activities and has no operating history. Audited financial statements of the issuer for the year ended December 31, 2001 and for the period from inception (February 24, 2000) to December 31, 2000 are included in this prospectus.


     The Issuer's Purpose. The issuer has been created for the sole purpose of:



    o purchasing and owning the bondable transition property;


    o issuing one or more series of transition bonds, each of which may be comprised of one or more classes, from time to time;


    o pledging its interest in the bondable transition property and other collateral to the trustee under the indenture in order to secure the transition bonds; and


    o performing activities that are necessary, suitable or convenient to accomplish these purposes, including the execution of any interest rate swap agreement or hedging arrangement incident to the issuance of transition bonds.


     The Interaction Among JCP&L and the Issuer. On the issue date for each series, except in the event of a refunding of outstanding transition bonds, JCP&L will sell bondable transition property to the issuer pursuant to the sale agreement between the issuer as buyer and JCP&L as seller. JCP&L will service the bondable transition property pursuant to a servicing agreement with the issuer. JCP&L and any successor in the capacity of servicer are referred to as the servicer.


     The Issuer's Management. The issuer's business will be managed by five managers, referred to as the "managers", appointed from time to time by JCP&L or, in the event that JCP&L transfers its interest in the issuer, new managers will be appointed by the new owner or owners. The issuer will have at all times following the initial issuance of the transition bonds at least two independent managers who, among other things, are not and have not been for at least five years from the date of their appointment (except solely by virtue of their serving as, or being an affiliate of any other entity serving as, an independent director or manager, as applicable, of JCP&L or any bankruptcy-remote special purpose entity that is an affiliate of JCP&L or the issuer):


    o a direct or indirect legal or beneficial owner of the issuer, JCP&L or any of their respective affiliates;


    o a relative, supplier, employee, officer, director, manager, contractor or material creditor of the issuer, JCP&L or any of their respective affiliates; or


    o a person who controls JCP&L or any of its affiliates.


     The remaining managers will be employees or officers of JCP&L or any of its affiliates.

     The managers will devote the time necessary to conduct the affairs of the issuer. The following are the managers as of the date of this prospectus:




NAME                      AGE    POSITION WITH FIRSTENERGY CORP.
----------------------   -----   ------------------------------------------------------------------
Anthony J. Alexander     51      President and Chief Operating Officer
                                 Mr. Alexander is currently serving as President and Chief
                                 Operating Officer of FirstEnergy Corp. Prior to his current position, Mr. Alexander was President (2000-2001) and
                                 Executive Vice President and General Counsel (1997-2000) of
                                 FirstEnergy Corp.
H. Peter Burg            56      Vice Chairman and Chief Executive Officer
                                 Mr. Burg is currently serving as Vice Chairman and Chief
                                 Executive Officer of FirstEnergy Corp. Prior to his current position, Mr. Burg was Chairman of the Board and Chief
                                 Executive Officer (2000-2001), President and Chief Executive
                                 Officer (1999-2000) and President and Chief Operating Officer
                                 (1998-1999) of FirstEnergy Corp.
Richard H. Marsh         51      Senior Vice President and Chief Financial Officer
                                 Mr. Marsh is currently serving as Senior Vice President and
                                 Chief Financial Officer of FirstEnergy Corp. Prior to his current position, Mr. Marsh was Vice President and Chief Financial
                                 Officer (1998-2001) of FirstEnergy Corp.

     JCP&L, as the sole member of the issuer, will appoint two independent managers prior to the issuance of the initial series of transition bonds.

     None of the managers has been involved in any legal proceedings that are specified in Item 401(f) of the SEC's Regulation S-K.

     The Managers' Compensation and Limitation on Liabilities. The issuer has not paid any compensation to any manager since the issuer was formed. The managers other than the independent managers will not be compensated by the issuer for their services on behalf of the issuer. The independent managers will be paid quarterly fees from the revenues of the issuer and will be reimbursed for their reasonable expenses. These expenses include, without limitation, the reasonable compensation, expenses and disbursements of such agents, representatives, experts and counsel as the independent managers may employ in connection with the exercise and performance of their rights and duties under the issuer's limited liability company agreement, the indenture, the sale agreement and the servicing agreement. The limited liability company agreement provides that the managers will not be personally liable under any circumstances except for:

    o liabilities arising from their own willful misconduct or gross negligence;

    o liabilities arising from the failure by any of the managers to perform obligations expressly undertaken in the issuer's limited liability company agreement; or

    o taxes, fees or other charges, based on or measured by any fees, commissions or compensation received by the managers in connection with the transactions described in this prospectus.

     The limited liability company agreement further provides that, to the fullest extent permitted by law, the issuer shall indemnify the managers against any liability incurred in connection with their services as managers for the issuer except in the cases described above.

     The Issuer is a Separate and Distinct Legal Entity. Under the issuer's limited liability company agreement, the issuer may not file a voluntary petition for relief under federal bankruptcy law, nor consent to the commencement of a Chapter 11 case pursuant to an involuntary petition, without a unanimous vote of its managers, including the independent managers. JCP&L has agreed that it will not cause the issuer to file a voluntary petition for relief under federal bankruptcy law. The limited liability company agreement requires the issuer:

    o to take all reasonable steps to continue its identity as a separate legal entity;

    o to make it apparent to third parties that it is an entity with assets and liabilities distinct from those of JCP&L, other affiliates of JCP&L, the managers or any other person; and

    o to make it apparent to third persons that, except for federal and state income tax purposes, it is not a division of JCP&L or any of its affiliated entities or any other person.

     The principal place of business of the issuer is 103 Foulk Road, Suite 202, Wilmington, Delaware 19803 and its telephone number is 302-691-6118.

     Administration Agreement. Initially, GPU Service, Inc. will provide administrative services for the issuer pursuant to an administration agreement between the issuer and GPU Service, Inc. Another service company affiliate of JCP&L may eventually act as administrator under this agreement. The issuer will pay the administrator a cost-based fee for performing these services.


                                USE OF PROCEEDS

     As required by the Competition Act, the issuer will use the net proceeds of the issuance of the transition bonds to purchase the bondable transition property from JCP&L. JCP&L will use the proceeds it receives from the issuer principally to reduce stranded costs through the retirement of debt or equity or both, including transactions completed before the date of the sale of the transition bonds, and also to pay related expenses.


                              THE TRANSITION BONDS

     The transition bonds will be issued under and secured by the indenture between the issuer and the trustee substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of each series of transition bonds will be provided in the indenture and the related supplemental indenture. The following summary describes some general terms and provisions of the transition bonds. The particular terms of the transition bonds of any series offered by any prospectus supplement will be described in the applicable prospectus supplement.


GENERAL TERMS OF THE TRANSITION BONDS

     The transition bonds may be issued in one or more series, each made up of one or more classes. The terms of a series may differ from the terms of another series, and the terms of a class may differ from the terms of another class of the same series. The terms of each series will be specified in the related prospectus supplement and supplemental indenture.

     The indenture requires, as a condition to the issuance of each series of transition bonds, that such issuance will not result in any rating agency reducing or withdrawing its then current rating of any outstanding series or class of transition bonds.

     The Issuer's Transition Bonds Will be Maintained in Book-Entry Format. The related prospectus supplement will set forth the procedure for the manner of the issuance of the transition bonds of each series. Generally, each series of transition bonds will initially be represented by one or more transition bonds registered in the name of Cede & Co., as the nominee of The Depository Trust Company (referred to as "DTC"). The transition bonds will be available for purchase in initial denominations specified in the related prospectus supplement that will be not less than $1,000, with an exception for one transition bond in each class that may have a smaller denomination. Unless and until definitive transition bonds are issued under the limited circumstances described in this prospectus, no beneficial owner of transition bonds will be entitled to receive a physical bond representing a transition bond. All references in this prospectus to actions by transition bondholders or holders of transition bonds will refer to actions taken by DTC upon instructions from DTC participants. In addition, all references in this prospectus to payments, notices, reports and statements to transition bondholders or holders of transition bonds will refer to payments, notices, reports and statements to DTC or Cede & Co. as the registered holder of each series of transition bonds, unless certificated transition bonds have been issued to beneficial owners of interests in the transition bonds, as discussed in "--CERTIFICATED TRANSITION BONDS" below. DTC or Cede & Co. will receive these payments, notices, reports and statements for distribution to the beneficial owners of the transition bonds in accordance with DTC's procedures with respect thereto. See "--TRANSITION BONDS WILL BE ISSUED IN BOOK-ENTRY FORM" and "--CERTIFICATED TRANSITION BONDS" below.


PAYMENTS OF INTEREST ON AND PRINCIPAL OF THE TRANSITION BONDS


     Interest will accrue on the outstanding principal balance of transition bonds of a series or class at the interest rate specified in or determined in the manner specified in the related prospectus supplement. Interest will be payable to the transition bondholders of a series or class on each payment date, commencing on the first payment date specified in the related prospectus supplement. On any payment date with respect to any series, the issuer will make principal payments on that series only until the outstanding principal balance thereof has been reduced to the principal balance specified for that payment date in the expected amortization schedule for that series on that payment date, but only to the extent funds are available for that series as described in this prospectus. Accordingly, principal of any series or class of transition bonds may be paid later than reflected in the expected amortization schedule therefor, but generally not earlier, except in a case of any applicable optional redemption or acceleration. See "RISK FACTORS--OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE TRANSITION BONDS " and "--SERVICING RISKS " in this prospectus.


     The indenture provides that failure to pay the entire outstanding principal balance of the transition bonds of any series or class by the applicable expected final payment date will not result in an event of default under the indenture; however, a default will occur if the entire outstanding principal balance is not paid on or before the applicable legal final maturity date of that series or class, as applicable.


     On each payment date, the amount required to be paid as principal of the transition bonds, from transition bond charge collections allocable to all series, all series capital subaccounts, all series overcollateralization subaccounts and the reserve subaccount will equal:


    o the outstanding principal balance of any transition bonds of any class or series if such payment date is on or after the expected final payment date of that class or series; plus


    o the outstanding principal balance of any transition bonds of any class or series called for redemption; plus


    o the outstanding principal balance of any transition bonds of any class or series upon an acceleration following an event of default as specified in the indenture; plus


    o the principal amount scheduled to be paid on the transition bonds of each class or series on that payment date.


     The entire outstanding principal balance of a series of transition bonds will be due and payable if:


    o an event of default as specified in the indenture occurs and is continuing; and


    o the trustee or the holders of a majority in principal amount of the transition bonds of all series then outstanding, voting as a group, have declared the transition bonds to be immediately due and payable.


     See "THE INDENTURE--WHAT CONSTITUTES AN EVENT OF DEFAULT ON THE TRANSITION BONDS" and "WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE TRANSITION BONDS" in this prospectus.

OPTIONAL REDEMPTION OF THE TRANSITION BONDS

     The issuer may redeem all of the outstanding transition bonds of a series, at its option, only if, on any payment date, the outstanding principal balance of the transition bonds of that particular series (after giving effect to payments scheduled to be made on that payment date) is less than 5% of the initial principal balance of the transition bonds of that series. Unless otherwise specified in a prospectus supplement, there will be no other optional redemption for a series.

     Redemption provisions, if any, for any series will be specified in the related prospectus supplement, including the premiums, if any, payable upon redemption. Unless the context requires otherwise, all references in this prospectus to principal of the transition bonds of a series insofar as it relates to redemption includes any premium that might be payable thereon if transition bonds of the series are redeemed, as described in the related prospectus supplement. Notice of redemption of any series of transition bonds will be given by the trustee to each registered holder of a transition bond by first-class mail, postage prepaid, mailed not less than five days nor more than 45 days prior to the date of redemption or in another manner or at another time as may be specified in the related prospectus supplement. The redemption price will, in each case, include accrued interest to the date of redemption. Notice of redemption may be conditioned upon the deposit of moneys with the trustee before the redemption date and this notice will be of no effect unless these moneys are so deposited. All transition bonds called for redemption will cease to bear interest on the specified redemption date, provided the redemption price is on deposit with the trustee at that time, and will no longer be considered "outstanding" under the indenture. The transition bondholders will have no further rights with respect thereto, except to receive payment of the redemption price thereof and unpaid interest accrued to the date fixed for redemption from the trustee. For so long as any transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notice of redemption also will be given by publication in a daily newspaper in Luxembourg, expected to be the Luxemburger Wort, not less than 10 days prior to the date of redemption.


FLOATING RATE TRANSITION BONDS

     In connection with the issuance of any class of floating rate transition bonds, the issuer may enter into or arrange for one or more interest rate swap transactions. The related prospectus supplement will include a description of:

    o the material terms of any interest rate swap transaction;

    o the identity of any interest rate swap counterparty;

    o any payments due to be paid by or to the issuer or the trustee under any interest rate swap transaction;

    o scheduled deposits in and withdrawals from any class subaccount of the collection account with respect to any interest rate swap transaction;

    o the formula for calculating the floating rate of interest of any floating interest rate class; and

    o the rights of transition bondholders with respect to any interest rate swap transaction, including any right of termination of or amendment to the interest rate swap agreement.

     Under the indenture, the issuer is obligated to perform all of its obligations pursuant to any interest rate swap agreement to which it is a party.


CREDIT ENHANCEMENT FOR THE TRANSITION BONDS

     Credit enhancement with respect to the transition bonds of any series will be provided principally by adjustments to the transition bond charge and amounts on deposit in the reserve subaccount for all series, the related series overcollateralization subaccount and the related series capital subaccount. In addition, for any series of transition bonds or one or more classes thereof, additional credit enhancement may be provided. The amounts and types of additional credit enhancement, if any, and the provider of any additional credit enhancement with respect to any series of transition bonds or one or more classes thereof, will be described in the related prospectus supplement.

     Additional credit enhancement may be in the form of:

    o an additional reserve subaccount;

    o subordination of one series for the benefit of another;

    o additional overcollateralization;

    o a financial guaranty insurance policy;

    o a letter of credit;

    o a credit or liquidity facility;

    o a repurchase obligation;

    o a third party payment or other support;

    o a cash deposit or other credit enhancement; or

    o any combination of the foregoing, as may be set forth in the related prospectus supplement.

     If specified in the related prospectus supplement, credit enhancement for a series of transition bonds may cover one or more other series of transition bonds. See "RISK FACTORS--TRANSITION BONDHOLDERS MAY EXPERIENCE PAYMENT DELAYS OR LOSSES AS A RESULT OF THE LIMITED SOURCES OF PAYMENT FOR THE TRANSITION BONDS AND LIMITED CREDIT ENHANCEMENT" in this prospectus.


TRANSITION BONDS WILL BE ISSUED IN BOOK-ENTRY FORM

     Unless otherwise specified in the related prospectus supplement, all classes of transition bonds will initially be represented by one or more bonds registered in the name of DTC, or another securities depository. The transition bonds will be available to investors only in the form of book-entry transition bonds. Transition bondholders may also hold transition bonds through Clearstream Banking, Luxembourg, S.A., referred to as "Clearstream Banking" (formerly known as CEDEL, societe anonyme), or Euroclear in Europe, if they are participants in one of those systems or indirectly through participants.

     The Role of Cede & Co., Clearstream Banking and Euroclear. DTC will hold the global bond or bonds representing the transition bonds. Clearstream Banking and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream Banking's and Euroclear's names on the books of their respective depositories. Citibank, N.A. is depository for Clearstream Banking and Morgan Guaranty Trust Company of New York is depository for Euroclear. These depositories will, in turn, hold these positions in customers' securities accounts in the depositories' names on the books of DTC. Citibank, N.A. will act as depository for Clearstream Banking and Morgan Guaranty Trust Company of New York will act as depository for Euroclear.


     The Function of DTC. DTC is a limited purpose trust company organized under the laws of the State of New York, and is a member of the Federal Reserve System. DTC is a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of bonds. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to indirect participants.

     The Function of Clearstream Banking. Clearstream Banking is incorporated under the laws of Luxembourg. Clearstream Banking holds securities for its customers and facilitates the clearance and settlement of securities transactions by electronic book-entry transfers between their accounts.

Clearstream Banking provides various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Banking also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream Banking has established an electronic bridge with Morgan Guaranty Trust Company of New York as the Operator of the Euroclear system in Brussels to facilitate settlement of trades between Clearstream Banking and MGT/EOC. Clearstream Banking currently accepts over 110,000 securities issues on its books.

     Clearstream Banking customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include any underwriters, agents or dealers with respect to a series of transition bonds offered hereby. Clearstream Banking's U.S. customers are limited to securities brokers and dealers and banks.

     The Function of Euroclear. Euroclear was created in 1968 to hold securities for Euroclear participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment. By performing these functions, Euroclear eliminated the need for physical movement of securities and also eliminated any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 30 currencies, including Euros and U.S. dollars. The Euroclear System includes various other services, including securities lending and borrowing, and arrangements with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below. The Euroclear System is operated by Euroclear Operator under contract with the Euroclear Clearance System S.C., a Belgian cooperative corporation, referred to as the "Cooperative". All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include central banks, investment banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation that is a member bank of the Federal Reserve System. As a Federal Reserve System member, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law which are referred to in this prospectus as the "Terms and Conditions". The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     The Rules for Transfers Among DTC, Clearstream Banking or Euroclear Participants. Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream Banking customers and Euroclear participants will occur in accordance with their respective rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Banking customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depository. Cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving transition bonds in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Banking customers and Euroclear participants may not deliver instructions directly to the depositories.

     DTC Will be the Holder of the Issuer's Transition Bonds. Unless and until definitive transition bonds are issued, it is anticipated that the only "holder" of transition bonds of any series will be DTC. Transition bondholders will only be permitted to exercise their rights as transition bondholders indirectly through participants and DTC. All references herein to actions by transition bondholders thus refer to actions taken by DTC upon instructions from its participants. In addition, all references herein to payments, notices, reports and statements to transition bondholders refer to payments, notices, reports and statements to DTC, as the registered holder of the transition bonds, for payments or delivery to the beneficial owners of the transition bonds in accordance with DTC procedures.

     Book-Entry Transfers and Transmission of Payments. Except under the circumstances described below, while any book-entry transition bonds of a series are outstanding, under DTC's rules, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the book-entry transition bonds. In addition, DTC is required to receive and transmit payments of principal of, and interest on, the book-entry transition bonds. Participants with whom transition bondholders have accounts with respect to book-entry transition bonds are similarly required to make book-entry transfers and receive and transmit these payments on behalf of their respective transition bondholders. Accordingly, although transition bondholders will not possess physical bonds, DTC's rules provide a mechanism by which transition bondholders will receive payments and will be able to transfer their interests.


     DTC can only act on behalf of participants, who, in turn, act on behalf of indirect participants and some banks. Thus, the ability of holders of beneficial interests in the transition bonds to pledge transition bonds to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of these transition bonds, may be limited due to the lack of definitive transition bonds.

     DTC has advised the trustee that it will take any action permitted to be taken by a transition bondholder under the indenture only at the direction of one or more participants to whose account with DTC the transition bonds are credited.

     How Transition Bond Payments will be Credited by Clearstream Banking and Euroclear. Payments with respect to transition bonds held through Clearstream Banking or Euroclear will be credited to the cash accounts of Clearstream Banking customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depository. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "MATERIAL U.S. FEDERAL INCOME TAX MATTERS FOR THE TRANSITION BONDHOLDERS" in this prospectus. Clearstream Banking or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a transition bondholder under the indenture on behalf of a Clearstream Banking customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository's ability to effect these actions on its behalf through DTC.

     DTC, Clearstream Banking and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of transition bonds among participants of DTC, Clearstream Banking and Euroclear. However, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

CERTIFICATED TRANSITION BONDS

     The Circumstances That Will Result in the Issuance of Certificated Transition Bonds. Unless otherwise specified in the related prospectus supplement, each class of transition bonds will be issued in fully registered, certificated form to beneficial owners of transition bonds or intermediaries, rather than to DTC, only if:

    o the issuer advises the trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to that class of transition bonds and the issuer is unable to locate a qualified successor;

    o the issuer, at its option, elects to terminate the book-entry system through DTC; or


    o after the occurrence of an event of default as specified in the indenture, beneficial owners of transition bonds representing at least a majority of the outstanding principal balance of the transition bonds of all series advise the trustee through DTC in writing that the continuation of a book-entry system through DTC, or a successor thereto, is no longer in the transition bondholders' best interest.


     The Delivery of Certificated Transition Bonds. Upon the occurrence of any event described in the immediately preceding paragraph, DTC will be required to notify the trustee and all affected beneficial owners of transition bonds through participants of the availability of certificated transition bonds. Upon surrender by DTC of the certificated bonds representing the applicable transition bonds and receipt of instructions for re-registration, the trustee will authenticate and deliver certificated transition bonds to the beneficial owners. Any certificated transition bonds listed on the Luxembourg Stock Exchange will be made available to the beneficial owners of such transition bonds through the office of the transfer agent in Luxembourg. Thereafter, the trustee will recognize the holders of these certificated transition bonds as transition bondholders under the indenture.


     The Payment Mechanism for Certificated Transition Bonds. Payments of principal of, and interest on, certificated transition bonds will be made by the trustee, as paying agent, in accordance with the procedures set forth in the indenture. These payments will be made directly to holders of certificated transition bonds in whose names the certificated transition bonds were registered at the close of business 15 days prior to the payment date, unless otherwise specified in a prospectus supplement. These payments will be made by check mailed to the address of the holder as it appears on the register maintained by the trustee. The final payment on any transition bond, however, will be made only upon presentation and surrender of the transition bond at the office or agency specified in the notice of final payment to transition bondholders.


     The Transfer or Exchange of Certificated Transition Bonds. Certificated transition bonds will be transferable and exchangeable at the offices of the transfer agent and registrar, which will initially be the trustee. No service charge will be imposed for any registration of transfer or exchange, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.


     Final Payments on Transition Bonds. The final payment on any transition bond will be made only upon presentation and surrender of the transition bond at the office or agency specified in the notice of final payment to transition bondholders. The final payment of any transition bond listed on the Luxembourg Stock Exchange may also be made upon presentation and surrender of the transition bond at the office of the paying agent in Luxembourg as specified in the notice of final distribution. A notice of such final distribution will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort, not later than the fifth day of the month of such final distribution. Certificated transition bonds listed on the Luxembourg Stock Exchange will also be transferable and exchangeable at the offices of the transfer agent in Luxembourg. With respect to any transfer of these listed certificated transition bonds, the new certificated transition bonds registered in the names specified by the transferee and the original transferor will be available at the offices of the transfer agent in Luxembourg.

                WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS
                            FOR THE TRANSITION BONDS


     The rate of principal payments, the amount of each interest payment and the actual final payment date for each series or class of transition bonds will be dependent on the rate and timing of receipt of transition bond charge collections and the effectiveness of credit enhancement. Accelerated receipts of transition bond charge collections will not, however, result in payment of principal of the transition bonds earlier than the related expected final payment dates. This is because receipts in excess of the amounts necessary to amortize the transition bonds in accordance with the applicable expected amortization schedule, to pay interest on the transition bonds, to pay related costs and expenses and to fund or replenish the capital and overcollateralization subaccounts for each series, will be allocated to the reserve subaccount. However, delayed receipts of transition bond charge collections may result in principal payments on the transition bonds occurring more slowly than as reflected in the expected amortization schedule or later than the related expected final payment dates. Redemption of any class or series of transition bonds and acceleration of the legal final maturity date after an event of default will result in payment of principal earlier than the related expected final payment dates.


     The Effect of Transition Bond Charge Collections on the Timing of Transition Bond Payments. The actual payments on each payment date for each series or class of transition bonds and the weighted average life thereof will be affected primarily by the rate and the timing of receipt of transition bond charge collections. Amounts available in the reserve subaccount, the series overcollateralization subaccount and the series capital subaccount will also affect the weighted average life of that series of transition bonds. The transition bond charge will be calculated based on estimates of energy use by customers and estimates of delinquencies and write-offs. However, the aggregate amount of transition bond charge collections and the rate of principal amortization of the transition bonds will depend, in part, on actual electricity usage by customers and the rate of delinquencies and write-offs. The transition bond charge will be adjusted from time to time based in part on the actual rate of transition bond charge collections compared to the estimated transition bond charge collections. However, there can be no assurance that the servicer will be able to forecast accurately actual electricity usage and the rate of collections or implement adjustments to the transition bond charge that will cause transition bond charge collections to be received at any particular rate.


     A payment on a date that is later than the expected final payment date will result in a longer weighted average life. In addition, if scheduled payments on the transition bonds are received later than the applicable expected payment date, this will result in a longer weighted average life of the transition bonds.


     See "RISK FACTORS--SERVICING RISKS " and "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE--THE BPU'S TRANSITION BOND CHARGE ADJUSTMENT PROCESS" in this prospectus.

                               THE SALE AGREEMENT

     The following summary describes material terms and provisions of the sale agreement pursuant to which JCP&L will sell and the issuer will purchase bondable transition property. The sale agreement may be amended by the parties thereto, with the consent of the trustee, provided notice of the substance of the amendment is provided by the issuer to each rating agency. The form of the sale agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.


JCP&L'S SALE AND ASSIGNMENT OF THE BONDABLE TRANSITION PROPERTY TO THE ISSUER

     For convenience of usage in this prospectus, there are numerous references to the holding and transfer of bondable transition property by JCP&L and others. However, pursuant to New Jersey State law and the BPU financing order, bondable transition property arises, and constitutes a vested, presently existing property right, upon (i) the transfer to an assignee and (ii) receipt of consideration therefor.

     Pursuant to the sale agreement, JCP&L will:

   (1) assign and transfer to the issuer, without recourse, except as provided in the sale agreement, all right, title and interest of JCP&L in, to and under the bondable transition property which represents the irrevocable right to charge, collect and receive, and be paid from collections of, the transition bond charges in the amount necessary to provide for the full recovery of JCP&L's bondable stranded costs with respect to the related series of transition bonds; and

   (2) agree that JCP&L's representations, warranties, covenants and obligations under the sale agreement, including JCP&L's indemnification obligations, inure to the benefit of the issuer and the trustee for the benefit of the transition bondholders.

     The assignments and transfers of the bondable transition property by JCP&L to the issuer are expressly stated to be absolute transfers. Pursuant to the Competition Act, these assignments and transfers will be treated as absolute transfers of all of JCP&L's right, title and interest, as in a sale or other absolute transfer of the bondable transition property. JCP&L agrees that, after giving effect to its assignment, it will have no rights in the bondable transition property.

     In addition, JCP&L may from time to time offer to sell on a subsequent transfer date additional bondable transition property to the issuer, subject to the satisfaction of the conditions specified in the sale agreement and the indenture. Each subsequent sale will be financed through the issuance of an additional series of transition bonds. If this offer is accepted by the issuer, the subsequent sale will be effective on a subsequent transfer date.

     In accordance with the Competition Act, after the issuance of the BPU financing order and upon the execution and delivery of the sale agreement and the related bill of sale and the proper filing of a financing statement under the Uniform Commercial Code with respect to the sale and absolute transfer of the bondable transition property, the sale and absolute transfer will be perfected as against any third party, including judicial lien creditors. The sale agreement provides that in the event that the true and absolute sale of the bondable transition property is determined by a court not to be a true and absolute sale as contemplated by the Competition Act, then the transfer shall be treated as a pledge of the bondable transition property and JCP&L shall be deemed to have granted a security interest to the issuer in the bondable transition property, which security interest will secure a payment obligation of JCP&L in an amount equal to the purchase price for the bondable transition property.


JCP&L'S REPRESENTATIONS AND WARRANTIES

     In the sale agreement, JCP&L will make the following representations and warranties:

     1. all information provided by JCP&L to the issuer with respect to the bondable transition property is correct in all material respects;

     2. the assignments and transfers contemplated by the sale agreement constitute absolute transfers of the initial bondable transition property or the additional bondable transition property, as the case may be, from JCP&L to the issuer, JCP&L will have no right, title or interest in the bondable transition property, and the transferred bondable transition property would not be part of the estate of JCP&L as debtor in the event of the filing of a bankruptcy petition by or against JCP&L under any bankruptcy law;

     3. (a) JCP&L is the sole owner of the bondable transition property being transferred and assigned to the issuer pursuant to the sale agreement on the initial transfer date or the subsequent transfer date, as applicable;

       (b) upon the execution and delivery of the sale agreement and the related bill of sale, the bondable transition property will be validly assigned and transferred to the issuer free and clear of all liens other than liens created by the issuer pursuant to the indenture; and

       (c) all filings (including filings with the New Jersey Secretary of State or the Delaware Secretary of State under the New Jersey Uniform Commercial Code or the Delaware Uniform Commercial Code, respectively) necessary in any jurisdiction to give the issuer a valid perfected ownership interest in the transferred bondable transition property free and clear of all liens of JCP&L or anyone else, other than the issuer or the trustee, have been made;

     4. the BPU financing order has been issued by the BPU in accordance with the Competition Act; the BPU financing order and the process by which it was issued comply with all applicable laws, rules and regulations; and the BPU financing order is in full force and effect, is final, and is not subject to appeal;

     5. as of the date of issuance of any series of transition bonds, the transition bonds will be entitled to the protections provided by the Competition Act and, in accordance with the Competition Act, the BPU financing order and the transition bond charge authorized by the BPU financing order will not be revocable by the BPU and each issuance advice letter delivered by JCP&L to the BPU pursuant to the BPU financing order will be irrevocable, final and uncontestable;

     6. (a) under the Competition Act, the State of New Jersey may not limit, alter or impair the bondable transition property or other rights vested in JCP&L, the issuer and the trustee for the benefit of the transition bondholders pursuant to the BPU financing order until the transition bonds are fully paid and discharged, or in any way limit, alter, impair or reduce the value or amount of the bondable transition property, as approved pursuant to the BPU financing order; and

       (b) under the contract clauses of the Constitutions of the State of New Jersey and the United States, the State of New Jersey could not, absent a demonstration that such action was necessary to serve a significant and legitimate public purpose, take any action that substantially impairs the rights of the transition bondholders unless such action is a reasonable exercise of the State of New Jersey's sovereign powers and of a character reasonable and appropriate to the public purpose justifying that action, and, under the Takings Clauses of the New Jersey and United States Constitutions, the State of New Jersey could not repeal or amend the Competition Act or take any other action in contravention of its pledge and agreement in the Competition Act, in the event such action constitutes a permanent appropriation of the property interest of transition bondholders in the bondable transition property and deprives the transition bondholders of their reasonable expectations arising from their investments in transition bonds, unless just compensation, as determined by a court of competent jurisdiction, is provided to the transition bondholders;

     7. there is no order by any court providing for the revocation, alteration, limitation or other impairment of the Competition Act, the BPU financing order, the restructuring order (insofar as it relates to the sale of the transferred bondable transition property), the bondable transition property or the transition bond charge or any rights arising under any of them or which seeks to enjoin the performance of any obligations under the BPU financing order;

     8. no other approval, authorization, consent, order or other action of, or filing with, any court, federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the creation, assignment or transfer of the bondable transition property, except those that have been obtained or made;

     9. except as disclosed by JCP&L in writing, there are no proceedings or investigations pending, or to JCP&L's best knowledge, threatened, before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over JCP&L or the issuer or their respective properties challenging the Competition Act, the BPU financing order or the restructuring order (insofar as the restructuring order relates to the sale, assignment or transfer of the bondable transition property and the sale of the transition bonds);

     10. the assumptions used in calculating the transition bond charge in the issuance advice letter delivered by JCP&L to the BPU pursuant to the BPU financing order are reasonable and made in good faith;

     11. (a) the bondable transition property constitutes a presently existing property right;

       (b) the bondable transition property includes, without limitation:

         (1) the irrevocable right of JCP&L to charge, collect and receive, and be paid from collections of, the transition bond charge in the amounts necessary to provide for the full recovery of the bondable stranded costs determined to be recoverable in the BPU financing order; and

         (2) all rights of JCP&L under the BPU financing order, including all rights to obtain periodic adjustments of the transition bond charge pursuant to the Competition Act and all revenues, collections, payments, money and proceeds arising under, or with respect to, all of the foregoing;

       (c) the bondable transition property is not subject to any lien created by a previous indenture; and

       (d) the BPU financing order, including the right to collect the transition bond charge, is irrevocable by the BPU;

     12. JCP&L is a corporation duly organized and in good standing under the laws of the State of New Jersey, with corporate power and authority to own its properties and conduct its business as currently owned and conducted;

     13. JCP&L has the full corporate power and authority to execute and deliver the sale agreement and to carry out its terms; JCP&L has full corporate power and authority to own the bondable transition property and to assign and transfer the initial and additional bondable transition property; and JCP&L has duly authorized by all necessary corporate action such assignment and transfer to the issuer pursuant to the sale agreement;

     14. each of the sale agreement and the bill of sale for the bondable transition property pursuant to the sale agreement, constitutes a legal, valid and binding obligation of JCP&L, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity;

     15. the execution and delivery by JCP&L of each of the sale agreement and the bill of sale for the bondable transition property pursuant to the sale agreement, the performance by JCP&L of the transactions contemplated thereby and the fulfillment by JCP&L of the terms thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the Restated Certificate of Incorporation or By-Laws of JCP&L or any indenture, agreement or other instrument to which JCP&L is a party or by which it is bound; or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument except as contemplated by the sale agreement, the bill of sale for the bondable transition property pursuant to the sale agreement, the servicing agreement, the indenture, the administration agreement between the issuer and GPU Service, Inc., or its successor, the issuer's limited liability company agreement, and any amendments thereto, the certificate of formation and any amendments thereto, that was filed with the Secretary of State of the State of Delaware to establish the issuer or any interest rate swap agreement (which are collectively referred to as the "basic documents"); or violate any law or any order, rule or regulation applicable to JCP&L of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over JCP&L or its properties;

     16. except for the filing of financing statements and continuation statements under the New Jersey and Delaware Uniform Commercial Codes, no approval, authorization, consent, order or other action of, or filing with, any court, federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the execution and delivery of the sale agreement by each of the parties to the sale agreement, the performance by such parties of the transactions contemplated by such agreement or the fulfillment by such parties of the terms of such agreement, except those that have been obtained or made;

     17. except as disclosed in writing by JCP&L, there are no proceedings or investigations pending or, to JCP&L's best knowledge, threatened, before any court, federal or state regulatory body, administrative agency or other governmental instrumentality:

         (a) asserting the invalidity of any of the basic documents or the transition bonds;

         (b) seeking to prevent the issuance of transition bonds or the consummation of the transactions contemplated by the basic documents;

         (c) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by JCP&L or the issuer of their respective obligations under, or the validity or enforceability of, the basic documents or the transition bonds; or

         (d) challenging JCP&L's treatment of the transition bonds as debt of JCP&L for federal and state income tax purposes;

     18. after giving effect to the assignment and transfer of the bondable transition property to the issuer, JCP&L:

         (a) will be solvent and expects to remain solvent;

         (b) will be adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purposes;

         (c) will not be engaged, nor does it expect to engage, in a business for which its remaining property represents an unreasonably small portion of its capital;

         (d) reasonably believes that it will be able to pay its debts as they become due; and

         (e) will be able to pay its debts as they mature and does not intend to incur, and does not believe that it will incur, indebtedness that it will not be able to repay at its maturity; and

     19. JCP&L is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals (except where the failure to so qualify or to obtain such licenses or approvals would not be reasonably likely to have a material adverse effect on it).

     JCP&L agrees that the issuer will have the right to assign the right to enforce these representations and warranties to the trustee for the benefit of the transition bondholders. These representations and warranties will survive the pledge of the bondable transition property by the issuer to the trustee pursuant to the indenture. JCP&L represents, warrants and agrees that these representations and warranties will be true and correct on and as of each date on which bondable transition property is sold by JCP&L to the issuer as if made by it on that date.


JCP&L'S COVENANTS

     In the sale agreement, JCP&L makes the following covenants and agrees that these covenants inure to the benefit of the issuer and the trustee for the benefit of the transition bondholders:

     1. so long as any of the transition bonds are outstanding, JCP&L shall keep in full force and effect its corporate existence and remain in good standing under the laws of the State of New Jersey, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the sale agreement and each other instrument or agreement to which JCP&L is a party necessary to the proper administration of the sale agreement and the transactions contemplated thereby;

     2. except for the transfers and assignments pursuant to the sale agreement, JCP&L shall not sell, pledge, assign or transfer to any other person, or grant, create, incur, assume or suffer to exist any lien on, any of the bondable transition property, whether now existing or hereafter created, or any interest therein;

     3. JCP&L shall not at any time assert any lien against or with respect to any bondable transition property, and shall defend the right, title and interest of the issuer, and upon pledge by the issuer to the trustee, the trustee for the benefit of the transition bondholders, in, to and under the bondable transition property, whether now existing or hereafter created, against all claims of third parties claiming through or under JCP&L;

     4. in the event that JCP&L is no longer acting as the servicer, if JCP&L receives collections in respect of the transition bond charge or the proceeds thereof, JCP&L agrees to pay the servicer, on behalf of the issuer, all payments received by JCP&L in respect thereof as soon as practicable after receipt thereof by JCP&L, but in no event later than two business days after such receipt;

     5. JCP&L shall notify the issuer and the trustee promptly after becoming aware of any lien on any bondable transition property other than any lien arising under the sale agreement or the indenture;

     6. JCP&L agrees to comply with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any governmental instrumentality applicable to JCP&L, except to the extent that failure to so comply would not adversely affect the interests of the issuer or the trustee in the bondable transition property or under any of the basic documents or JCP&L's performance of its obligations under the sale agreement or under any of the other basic documents to which it is a party;

     7. (a) so long as any of the transition bonds are outstanding, JCP&L shall treat the transition bonds as debt of JCP&L for federal and state income tax purposes; and

       (b) so long as any of the transition bonds are outstanding, JCP&L shall:


         (1) clearly disclose in its financial statements that it is not the owner of the bondable transition property and that the assets of the issuer are not available to pay creditors of JCP&L or any of its other affiliates;

         (2) clearly disclose the effects of all transactions between JCP&L and the issuer in accordance with generally accepted accounting principles; and

         (3) not own or purchase any transition bonds;

     8. JCP&L agrees that upon the assignment and transfer by JCP&L of the bondable transition property to the issuer pursuant to the sale agreement:

       (a) to the fullest extent permitted by law, including the Competition Act and applicable BPU orders and regulations, the issuer shall have all of the rights originally held by JCP&L with respect to the bondable transition property (other than the rights of an electric public utility set forth in the Competition Act), including the right to collect any amounts payable by any customer or third party electric power supplier in respect of such bondable transition property, notwithstanding any objection or direction to the contrary by JCP&L; and

       (b) any such payment to the issuer by any customer or third party electric power supplier in respect of the transition bond charge shall discharge such customer's or such third party electric power supplier's obligations in respect of such bondable transition property to the extent of such payment, notwithstanding any objection or direction to the contrary by JCP&L;

     9. so long as any of the transition bonds are outstanding:

       (a) JCP&L shall not make any statement or reference in respect of bondable transition property that is inconsistent with the ownership thereof by the issuer, other than for financial accounting, state or federal regulatory or tax purposes; and

       (b) JCP&L shall not take any action in respect of the bondable transition property except solely in its capacity as the servicer thereof pursuant to the servicing agreement or as otherwise contemplated by the basic documents; provided, however, that JCP&L, not in its capacity as servicer, shall take such actions as are required to satisfy the requirements of paragraph 13 below;

     10. JCP&L shall deliver to the issuer and the trustee, promptly after having obtained knowledge thereof, written notice in a certificate, signed by an authorized officer of JCP&L, of the occurrence of any event which requires or which, with the giving of notice or the passage of time or both, would require JCP&L to make any indemnification payment pursuant to the sale agreement;

     11. JCP&L shall execute and file such filings and cause to be executed and filed such filings and take all such actions, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interests of the issuer and its permitted assigns in the bondable transition property, including all filings required under the Delaware Uniform Commercial Code and the New Jersey Uniform Commercial Code relating to the transfer of the ownership of the bondable transition property from JCP&L to the issuer and the pledge of the bondable transition property by the issuer to the trustee;

     12. JCP&L shall deliver to the issuer file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing;

     13. JCP&L agrees to take legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings (the costs of any such actions to be reimbursed from transition bond charge collections as described under "THE INDENTURE--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" in this prospectus), as may be reasonably necessary:

       (a) to protect the issuer and the trustee for the benefit of the transition bondholders from claims, state actions or other actions or proceedings of third parties which, if successfully pursued, would result in a breach of any representation, warranty or covenant set forth in the sale agreement; or

       (b) to block or overturn any attempts to cause a repeal of, modification of or supplement to the Competition Act or the BPU financing order or the rights of holders of bondable transition property by legislative enactment or constitutional amendment that would be adverse to the holders of bondable transition property; and

     14. so long as any of the transition bonds are outstanding, JCP&L shall, and shall cause each of its subsidiaries to, pay all material taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon if the failure to pay any such material taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a lien on the bondable transition property; provided that no such tax need be paid if JCP&L or any of its subsidiaries is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if JCP&L or that subsidiary has established appropriate reserves as shall be required in conformity with generally accepted accounting principles.


JCP&L'S OBLIGATION TO INDEMNIFY THE ISSUER AND THE TRUSTEE AND TO TAKE LEGAL ACTION

     Under the sale agreement, JCP&L is obligated to indemnify the issuer, any swap counterparty and the trustee for itself and on behalf of the transition bondholders and related parties specified in the sale agreement, against:

     1. any and all taxes, other than any taxes imposed on transition bondholders solely as a result of their ownership of transition bonds, that may at any time be imposed on or asserted against any of those persons under existing law as of the date of issuance of the transition bonds as a result of the assignment and transfer of the bondable transition property by JCP&L to the issuer, or the acquisition or holding of bondable transition property by the issuer, or the issuance and sale by the issuer of the transition bonds, including any sales, general corporation, personal property, privilege, franchise or license taxes not recovered by the issuer through the transition bond charge, or through the market transition charge, but excluding any taxes imposed as a result of a failure of that person to properly withhold or remit taxes imposed with respect to payments on any transition bond; and

     2. (a) any and all amounts of principal of and interest on the transition bonds not paid when due or when scheduled to be paid in accordance with their terms and the amount of any deposits to the issuer required to have been made in accordance with the terms of the basic documents or the BPU financing order which are not made when so required, in either case as a result of JCP&L's breach of any of its representations, warranties or covenants contained in the sale agreement; and

       (b) any and all liabilities, obligations, claims, actions, suits or payments of any kind whatsoever that may be imposed on or asserted against any of those persons (other than any liabilities, obligations or claims for, or payments of, principal or interest on the transition bonds) together with any reasonable costs and expenses incurred by that person, as a result of JCP&L's breach of any of its representations, warranties or covenants contained in the sale agreement.

     These indemnification obligations will rank equally in right to payment with other general unsecured obligations of JCP&L. The indemnities described above will survive the termination of the sale agreement and include reasonable fees and expenses of investigation and litigation, including reasonable attorneys' fees and expenses. The above representations and warranties are made under existing law as in effect as of the date of issuance of any series of transition bonds. JCP&L will not indemnify any party for any changes of law after the issuance of any series of transition bonds.

     JCP&L's Obligation to Undertake Legal Action. The sale agreement requires JCP&L, in its capacity as seller and not in its capacity as the servicer, to take legal or administrative actions as may be reasonably necessary to protect the rights of the holders of the bondable transition property and the trustee for the benefit of the transition bondholders. See "JCP&L'S COVENANTS" above. JCP&L will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under the sale agreement, and that in its opinion may involve it in any expense or liability. However, this provision is subject to JCP&L's covenant to fully preserve, maintain and protect the interests of the issuer, the trustee and the transition bondholders in the bondable transition property.

SUCCESSORS TO JCP&L

     The sale agreement provides that any person:

    o into which JCP&L may be merged or consolidated and which succeeds to all or substantially all of the electric distribution business of JCP&L;

    o which results from the division of JCP&L into two or more entities and which succeeds to all or substantially all of the electric distribution business of JCP&L;

    o which may result from any merger or consolidation to which JCP&L shall be a party and which succeeds to all or substantially all of the electric distribution business of JCP&L;

    o which may succeed to the properties and assets of JCP&L substantially as a whole and which succeeds to all or substantially all of the electric distribution business of JCP&L; or

    o which may otherwise succeed to all or substantially all of the electric distribution business of JCP&L will be the successor to JCP&L.

     The sale agreement further requires that:

    o immediately after giving effect to any transaction referred to above, no representation, warranty or covenant made in the sale agreement will have been breached and no servicer default, and no event that, after notice or lapse of time, or both, would become a servicer default will have occurred and be continuing;

    o the successor to JCP&L must execute an agreement of assumption to perform every obligation of JCP&L under the sale agreement;

    o the rating agencies will have received prior written notice of the transaction; and

    o officers' certificates and opinions of counsel specified in the sale agreement will have been delivered to the issuer and the trustee.


                            THE SERVICING AGREEMENT

     The following summary describes material terms and provisions of the servicing agreement pursuant to which the servicer is undertaking to service bondable transition property. The form of the servicing agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.


JCP&L'S SERVICING PROCEDURES

     The servicer will manage, service, administer and make collections in respect of the transition bond charge. The servicer's duties will include:

     1. obtaining meter reads, calculating and billing the transition bond charge and collecting the transition bond charges from customers and third party electric power suppliers, as applicable;

     2. responding to inquiries by customers, third party electric power suppliers, the BPU, or any federal, local or other state governmental authority with respect to the transition bond charge;

     3. delivering bills or arranging for delivery of bills, accounting for transition bond charge collections, investigating and resolving delinquencies, processing and depositing collections, making periodic remittances and furnishing periodic reports to the issuer, the trustee and the rating agencies;

     4. selling, as agent for the issuer, defaulted or written-off accounts in accordance with the servicer's usual and customary practices for accounts of its own electric service customers; and

     5. taking action in connection with adjustments to the transition bond charge as described below.

     The servicer is required to notify the issuer, the trustee and the rating agencies in writing of any laws or BPU regulations promulgated after the execution of the servicing agreement that have a material adverse effect on the servicer's ability to perform its duties under the servicing agreement.

     The servicer will remit to the trustee transition bond charge collections based on its estimated system-wide write-off percentage and the average number of days outstanding of bills. The servicer will reconcile remittances of estimated payments arising from billed transition bond charges with the trustee to more accurately reflect the amount of billed transition bond charges that should have been remitted, based on the actual system-wide write-off percentage. To the extent the remittances of estimated payments arising from the transition bond charge exceed the amounts that should have been remitted based on actual system-wide write-offs, the servicer will be entitled to withhold the excess amount from any subsequent remittance to the trustee, or, alternatively the servicer may require the trustee to pay the servicer the amount of any over-payment from the general subaccount. To the extent the remittances of estimated payments arising from the transition bond charges are less than the actual payments arising from the transition bond charges, the servicer will remit the amount of the shortfall to the trustee within two business days, or, if monthly remittances are permitted, as described below, on the next remittance date. Although the servicer will remit estimated payments arising from the transition bond charge to the trustee, the servicer is not obligated to make any payments on the transition bonds.

     In the event that the servicer makes changes to its current computerized customer information system which would allow the servicer to track actual transition bond charge collections and/or otherwise monitor payment and collection activity more efficiently or accurately than is being done today, the servicing agreement will allow the servicer to substitute actual remittance procedures for the estimated remittance procedures described above and otherwise modify the remittance procedures described above as may be appropriate in the interests of efficiency, accuracy, cost and/or system capabilities.

However, the servicer will not be allowed to make any modification or substitution that will materially and adversely affect the transition bondholders. The servicer must also give notice to the rating agencies of any such computer system changes no later than 60 business days after the date on which all customer accounts are billed on the new system.

     The BPU financing order requires that JCP&L, as servicer, remit estimated transition bond charges collections to the trustee within two business day of the deemed receipt of such estimated collections. The servicing agreement provides for monthly remittances under certain conditions as discussed below, but such monthly remittances would only be permitted with further BPU authorization. If such BPU authorization is obtained and if the servicer has provided certain opinions acceptable in form and substance to the rating agencies, and for so long as:

     1. JCP&L or any successor to JCP&L's electric distribution business remains the servicer;

     2. no servicer default has occurred and is continuing; and

     3. (a) JCP&L, or any successor servicer that is also the successor to JCP&L's electric distribution business, maintains a short-term rating of `A-1' or better by S&P, `P-1' or better by Moody's, and `F-1' or better by Fitch; or

       (b) any additional conditions or limitations imposed by the rating agencies are complied with, and each rating agency has notified the servicer, the issuer and the trustee that the monthly remittance will not result in a reduction or withdrawal of the then current rating of any outstanding class of transition bonds, the servicer will remit to the trustee, on the first day of each calendar month, or if such first day is not a business day, the next business day, referred to as a "monthly remittance date", for each preceding billing month, an amount equal to the amount of transition bond charge collections estimated to have been received during the preceding calendar month, based on the average number of days outstanding of bills then in effect.

     If the servicer has not satisfied the conditions specified above, the servicer will remit estimated payments arising from the transition bond charge to the trustee within two business days after receipt in the manner described above.

     A business day is any day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or, with respect to any transition bonds listed on the Luxembourg Stock Exchange, in Luxembourg, are required or authorized by law or executive order to close.

     Upon five business days' prior written notice to the rating agencies, the servicing agreement may be amended with the consent of the trustee, but without the consent of the transition bondholders:

    o to cure any ambiguity;

    o to correct or supplement any provision in the servicing agreement;

    o to add any provisions to or change in any manner or eliminate any of the provisions of the servicing agreement; or

    o to modify in any manner the rights of the transition bondholders;

provided that the action will not, as certified in a certificate of an officer of the servicer delivered to the issuer and to the trustee and the managers, adversely affect in any material respect the interest of any holder of transition bonds then outstanding.

     The servicing agreement may also be amended by the servicer and the issuer with prior written notice to the rating agencies and with the consent of the trustee and the transition bondholders evidencing not less than a majority in principal amount of the then outstanding transition bonds of all affected series and classes, voting together as a single class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the servicing agreement or of modifying in any manner the rights of the transition bondholders. However, no amendment adopted in this manner may increase or decrease, or accelerate or delay the timing of, collection of transition bond charges, or reduce the percentage of transition bondholders required to consent to amendments. No amendment of the provisions of the servicing agreement relating to the servicer's remittance and transition bond charge adjustment obligations will be permitted absent confirmation from the rating agencies that such amendment will not result in a reduction or withdrawal of the then existing rating of the transition bonds by the rating agencies (except that with regard to Moody's it will be sufficient to provide ten days' prior notice of the amendment). The issuer may also amend the servicing procedures provided in the servicing agreement solely to address changes to the servicer's method of calculating payments of transition bond charges received as a result of changes to the servicer's current computerized information system, if the amendment does not have a material adverse effect on the holders of transition bonds then outstanding, with prior written notice to the trustee and the rating agencies, but without the consent of the trustee, any rating agency or any transition bondholder. These changes may include changes that would replace remittances calculated by estimation procedures with remittances of transition bond charge collections actually received.


THE BPU'S TRANSITION BOND CHARGE ADJUSTMENT PROCESS

     Among other things, the servicing agreement requires the servicer to file transition bond charge adjustment requests at least annually. The servicer is permitted under the BPU financing order to file adjustment requests more often than annually but not more frequently than quarterly, except that monthly filings are permitted in the last year before expected maturity of the transition bonds and continuing until their legal final maturity. In addition, the BPU financing order grants JCP&L, as servicer, the authority to make "non-routine" filings for adjustment, under certain circumstances. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE--THE BPU FINANCING ORDER" in this prospectus. These adjustment requests will be based on actual transition bond charge collections and updated assumptions by the servicer as to projected future usage of electricity by customers, expected delinquencies and write-offs, future payments and expenses relating to the bondable transition property and the transition bonds and any amounts on deposit in the reserve subaccount. The servicer will calculate these adjustments to result in the calculations specified in "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE--THE BPU'S TRANSITION BOND CHARGE ADJUSTMENT PROCESS" in this prospectus.

     The servicer will file adjustment requests 30 days in advance of the date on which the servicer requests the adjustment to be effective. The adjustment request will become effective on an interim basis 30 days after filing, absent a determination of manifest error by the BPU, and will become final 60 days after filing in the absence of a BPU order to the contrary.


JCP&L'S TRANSITION BOND CHARGE COLLECTIONS

     The servicer will remit all transition bond charge collections from whatever source, based on the estimated collections, to the trustee for deposit pursuant to the indenture on each remittance date. Until transition bond charge collections are remitted to the collection account, the servicer will not segregate them from its general funds. See "RISK FACTORS--THE RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS " in this prospectus.


JCP&L'S COMPENSATION FOR ITS ROLE AS SERVICER AND ITS RELEASE OF OTHER PARTIES

     The issuer will pay the servicer a servicing fee set forth in any applicable prospectus supplement. The servicing fee, together with any portion of the servicing fee that remains unpaid from prior periods, will be paid solely to the extent funds are available therefor as described under "THE INDENTURE--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" in this prospectus. The servicing fee will be paid prior to the payment of or provision for any amounts in respect of interest on and principal of the transition bonds. In the servicing agreement, the servicer releases the issuer and the trustee from any and all claims whatsoever relating to bondable transition property or the servicer's servicing activities with respect thereto (other than with respect to the purchase price for the bondable transition property, servicing fees and claims arising out of willful misconduct, bad faith or gross negligence).

JCP&L'S DUTIES AS SERVICER

     In the servicing agreement, the servicer has agreed, among other things, that, in servicing bondable transition property:

     1. except where the failure to comply with any of the following would not have a material adverse effect on the issuer's or the trustee's respective interests in bondable transition property:

       (a) it will manage, service, administer and make collections in respect of bondable transition property with reasonable care and in material compliance with applicable law and regulations, using the same degree of care and diligence that the servicer exercises with respect to billing and collection activities that the servicer conducts for itself and others;

       (b) it will follow standards, policies and procedures that are customary in the electric power distribution industry;

       (c) it will use all reasonable efforts, consistent with its customary servicing procedures, to enforce and maintain the rights of the issuer and the trustee in respect of the bondable transition property; and

       (d) it will calculate the transition bond charge in compliance with the Competition Act, the BPU financing order and any applicable tariffs;

     2. it will keep on file, in accordance with customary procedures, all documents related to the bondable transition property and will maintain accurate and complete accounts pertaining to the bondable transition property; and

     3. it will use all reasonable efforts consistent with its customary servicing procedures to collect all amounts owed in respect of the bondable transition property as they become due.


JCP&L'S REPRESENTATIONS AND WARRANTIES AS SERVICER

     In the servicing agreement, the servicer will make representations and warranties as of the date it sells or otherwise transfers bondable transition property to the issuer to the effect, among other things, that:

     1. the servicer is a corporation duly organized and in good standing under the laws of the state of its incorporation, with the corporate power and authority to own its properties and conduct its business as its properties are currently owned and its business is presently conducted and to execute, deliver and carry out the terms of the servicing agreement, and has the power, authority and legal right to service the bondable transition property;

     2. the servicer is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which it is required to do so, except where the failure to do so would not be reasonably likely to have a material adverse effect on it or on the transactions contemplated by the servicing agreement;

     3. the servicer has the corporate power to execute and deliver the servicing agreement and to carry out its terms and the servicer's execution, delivery and performance of the servicing agreement have been authorized by all necessary corporate action;

     4. the servicing agreement constitutes a legal, valid and binding obligation of the servicer, enforceable against the servicer in accordance with its terms, subject to customary exceptions relating to bankruptcy and other laws affecting creditors' rights generally and equitable principles;

     5. the consummation of the transactions contemplated by the servicing agreement does not conflict with the servicer's certificate of incorporation or by-laws or any material agreement by which the servicer is bound, nor result in any lien upon the servicer's properties or violate any law or regulation applicable to the servicer or its properties;

     6. except for filings with the BPU for adjusting the transition bond charge, filings under the New Jersey and Delaware Uniform Commercial Codes and the approval of the SEC under the Public Utility

Holding Company Act of 1935, no governmental actions or filings are required for the servicer to execute, deliver and perform its obligations under the servicing agreement, except those which have been taken or made;

     7. each report or certificate delivered in connection with a transition bond charge adjustment request to the BPU will be true and correct, or, if based on predictions and assumptions, will be based on predictions and assumptions that are reasonably based on historical performance or facts known to the servicer on the date such report or certificate is delivered; and

     8. no proceeding or investigation is pending or, to the servicer's best knowledge, threatened, before any court or other governmental authority having jurisdiction over the servicer or its properties:

       (a) seeking to prevent the issuance of the transition bonds or the consummation of any of the transactions contemplated by the basic documents;

       (b) except as disclosed by the servicer to the issuer (or as disclosed in filings with the SEC made by the servicer), seeking any determination or ruling that might materially and adversely affect the performance by the servicer of its obligations under, or the enforceability against the servicer of, the servicing agreement; or

       (c) relating to the servicer and which might materially and adversely affect the federal or state income tax attributes of the transition bonds.


JCP&L, AS SERVICER, WILL INDEMNIFY THE ISSUER AND OTHER RELATED ENTITIES

     Under the servicing agreement, the servicer agrees to indemnify the issuer and the trustee, for itself and on behalf of the transition bondholders, and related parties specified in the servicing agreement, against any liabilities of any kind that may be incurred by or asserted against any of those persons as a result of:

     1. the servicer's willful misconduct, bad faith or gross negligence in the performance of its duties under the servicing agreement or the servicer's reckless disregard of its duties under the servicing agreement;

     2. the servicer's breach of any of its representations or warranties under the servicing agreement; and

     3. litigation and related expenses relating to its above-stated indemnifications as servicer.


JCP&L, AS SERVICER, WILL PROVIDE STATEMENTS TO THE ISSUER AND TO THE TRUSTEE

     For each payment date, the servicer will provide to the issuer, the trustee, each rating agency and the listing agent in Luxembourg, if any of the transition bonds are listed on the Luxembourg Stock Exchange, a statement indicating, among other things:

     1. the amount to be paid to transition bondholders of each series and class in respect of principal on that payment date;

     2. the amount to be paid to transition bondholders of each series and class in respect of interest on that payment date;

     3. the projected outstanding principal balance of all transition bonds and the projected outstanding principal balance of the transition bonds of each series and class as of that payment date;

     4. the amount on deposit in the overcollateralization subaccount for each series and the required overcollateralization level for each series as of that payment date;

     5. the amount on deposit in the capital subaccount as of that payment date;

     6. the amount, if any, on deposit in the reserve subaccount as of that payment date; and

     7. the amount of any other transfers and payments to be made on such payment date or in accordance with the indenture.

     On the basis of this information, the trustee will furnish to the transition bondholders on each payment date the report described under "THE INDENTURE--REPORTS TO TRANSITION BONDHOLDERS."

     On or before each remittance date, but not more frequently than monthly, the servicer will furnish to the issuer and the trustee a statement setting forth the aggregate amount remitted or to be remitted by the servicer to the trustee for deposit on that remittance date pursuant to the indenture. In addition, under the servicing agreement the servicer is required to give written notice to the issuer, the trustee and each rating agency, promptly after having obtained knowledge thereof, but in no event later than five business days thereafter, of any event which, with the giving of notice or the passage of time or both, would become a servicer default under the servicing agreement. For so long as any transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notice that this notice is available with the listing agent in Luxembourg also will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.


JCP&L WILL PROVIDE COMPLIANCE REPORTS AND CERTIFICATES CONCERNING THE SERVICING AGREEMENT

     An independent certified public accounting firm will furnish to the issuer, the trustee and the rating agencies, on or before June 1 of each year, a statement as to compliance by the servicer during the preceding calendar year, or the relevant portion thereof, with procedures relating to the servicing of bondable transition property. This report, which is referred to as the "annual accountant's report", will state that the firm has performed the procedures in connection with the servicer's compliance with the servicing obligations of the servicing agreement, identifying the results of these procedures and including any exceptions noted. The accounting firm providing the report will be independent of the servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants. The servicing agreement will also provide for delivery to the issuer and the trustee, on or before June 1 of each year, a certificate signed by an officer of the servicer. This certificate will state that the servicer has fulfilled its obligations under the servicing agreement for the preceding calendar year, or the relevant portion thereof, or, if there has been a default in the fulfillment of any relevant obligation, describing each default.


MATTERS REGARDING JCP&L AS SERVICER

     Pursuant to the servicing agreement and the BPU financing order, JCP&L may assign any or all of its obligations under the servicing agreement to any successor upon the satisfaction of certain conditions specified in the servicing agreement. Under the servicing agreement, any person that succeeds to the major part of the electric distribution business of the servicer and that assumes the obligations of the servicer will be the successor of the servicer under the servicing agreement. The servicing agreement further requires that, among other things:

     1. immediately after giving effect to the transaction referred to in this paragraph, no representation or warranty made by the servicer in the servicing agreement will have been breached and no servicer default, and no event that, after notice or lapse of time, or both, would become a servicer default, will have occurred and be continuing;

     2. officers' certificates and opinions of counsel with respect to the transaction referred to in this paragraph will have been delivered to the issuer, the trustee and the rating agencies; and

     3. prior written notice will have been received by the rating agencies, and the then current ratings on any of the transition bonds will not be withdrawn or downgraded.

     Subject to the foregoing provisions, JCP&L may not resign from the obligations and duties imposed on it as servicer. However, JCP&L may resign as servicer upon a determination, communicated to the issuer, the trustee and each rating agency and evidenced by an opinion of counsel, to the effect that the performance of JCP&L's duties under the servicing agreement is no longer permissible under applicable law. This resignation will not become effective until a successor servicer has assumed the duties of JCP&L under the servicing agreement.

     Until the transition bonds have been paid in full and all related obligations have been satisfied, JCP&L is obligated by the Competition Act to provide electricity through its transmission and distribution system to its customers and will have the right, which will be assigned to the issuer pursuant to the sale agreement, to charge, collect and receive the transition bond charge from its customers. However, under the Competition Act, if JCP&L defaults in respect of charging, collecting and receiving revenues derived from the transition bond charge, the trustee or the issuer may apply to the BPU or any court of competent jurisdiction for an order designating a trustee or other entity to act in place of JCP&L for imposing, metering, charging, collecting and receiving of the transition bond charge for the account of the issuer and the trustee. Under the Competition Act, the BPU or the court is required to issue the order. The BPU may, at its discretion, establish criteria for the selection of any entity that may become a successor servicer upon default or other adverse material change in the financial condition of JCP&L.


EVENTS CONSTITUTING A DEFAULT BY JCP&L IN ITS ROLE AS SERVICER

     Servicer defaults will include, among other things:

     1. any failure by the servicer to remit to the trustee, on behalf of the issuer, any required remittance that continues unremedied for a period of five business days after the date it is required to be paid;

     2. any failure by the servicer to perform in any material respect any other covenant or agreement in the servicing agreement or any other basic document to which it is a party, which failure materially and adversely affects the bondable transition property or the rights of the transition bondholders and which continues unremedied for 60 days after notice of this failure has been given to the servicer by the issuer, the trustee or the holders of not less than 25% of the total outstanding principal balance of the transition bonds of all series and classes, acting together as a single class, or after discovery of this failure by an officer of the servicer, as the case may be;

     3. any representation or warranty made by the servicer in the servicing agreement proves to have been incorrect when made, which has a material adverse effect on any of the transition bondholders or the issuer and which continues unremedied for 60 days after notice of this failure has been given to the servicer by the issuer, the trustee or the holders of not less than 25% of the total outstanding principal balance of the transition bonds of all series and classes, acting together as a single class, or after discovery of this failure by an officer of the servicer, as the case may be; or

     4. an event of bankruptcy, insolvency, appointment of a receiver, marshaling of assets and liabilities, or similar proceedings with respect to the servicer or the failure by the servicer to pay its debts as they come due, as specified in the servicing agreement.

     The trustee, with the consent of the holders of not less than a majority of the total outstanding principal balance of the transition bonds of all series and classes, voting together as a single class, may waive any default by the servicer, except a default in making any required remittances to the trustee of transition bond charge collections.


THE TRUSTEE'S RIGHTS IF JCP&L DEFAULTS AS SERVICER

     As long as a servicer default remains unremedied, the trustee, with the consent of the holders of a majority of the principal balance of the outstanding transition bonds of all series and classes, voting together as a single class, may terminate all the rights and obligations of the servicer under the servicing agreement. However, the servicer's indemnification obligation and obligation to continue performing its functions as servicer until a successor servicer is appointed will not be terminated. Under the servicing agreement, the trustee, with the consent of the holders of not less than a majority of the principal balance of the outstanding transition bonds of all series and classes, voting together as a single class, may appoint a successor servicer. The trustee may make arrangements for compensation to be paid to any successor servicer. Only a successor servicer that is an electric public utility may bring an action against a customer for nonpayment of the transition bond charge, or terminate service for failure to pay the transition bond charge.

     Upon a servicer default based upon the commencement of a case by or against the servicer under the federal bankruptcy law or similar laws, the trustee and the issuer may be prevented from effecting a transfer of servicing. Upon a servicer default because of a failure to make required remittances, the issuer or the trustee will have the right to apply to the BPU for an order of sequestration and payment of revenues arising from the bondable transition property. However, federal bankruptcy law may prevent the trustee and issuer from applying to the BPU for such an order and/or the BPU from issuing or enforcing this order. See "RISK FACTORS--THE RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS " in this prospectus.


THE OBLIGATIONS OF A SERVICER THAT SUCCEEDS JCP&L

     If a third party succeeds to the role of the servicer, the predecessor servicer is obligated, on an ongoing basis, to cooperate with the successor servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the successor servicer in performing its obligations under the servicing agreement. This includes the transfer to the successor servicer of all related documentation and cash. A successor servicer may not resign unless it is prohibited from serving by law.


                                 THE INDENTURE

     The following summary describes the material terms and provisions of the indenture pursuant to which transition bonds will be issued. The form of the indenture, including the form of the supplemental indenture, has been filed as an exhibit to the registration statement of which this prospectus forms a part.



THE SECURITY FOR THE TRANSITION BONDS

     To secure the payment of principal of and premium, if any, and interest on, and any other amounts owing in respect of, the transition bonds pursuant to the indenture, the issuer will grant to the trustee for the benefit of the transition bondholders a security interest in all of the issuer's right, title and interest in, to and under the following collateral:

     1. all bondable transition property sold by JCP&L to the issuer pursuant to the sale agreement and all proceeds thereof;

     2. the sale agreement;

     3. all bills of sale delivered by JCP&L pursuant to the sale agreement;

     4. the servicing agreement;

     5. the administration agreement;

     6. any interest rate swap agreement;

     7. the collection account, each subaccount thereof and all amounts on deposit therein from time to time;

     8. any other property of whatever kind owned from time to time by the issuer, other than:

       (a) cash released to any swap counterparty from any class subaccount in accordance with the indenture and the related supplemental indenture;

       (b) cash or other property released to the issuer from the capital subaccount in accordance with the indenture; and

       (c) proceeds from the sale of the transition bonds used to pay: (i) the costs of issuance of the transition bonds, and any upfront transaction costs and capital reduction costs as permitted under, and defined in, the BPU financing order; and (ii) the purchase price of the bondable transition property paid pursuant to the sale agreement;

     9. all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing; and

     10. all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing.

TRANSITION BONDS MAY BE ISSUED IN VARIOUS SERIES OR CLASSES

     Transition bonds may be issued under the indenture from time to time in series, to finance the purchase by the issuer of bondable transition property. Any series of transition bonds may include one or more classes, which differ, among other things, as to interest rate and amortization of principal. The terms of all transition bonds of the same series will be identical, unless a series includes more than one class, in which case the terms of all transition bonds of the same class will be identical. The particular terms of the transition bonds of any series and class will be set forth in the related supplemental indenture. The terms of any series and any classes thereof will not be subject to prior review by, or consent of, the transition bondholders of any previously issued series. See "RISK FACTORS--OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE TRANSITION BONDS--THE ISSUER MAY ISSUE ADDITIONAL SERIES OF TRANSITION BONDS THAT WILL SHARE AVAILABLE CREDIT ENHANCEMENT AND WHOSE HOLDERS MAY HAVE INTERESTS THAT CONFLICT WITH YOURS," "THE TRANSITION BONDS," "JCP&L'S RESTRUCTURING" and "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE" in this prospectus.

     The principal source of repayment for all series of transition bonds will be the transition bond charges collected by the servicer. Upon the issuance of additional series of transition bonds, the transition bond charge will increase by an amount designed to accommodate the payment requirements of the additional series. The issuance will not be permitted if it would result in the downgrading or withdrawal of any then current rating by a rating agency on any outstanding transition bonds.

     Under the indenture, the trustee will authenticate and deliver a new series of transition bonds only upon receipt by the trustee of, among other things, a certificate of the issuer that no default under the indenture has occurred and is continuing, an opinion of counsel to the issuer to the effect that the requirements under the indenture for the issuance, authentication and delivery of a new series of transition bonds have been satisfied and evidence from each rating agency that the issuance of any additional series of transition bonds will not result in the downgrading or withdrawal of any then current rating by such rating agency on any outstanding transition bonds.

     Certificate or Opinion of Independent Certified Public Accountants Required for Each Series. In addition, in connection with the issuance of each new series, the trustee must receive a certificate or opinion of an independent certified public accounting firm of recognized national reputation. This certificate or opinion will be based on the assumptions used in calculating the initial transition bond charge with respect to the transferred bondable transition property or, if applicable, the most recent revised transition bond charge with respect to the transferred bondable transition property. The certificate or opinion will state to the effect that, after giving effect to the issuance of the new series and the application of the proceeds therefrom, and taking into account any amounts on deposit in the reserve subaccount, the transition bond charge will be sufficient:

    o to pay all costs, fees, indemnity payments and other operating expenses owed by the issuer;

    o to pay interest on each series of transition bonds when due;

    o to pay principal of each series of transition bonds in accordance with the expected amortization schedule for each series;

    o to fund the overcollateralization subaccount to the aggregate required overcollateralization level; and

    o to pay amounts due by the issuer under any interest rate swap agreement;


as of each payment date.

     Refunding Issuance. If the issuance is a refunding issuance, the amount of money necessary to pay premiums, if any, and the outstanding principal amount of and interest on the transition bonds being refunded will be deposited into a separate account with the trustee.

THE COLLECTION ACCOUNT FOR THE TRANSITION BONDS

     Under the indenture, the trustee will establish the collection account, with the trustee or at another eligible institution as described below. Funds received from transition bond charge collections, any indemnity amount, as described below, and any amounts paid by any swap counterparty under any interest rate swap agreement will be deposited into the collection account. The collection account will be divided into the following subaccounts, which need not be separate bank accounts:

     o the general subaccount;

     o the overcollateralization subaccount for each series;

     o one or more series or class subaccounts;

     o the capital subaccount for each series;

     o if required by the indenture, one or more defeasance subaccounts; and

     o the reserve subaccount.

     All amounts in the collection account not allocated to any other subaccount will be allocated to the general subaccount. Unless the context indicates otherwise, references to the collection account include all of the subaccounts contained therein. All money deposited from time to time in the collection account, all deposits therein pursuant to the indenture, and all investments made in eligible investments will be held by the trustee in the collection account as part of the collateral.

     For so long as any of the transition bonds are listed on the Luxembourg Stock Exchange, and to the extent the rules of that exchange so require, the issuer will have a listing agent, a paying agent and a transfer agent in Luxembourg.

     The following institutions are eligible institutions for the establishment of the collection account:

     (1) the corporate trust department of the trustee, so long as any of its securities are rated investment grade by the rating agencies; or

     (2) a depositary institution organized under the laws of the United States of America or any state (or any domestic branch of a foreign bank), which:

         (a) has either:

             (i) with respect to any investment having a maturity of greater than one month, a long-term unsecured debt rating of 'AAA' by S&P and Fitch and 'Aaa' by Moody's; or

             (ii) with respect to any investment having a maturity of one month or less, a certificate of deposit rating of 'A-1+' by S&P and 'P-1' by Moody's, or any other long-term, short-term or certificate of deposit rating acceptable to the rating agencies; and

         (b) whose deposits are insured by the Federal Deposit Insurance Corporation.

     Appropriate Investments for Funds in the Collection Account. All funds in the collection account shall be invested in only any of the following eligible investments:

     (1) direct obligations of, and obligations fully and unconditionally guaranteed as to the timely payment by, the United States of America;

     (2) demand deposits, time deposits, certificates of deposit of depository institutions or trust companies specified in the indenture;

     (3) commercial paper having, at the time of investment, a rating in the highest rating category from each rating agency;

     (4) demand deposits, time deposits and certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation;

     (5) money market funds which have the highest rating from each rating agency, including funds for which the trustee or any of its affiliates is investment manager or advisor;

     (6) bankers' acceptances issued by any depository institution or trust company as specified in the indenture;

     (7) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or agencies or instrumentalities thereof, entered into with depository institutions or trust companies, in each case as specified in the indenture;

     (8) repurchase obligations with respect to any security or whole loan with the entities specified in the indenture; or

     (9) any other investment permitted by each rating agency.

All eligible investments may not:

     o be sold, liquidated or otherwise disposed of at a loss, prior to the maturity thereof; or

     o mature later than the day the eligible investment must be held in the collection account in order for the trustee to make scheduled payments or deposits into subaccounts as required under the indenture, if the eligible investment is held by an affiliate of the trustee, or, if the eligible investment is not held by an affiliate of the trustee, the business day before that day.

     In the case of a defeasance, the issuer will deposit cash or U.S. government obligations in the defeasance subaccount. "U.S. Government Obligations" are direct obligations, or certificates representing an ownership interest in those obligations, of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option. No money held in the collection account may be invested, and no investment held in the collection account may be sold, unless the security interest in the collection account will continue to be perfected in the investment or the proceeds of the sale.

     Remittances to the Collection Account. On each remittance date, as described under "THE SERVICING AGREEMENT--JCP&L'S SERVICING PROCEDURES" in this prospectus, the servicer will remit to the trustee for deposit in the collection account (1) the estimated transition bond charge collections based on the servicer's estimated system-wide write-off percentage and the average number of days outstanding of bills and (2) any indemnity amounts to the trustee under the indenture. An "indemnity amount" is any amount paid by JCP&L to the trustee, for the trustee itself or on behalf of the transition bondholders, in respect of indemnification obligations pursuant to the indenture, the sale agreement or the servicing agreement. See "THE SALE AGREEMENT" and "THE SERVICING AGREEMENT" in this prospectus.

     Collection Account. Transition bond charges, any indemnity amounts, any amounts paid by any swap counterparty and any other proceeds of the indenture's collateral will be deposited in the collection account. On the business day preceding each payment date, the trustee will allocate amounts in the collection account as described under "--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" below.

     General Subaccount. Transition bond charge collections and any indemnity amounts remitted to the collection account will be deposited into the general subaccount. On each payment date, the trustee will allocate amounts in the collection account to the general subaccount described under "--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" below.

     Series Subaccount. Upon the issuance of each series of transition bonds, a series subaccount will be established for that series. On each payment date (or before each payment date to the extent provided in any prospectus supplement), the trustee will allocate funds, to the extent available following payment of the expenses of the trustee, the issuer's independent managers and the servicer and certain other fees and expenses, from amounts on deposit in the general subaccount to each series subaccount in an amount sufficient to pay:

     (1) current and past due interest payable on each class of that series on that payment date, including interest on past due interest and, to the extent provided in any prospectus supplement, any amount required to be allocated to a class subaccount with respect to any floating rate class;

     (2) the principal of each class of that series payable as a result of an acceleration following the occurrence of an event of default, the principal of each class of that series if that payment date is the legal final maturity date of that series, and the principal of each class of that series if that payment date is a redemption date for that series; and

     (3) principal scheduled to be paid on each class of that series on that payment date according to the expected amortization schedule, excluding amounts provided for in item (2) above.

     Except as specified in any prospectus supplement with respect to any deposits to any class subaccount, on each payment date, allocations will be made to each series subaccount and the trustee will withdraw funds from the series subaccount to make payments on the related series of transition bonds. See "--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" below.

     Class Subaccount. If specified in the related prospectus supplement, upon the issuance of a specified class of floating rate transition bonds, a class subaccount will be established with respect to that class. On or before each payment date, a fixed amount specified in the related prospectus supplement will be allocated to that class subaccount from the related series subaccount and payments to and from any swap counterparty pursuant to the related interest rate swap agreement will be made from or allocated to, as applicable, that class subaccount as described in the related prospectus supplement. On or before each payment date, amounts on deposit in the class subaccount will be applied to make payments with respect to the related class, as specified in the related prospectus supplement.

     Capital Subaccount. Upon the issuance of each series of transition bonds, JCP&L will make a capital contribution to the issuer from JCP&L's general funds in an amount equal to the required capitalization amount. The issuer will transfer this amount to the trustee for deposit into the capital subaccount for such series, which will be invested in eligible investments. The trustee will draw on amounts in the capital subaccount for such series to the extent that, after allocating funds to such series as described in "--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" below, amounts on deposit in the general subaccount, the series subaccount for such series, the reserve subaccount and the overcollateralization subaccount for such series are insufficient to make scheduled principal and interest distributions and payments of fees and expenses specified in items (1) through (7) of that section. Upon the retirement of any series of outstanding transition bonds, the amounts on deposit in the capital subaccount for such series in excess of the sum of the aggregate required capitalization amount for all remaining series will be released to the issuer, free of the lien of the indenture. The issuer is not contractually obligated to pay over to JCP&L any amounts released to the issuer from the capital subaccount upon retirement of any series of transition bonds.

     Overcollateralization Subaccount. Amounts in the collection account to the extent available as described in "--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" below will be allocated to the overcollateralization subaccount for any series on each payment date. Each prospectus supplement and any related supplemental indenture will specify the required overcollateralization level for that series on each payment date. The overcollateralization level for any series will be funded over the life of the transition bonds of that series and in the aggregate will equal the amount stated in the related prospectus supplement for that series, which is referred to as the "required overcollateralization level" for that series.

     Amounts in the overcollateralization subaccount for each series will be invested in eligible investments. On each payment date, the trustee will draw on the overcollateralization subaccount for any series to the extent that, after allocating funds to such series as described in "--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" below, amounts on deposit in the general subaccount, the series subaccount for such series, and the reserve subaccount are insufficient to make scheduled principal and interest distributions and payment of fees and expenses specified in items (1) through (7) of that section. Upon retirement of any series of outstanding transition bonds, the amounts on deposit in the overcollateralization subaccount for such series in excess of the sum of the aggregate required overcollateralization levels for all remaining series will be released to the issuer, free of the lien of the indenture. The issuer is not contractually obligated to pay over to JCP&L any amounts released to the issuer from the overcollateralization subaccount upon retirement of any series of transition bonds.

     Reserve Subaccount. Amounts in the collection account available on any payment date that are not necessary to pay the amounts specified in items (1) through (11) in "--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" below will be allocated to the reserve subaccount. Amounts in the reserve subaccount will be invested in eligible investments. On each payment date, the trustee will draw on the reserve subaccount, if any, to the extent that, after allocating funds as described in "--HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED" below, amounts on deposit in the general subaccount and the series subaccounts are insufficient to make scheduled principal and interest distributions and payments of fees and expenses specified in items (1) through
(7), (9) and (10) of that section.

     Defeasance Subaccount. In the event funds are remitted to the trustee in connection with the exercise of the legal defeasance option or the covenant defeasance option, the issuer will establish a defeasance subaccount for each series. If this occurs, funds set aside for future payment of the transition bonds will be deposited into the applicable defeasance subaccount. All amounts in a defeasance subaccount will be applied by the trustee to the payment to the holders of the affected transition bonds. These amounts will include all sums due for principal, premium, if any, and interest. These amounts will be applied in accordance with the provisions of the transition bonds and the indenture. See "--THE ISSUER'S LEGAL DEFEASANCE AND COVENANT DEFEASANCE OPTIONS" below.


HOW FUNDS IN THE COLLECTION ACCOUNT WILL BE ALLOCATED

     Amounts remitted from the servicer to the trustee in respect of transition bond charge collections, any indemnity amounts or proceeds from the indenture's collateral received by the trustee and amounts paid by any swap counterparty in accordance with any interest rate swap agreement, and all investment earnings on the subaccounts in the collection account other than the capital subaccount, will be deposited into the general subaccount of the collection account. On each payment date, the trustee will pay or allocate all amounts in the general subaccount in the following priority, or on any other date specified in any prospectus supplement with respect to any class subaccount:

     (1) payment of all amounts owed to the trustee and all amounts owed to the independent managers of the issuer so long as the payment of any indemnity amounts owed to the trustee will not cause an event of default under the indenture;

     (2) payment of the servicing fees and all unpaid servicing fees from prior periods, if these fees have not been withheld by the servicer from transition bond charge collections for that purpose;

     (3) payment of the administration fee to GPU Service, Inc. or its successor pursuant to the administration agreement between the issuer and the administrator in an amount not to exceed the administrator's actual costs;

     (4) so long as no event of default has occurred and is continuing or would be caused by this payment, the payment of operating expenses of the issuer, excluding items (1), (2) and (3) above (up to an annual aggregate of $250,000 for all series);

     (5) payment of interest as follows:

         o first, payment of unpaid interest on any series from prior periods, including payment of any amount payable to any swap counterparty on any interest rate swap agreement, including interest on past due interest; and

         o then, payment of the current interest then due on each series, including payment of any amount payable to the swap counterparty on any interest rate swap agreement;

     (6) payment of an amount equal to:

         o principal of any series or class payable if such payment date is on or after the legal final maturity date of that series or class; plus

         o   principal of any series or class called for redemption; plus

         o principal of each class of each series payable as a result of an acceleration triggered by an event of default;

     (7) payment of an amount equal to the principal then scheduled to be paid on each class of each series of transition bonds on such payment date according to the expected amortization schedule, other than principal paid under item (6) above;

     (8) payment of any remaining unpaid operating expenses and indemnity amounts then owed;

     (9) allocation to each series capital subaccount of any amount necessary to replenish that subaccount, pro rata, up to the required capitalization amount for each series, based on the outstanding principal balance of each series;

    (10) allocation of any amount necessary to cause the amount in each series overcollateralization subaccount to equal the required overcollateralization level for the related series as of that payment date, based on the outstanding principal balance of each series;

    (11) payment of any termination or breakage amounts payable under any interest rate swap agreement relating to any floating rate transition bonds;

    (12) so long as no event of default under the indenture has occurred and is continuing, release to the issuer of an amount equal to investment earnings since the preceding payment date (or, in the case of the first payment date, since the issuance date) on amounts in each series capital subaccount; and

    (13) allocation of the remainder, if any, to the reserve subaccount.

     Following repayment of all outstanding series of transition bonds, the balance, if any, remaining in the general subaccount will be released to the issuer, free of the lien of the indenture.

     Amounts credited to any class subaccount will be paid from that subaccount as specified in the related prospectus supplement. Overdue and unpaid amounts due to a swap counterparty will be paid from that class subaccount on the same priority as any overdue and unpaid interest due to the holders of the related class of floating rate transition bonds.

     If on any payment date funds in the general subaccount are insufficient to make the allocations contemplated by items (1) through (7), (9) and (10) above for any series, the trustee will draw from amounts on deposit in the following subaccounts in the following order up to the amount of the shortfall for such series, to make these payments and allocations:

     o from the reserve subaccount pro rata among series based on the total amounts payable with respect to each series, for allocations described in items (1) through (7), (9) and (10);

     o from the overcollateralization subaccount for such series, for allocations described in items (1) through (7); and

     o from the capital subaccount for such series, for allocations described in items (1) through (7).

     For the purpose of allocations among series prior to an acceleration, pro rata has the following meaning, unless otherwise provided in the applicable prospectus supplement. With respect to a payment of interest, pro rata means the proportion that the aggregate amount of interest payable to each series, including, for any floating rate class, the gross fixed amount for that class, bears to the aggregate amount of interest payable to all series, in each case, on that payment date. With respect to a payment of principal, pro rata means the proportion that the aggregate outstanding principal amount scheduled to be paid on that payment date for that series bears to the aggregate outstanding principal amount scheduled to be paid on that payment date for all series.

     For the purpose of allocations among classes within a series prior to an acceleration, pro rata has the following meaning, unless otherwise provided in the related prospectus supplement. With respect to a payment of interest, pro rata means the proportion that the aggregate amount of interest payable to each class, including, for any floating rate class, the gross fixed amount for that class, bears to the aggregate amount of interest payable to all classes within that series, in each case, on that payment date. With respect to a payment of principal, pro rata means the proportion that the aggregate outstanding principal amount of that class scheduled to be paid on that payment date bears to the aggregate outstanding principal amount of all classes of that series scheduled to be paid on that payment date.

     Upon an acceleration of the maturity of the transition bonds, the aggregate amount of principal of and interest accrued on each transition bond will be payable without priority of interest over principal or principal over interest and without regard to series or class, in the proportion that the aggregate amount of principal of and accrued interest on that transition bond bears to the aggregate amount of principal of and accrued interest on all transition bonds.

     If the maturity of the transition bonds is accelerated and the collateral held under the indenture is liquidated in accordance with the indenture and if any interest rate swap agreement so requires, the proceeds of such liquidation allocated to the related class of floating rate transition bonds will be deposited in the related class subaccount and allocated between and paid to the holders of the related floating rate class of transition bonds, on the one hand, and the related swap counterparty, on the other hand, pro rata based on the aggregate amount of principal and interest due and payable on that class of floating rate transition bonds and the aggregate amount payable to the related swap counterparty in accordance with such interest rate swap agreement.

REPORTS TO TRANSITION BONDHOLDERS

     With respect to each series and class of transition bonds, on or prior to each payment date, the trustee will deliver a statement prepared by the trustee to each transition bondholder of that series and class. This statement will include, to the extent applicable, the following information, as well as any other information so specified in the related supplemental indenture, as to the transition bonds of that series and class with respect to that payment date or the period since the previous payment date:

     o the amount to be paid to transition bondholders of that series and class in respect of principal;

     o the amount to be paid to transition bondholders of that series and class in respect of interest;

     o the projected transition bond principal balance and the transition bond principal balance, in each case for that series and class as of that payment date;

     o with respect to that series, the amount on deposit in the overcollateralization subaccount and the required overcollateralization level as of that payment date;

     o with respect to that series, the amount on deposit in the related series capital subaccount as of that payment date;

     o the amount, if any, on deposit in the reserve subaccount as of that payment date;

     o the amount to be paid to any swap counterparty;

     o the amounts to be paid to the trustee since the preceding payment date;

     o the amounts to be paid to the servicer since the preceding payment date; and

     o any other transfers and payments made pursuant to the indenture.

     If any of the transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notice that such report is available with the listing agent in Luxembourg will be given to holders of such transition bonds by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

THE ISSUER AND THE TRUSTEE MAY MODIFY THE INDENTURE; THE ISSUER MUST ENFORCE THE SALE AGREEMENT, THE SERVICING AGREEMENT AND ANY INTEREST RATE SWAP AGREEMENT

     Modifications That Do Not Require Consent of Transition
Bondholders. Without the consent of any of the holders of the outstanding transition bonds or any swap counterparty but with prior notice to the rating agencies, the issuer and the trustee may execute a supplemental indenture for any of the following purposes:

     o to correct or amplify the description of the collateral, or better to confirm to the trustee the collateral, or to subject to the lien of the indenture additional property;

     o to evidence the succession, in compliance with the indenture, of another person to the issuer, and the assumption by the successor of the covenants of the issuer in the indenture and in the transition bonds;

     o to add to the covenants of the issuer, for the benefit of the holders of the transition bonds, or to surrender any right or power conferred upon the issuer in the indenture;

     o to transfer, assign or pledge any property to or with the trustee;

     o to cure any ambiguity, to correct or supplement any inconsistent provision of the indenture or any supplemental indenture or to make any other provisions with respect to matters arising under the indenture or in any supplemental indenture; but:

       o this action shall not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of any transition bondholder or any swap counterparty; and

       o the then current ratings on any outstanding transition bonds shall not be withdrawn or downgraded;

     o to provide for a successor trustee and to facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the indenture;

     o to modify the indenture to effect the qualification of the indenture under the Trust Indenture Act of 1939, as amended ("Trust Indenture Act") or any similar federal statute hereafter enacted and to add to the indenture any other provisions as may be expressly required by the Trust Indenture Act;

     o to set forth the terms of any series of the transition bonds that has not theretofore been authorized by a supplemental indenture, provided that the then current ratings on any outstanding transition bonds have not been, and will not be as a result of such additional series, withdrawn or downgraded;

     o to provide for any interest rate swap transactions with respect to any floating rate series or class of transition bonds or any series or class with specified credit enhancement; but such action shall not (a) as evidenced by an opinion of counsel, adversely affect in any material respect the interests of any transition bondholder or other swap counterparty, and (b) cause the then current ratings on any outstanding transition bonds to be withdrawn or downgraded; or

     o to authorize the appointment of any listing agent, transfer agent or paying agent or additional registrar for any class of transition bonds required or advisable in connection with the listing of any class of transition bonds on the Luxembourg Stock Exchange or any other stock exchange, and otherwise to amend the indenture to incorporate any changes requested or required by any governmental authority, stock exchange authority, listing agent, transfer agent or paying agent or additional registrar for any class of transition bonds in connection with that listing.

     Modifications That Require the Approval of the Transition Bondholders. The issuer and the trustee also may, with prior notice to the rating agencies and with the consent of the holders of not less than a majority of the total outstanding principal balance of the transition bonds of all series or classes to be affected thereby, voting together as a single class, execute a supplemental indenture to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the transition bondholders under the indenture. However, such a supplemental indenture may not, without the consent of the holder of each outstanding transition bond of each series or class affected thereby and each swap counterparty, if any, affected thereby:

     o change the date of payment of any scheduled payment of principal of or premium, if any, or interest on any transition bond, or reduce the principal balance thereof, the interest rate specified thereon or the redemption price or the premium, if any, with respect thereto, change the provisions of any interest rate swap agreement relating to the amount, calculation or timing of payments, change the provisions of the indenture and the applicable supplemental indenture relating to the application of collections on, or the proceeds of the sale of, the collateral to payment of principal of or premium, if any, or interest on the transition bonds, or change the currency in which any transition bond or any interest thereon is payable;

     o impair the right to institute suit for the enforcement of the provisions of the indenture regarding certain payments;

     o reduce the percentage of the total principal balance of the outstanding transition bonds, or of a series or class thereof, the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with the provisions of the indenture or of defaults and their consequences;

     o reduce the percentage of the total principal balance of the outstanding transition bonds required to direct the trustee to direct the issuer to liquidate or preserve the collateral;

     o modify the section of the indenture relating to the required consent of transition bondholders with respect to supplemental indentures, except to increase any percentage specified therein or to provide that those provisions of the indenture specified in the indenture or the basic documents cannot be modified or waived without the consent of each holder of an outstanding transition bond affected thereby;

     o reduce the percentage of the total principal balance of the outstanding transition bonds, or of a series or class thereof, the consent of the holders of which is required for any amendments to the sale agreement, the administration agreement, the servicing agreement or any interest rate swap agreement entered into in connection with any series or class of transition bonds;

     o modify the indenture to affect the amount of any payment of interest, principal or premium, if any, payable on any transition bond on any payment date, modify the method of calculating interest on any floating rate transition bond, or change the redemption dates, expected amortization schedules or series legal final maturity dates or class legal final maturity dates of any transition bonds;

     o with respect to any series, decrease the required capitalization amount, the overcollateralization amount or the required overcollateralization level with respect to any payment date;

     o modify the indenture regarding the voting of transition bonds held by the issuer, JCP&L, an affiliate of either of them or any obligor on the transition bonds;

     o decrease the percentage of the total principal balance of the outstanding transition bonds required to amend the sections of the indenture which specify the applicable percentage of the total outstanding principal balance of the transition bonds necessary to amend the indenture or any other basic document; or

     o permit the creation of any lien ranking prior to or on a parity with the lien of the indenture with respect to any of the collateral for the transition bonds or, except as otherwise contemplated in the indenture, terminate the lien of the indenture on any property or deprive the holder of any transition bond of the security provided by the lien of the indenture.

Promptly following the execution of any supplemental indenture requiring the consent of any transition bondholders, the trustee will furnish written notice of the substance of such amendment to each transition bondholder. For so long as any of the transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, information regarding this notice will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

     Enforcement of the Sale Agreement, Servicing Agreement and Any Interest Rate Swap Agreement. The indenture will provide that the issuer will take all lawful actions to enforce the issuer's rights under the sale agreement, the servicing agreement and any interest rate swap agreement. The indenture will also provide that the issuer will take all lawful actions to compel or secure the performance and observance by JCP&L, the servicer and any swap counterparty of each of their respective obligations to the issuer under the sale agreement, the servicing agreement and any interest rate swap agreement. So long as no event of default occurs and is continuing, except as otherwise directed by the trustee under the circumstances described in the indenture or any supplemental indenture, as described in any prospectus supplement, the issuer may exercise any and all rights, remedies, powers and privileges lawfully available to the issuer under or in connection with the sale agreement, the servicing agreement and any interest rate swap agreement. However, if the issuer or the servicer proposes to materially amend, modify, waive, supplement, terminate or surrender, or agree to any material amendment, modification, supplement, termination, waiver or surrender of, the process for adjusting the transition bond charge, the issuer must notify the trustee and the trustee must notify transition bondholders of this proposal. In addition, the trustee will consent to this proposal only with the consent of the holders of not less than a majority of the total principal balance of the outstanding transition bonds of all series or classes materially and adversely affected thereby, voting together as a single class, and only if consent to this proposal will not result in a reduction or withdrawal of the then current rating of any outstanding transition bonds.

     If an event of default occurs and is continuing, the trustee may, and at the direction of (1) the holders of not less than a majority of the total principal balance of the outstanding transition bonds of all series, voting together as a single class, with respect to the sale agreement and the servicing agreement, and (2) the holders of that percentage of the total principal balance of the outstanding transition bonds of the related class specified in the related prospectus supplement, or voting together in a single class, with respect to any interest rate swap agreement, shall, exercise all rights, remedies, powers, privileges and claims of the issuer against JCP&L, the servicer or any swap counterparty under or in connection with the sale agreement, the servicing agreement and any interest rate swap agreement, and any right of the issuer to take this action shall be suspended. In the event of a foreclosure, there is likely to be a limited market, if any, for the bondable transition property and, therefore, foreclosure may not be a realistic or practical remedy.

     Modifications to the Sale Agreement, the Servicing Agreement and any Interest Rate Swap Agreement. With the consent of the trustee, the sale agreement and the servicing agreement may be amended at any time and from time to time, without the consent of the transition bondholders or the counterparty to any interest rate swap agreement. However, such an amendment may not adversely affect the interest of any transition bondholder or the counterparty to any interest rate swap agreement in any material respect without the consent of the holders of not less than a majority of the total principal balance of the outstanding transition bonds of all series or classes materially and adversely affected thereby and each counterparty to an interest rate swap agreement materially and adversely affected thereby.

     Also, an interest rate swap agreement may be amended with the consent of the trustee and the related swap counterparty, so long as the amendment will not result in a reduction or withdrawal of the then current rating of any outstanding transition bond and the amendment is in accordance with the related supplemental indenture as described in the related prospectus supplement. However, this amendment may not adversely affect in any material respect the interest of any other transition bondholder or counterparty to any swap transaction without the consent of the holders of 662/3% of the total outstanding principal balance of the transition bonds of each series or class and each counterparty to any swap transaction materially and adversely affected thereby.

     Notification of the Rating Agencies, the Trustee and the Transition Bondholders of any Modification. If the issuer, JCP&L, the servicer or any swap counterparty:

     o proposes to amend, modify, waive, supplement, terminate or surrender, or agree to any other amendment, modification, waiver, supplement, termination or surrender of, the terms of the sale agreement, the servicing agreement or any interest rate swap agreement; or

     o waives timely performance or observance by JCP&L, the servicer or any swap counterparty under the sale agreement, the servicing agreement or any interest rate swap agreement, respectively;

in each case in a way that would materially and adversely affect the interests of transition bondholders or the counterparty to any interest rate swap agreement, the issuer must first notify the rating agencies of the proposed amendment. The issuer must thereafter notify the trustee and the trustee must notify the transition bondholders and any swap counterparty of the proposed amendment. With respect to any proposed action related to the sale agreement or the servicing agreement, the trustee will consent to the proposed action only with the consent of the holders of not less than a majority of the total principal balance of the outstanding transition bonds of all series or classes materially and adversely affected thereby and each swap counterparty materially and adversely affected thereby, and only if such action will not result in a reduction or withdrawal of the then current rating of any outstanding transition bonds. With respect to any proposed action related to any interest rate swap agreement, the trustee will consent to this proposed action only with the consent of the holders of 66 2/3% of the total outstanding principal balance of the transition bonds of the related series or class and each swap counterparty materially and adversely affected thereby and only if such action will not result in a reduction or withdrawal of the then current rating of any outstanding transition bonds. For so long as any of the transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notice of this proposed action will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort, promptly following its effectiveness.


WHAT CONSTITUTES AN EVENT OF DEFAULT ON THE TRANSITION BONDS

     An "event of default" is defined in the indenture as:

     o a default for five business days in the payment of any interest on any transition bond when due;

     o a default in the payment of the unpaid principal of any transition bond of any series on the legal final maturity date for that series or, if applicable, any class on the legal final maturity date for that class;

     o a default in the payment of the redemption price for any transition bond on the redemption date therefor;

     o a default in the observance or performance of any covenant or agreement of the issuer made in the indenture (other than those specifically dealt with in the first three items above) or any material representation or warranty of the issuer made in the indenture or in any certificate or other writing delivered in connection with the indenture proving to have been incorrect in any material respect as of the time when made, and the continuation of that default for a period of 30 days after the earlier of the date (a) notice is given to the issuer by the trustee; (b) notice is given to the issuer and the trustee by the holders of not less than 25% of the total principal balance of the outstanding transition bonds of any series or class, specifying such default or incorrect representation or warranty; or (c) the issuer has knowledge of the default;

     o specified events of bankruptcy, insolvency, receivership or liquidation of the issuer; and

     o violation by the State of New Jersey (or any of its agencies) of its pledge and agreement with respect to the Competition Act and the transition bonds.

     If an event of default occurs and is continuing, other than a default involving the State of New Jersey's pledge and agreement as discussed above, the trustee or holders of not less than a majority of the total principal balance of the outstanding transition bonds of all series, voting together as a single class, may declare all series of the transition bonds to be immediately due and payable. This declaration of acceleration may, under the circumstances specified in the indenture, be rescinded by the holders of not less than a majority of the total principal balance of the outstanding transition bonds of all series, voting together as a single class.

     Remedies Available to the Trustee Following an Event of Default. In addition to acceleration of the transition bonds, the trustee may exercise one or more of the following remedies upon an event of default:

     o the trustee may institute proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the transition bonds or under the indenture with respect to the transition bonds, whether by declaration or otherwise, enforce any judgment obtained, and collect from the issuer and any other obligor upon the transition bonds moneys adjudged due;

     o the trustee may institute proceedings from time to time for the complete or partial foreclosure of the indenture with respect to the collateral;

     o the trustee may exercise any remedies of a secured party under the New Jersey Uniform Commercial Code, the Delaware Uniform Commercial Code or the Competition Act or any other applicable law and take any other appropriate action to protect and enforce the rights and remedies of the trustee and the holders of the transition bonds;

     o the trustee may sell the collateral or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

     o the trustee may exercise all rights, remedies, powers, privileges and claims of the issuer against JCP&L, GPU Service, Inc., the servicer or any swap counterparty under or in connection with the sale agreement, the administration agreement, the servicing agreement or any interest rate swap agreement; and

     o the trustee may institute or participate in proceedings reasonably necessary to compel performance of or to enforce the pledge and agreement of the State of New Jersey under the Competition Act and collect any monetary damages incurred by the holders of the transition bonds or the trustee.

     The final remedy described above may only be exercised, and is the only remedy that the trustee may exercise, upon an event of default caused solely by a violation by the State of New Jersey of its pledge and agreement with respect to the Competition Act and the transition bonds.

     When the Trustee Can Sell the Collateral. If the transition bonds of all series have been declared to be due and payable following an event of default, the trustee may, in its discretion, either:

     o sell the collateral; or

     o elect to have the issuer maintain possession of the collateral and continue to apply distributions on the collateral as if there had been no declaration of acceleration.

     The trustee is prohibited from selling or liquidating the collateral following an event of default other than a default in the payment of any principal on the legal final maturity date of any class or series, a default for five business days or more in the payment of any interest on any transition bond or a default in the payment of the redemption price for any transition bond on the redemption date therefor unless:

     o the holders of 100% of the total principal balance of the outstanding transition bonds of all series consent to this sale or liquidation; or

     o the proceeds of this sale or liquidation are sufficient to pay in full the principal of and premium, if any, and accrued interest on all outstanding transition bonds; or

     o the trustee determines that funds provided by the sale or liquidation of collateral would not be sufficient on an ongoing basis to make all payments on the transition bonds of all series as these payments would have become due if the transition bonds had not been declared due and payable, and the trustee obtains the consent of the holders of not less than 66 2/3% of the total principal balance of the outstanding transition bonds of all series.

     Right of Transition Bondholders to Direct Proceedings. Subject to the provisions for indemnification and the limitations contained in the indenture, and except as may be described in any prospectus supplement regarding any floating rate class of transition bonds, the holders of not less than a majority of the total principal balance of the outstanding transition bonds of all series, voting together as a single class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided that, among other things:

     o this direction shall not conflict with any rule of law or with the indenture;

     o subject to the provisions specified in the indenture, any direction to the trustee to sell or liquidate the collateral shall be by the holders of not less than 100% of the total principal balance of the outstanding transition bonds of all series; and

     o the trustee may take any other action deemed proper by the trustee that is not inconsistent with this direction.

     If an event of default occurs and is continuing, the trustee will be under no obligation to take any action at the direction of any of the transition bondholders if it reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with the bondholder direction. The trustee does not need to take any action pursuant to the direction of the transition bondholders if it determines that this action might materially and adversely affect the rights of any transition bondholder not consenting to this action.

     Waiver of Default. Except as may be described in any prospectus supplement regarding any floating rate class of transition bonds, the holders of not less than a majority of the total principal balance of the outstanding transition bonds of all series, voting together as a single class, may, in those cases specified in the indenture, waive any default with respect thereto. However, these holders may not waive a default in the payment of principal of or premium, if any, or interest on any of the transition bonds or a default in respect of a covenant or provision of the indenture that cannot be modified without the waiver or consent of the holders of all of the outstanding transition bonds of all affected series and classes.

     No transition bondholder will have the right to institute any proceeding, judicial or otherwise, to avail itself of any remedies provided in the Competition Act or to avail itself of the right to foreclose on the bondable transition property or otherwise enforce the lien on the bondable transition property, with respect to the indenture, unless:

     o the holder previously has given to the trustee written notice of a continuing event of default;

     o the holders of not less than 25% of the total principal balance of the outstanding transition bonds of all series have made written request of the trustee to institute the proceeding in its own name as trustee under the indenture;

     o the holder or holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in complying with the request;

     o the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute the proceeding; and

     o no direction inconsistent with this written request has been given to the trustee during the 60-day period referred to above by the holders of not less than a majority of the total principal balance of the outstanding transition bonds of all series.

     However, each holder of transition bonds also has the unconditional right to institute suit for the enforcement of payment of interest and principal due on such holder's transition bonds.


COVENANTS OF THE ISSUER

     The issuer will keep in effect its existence as a limited liability company under Delaware law, provided that the issuer may consolidate with or merge into another entity or sell, in one or a series of related transactions, substantially all of its assets to another entity or dissolve if:

     o the entity formed by or surviving the consolidation or merger or to whom substantially all of the issuer's assets are sold is organized and existing under the laws of the United States or any state thereof and expressly assumes by a supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest on all transition bonds and the performance of the issuer's obligations under the indenture and any supplemental indenture;

     o the entity expressly assumes all obligations and succeeds to all rights of the issuer under the sale agreement, the servicing agreement, the administration agreement and any interest rate swap agreement pursuant to an assignment and assumption agreement executed and delivered to the trustee;

     o no default or event of default under the indenture has occurred and is continuing immediately after giving effect to the consolidation, merger or sale;

     o there has not been a reduction or withdrawal in connection with the consolidation, merger or sale of the then current rating of any outstanding class or series of transition bonds;

     o the issuer has received an opinion of counsel to the effect that this consolidation, merger or sale will have no material adverse tax consequence to the issuer or any transition bondholder, the consolidation, merger or sale complies with the indenture and all conditions precedent in the indenture relating to the consolidation, merger or sale and the consolidation, merger or sale will result in the trustee maintaining a continuing valid first priority perfected security interest in the collateral;

     o none of the bondable transition property, the BPU financing order or JCP&L's, the servicer's or the issuer's rights under the Competition Act or the BPU financing order are impaired thereby; and

     o any action that is necessary to maintain the lien created by the indenture has been taken.

     Additional Covenants of the Issuer. The issuer will take any action necessary or advisable to, among other things, maintain and preserve the lien and security interest, and priority thereof, of the indenture. The issuer will not permit the validity of the indenture to be impaired, the lien to be amended, subordinated, terminated or discharged, or any person to be released from any covenants or obligations, except as expressly permitted by the indenture. The issuer will also not permit any lien, charge, claim, security interest, mortgage or other encumbrance, other than the lien created by the indenture, to be created on or extend to or otherwise arise upon or burden the collateral or any part thereof or any interest therein or the proceeds thereof. Finally, the issuer will not permit the lien of the indenture not to constitute a continuing valid first priority security interest in the collateral.

     The issuer may not, among other things:

     o except as expressly permitted by the indenture, the sale agreement, the servicing agreement, the interest rate swap agreement or any other basic document, sell, transfer, exchange or otherwise dispose of any of the collateral unless directed to do so by the trustee in accordance with the indenture; or

     o claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the transition bonds, other than amounts properly withheld under the Internal Revenue Code or pursuant to any interest rate swap agreement, or assert any claim against any present or former transition bondholder because of the payment of taxes levied or assessed upon the issuer or any part of the collateral.

     The issuer may not engage in any business other than purchasing and owning bondable transition property, issuing transition bonds from time to time, pledging its interest in the collateral to the trustee to secure the transition bonds, entering into the basic documents and all other agreements relating to the transition bonds and performing its obligations under these agreements, and performing activities that are necessary, suitable or convenient to accomplish the foregoing.

     The Issuer May Not Engage in Any Other Financial Transactions. The issuer may not issue, incur, assume or guarantee any indebtedness except for the transition bonds and as contemplated by the basic documents and the underwriting agreement and any obligations under any credit enhancement or interest rate swap agreement for any series of transition bonds. Also, the issuer may not guarantee or otherwise become contingently liable in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire, or agree contingently to acquire any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other entity, other than the eligible investments. The issuer may not make any loan or advance or credit to any entity. The issuer will not make any expenditure for capital assets or lease any capital asset other than bondable transition property purchased from JCP&L pursuant to, and in accordance with, the sale agreement. The issuer may not make any payments, distributions or dividends to any member of the issuer in respect of its membership interest in the issuer, other than any amount released to the issuer by the trustee in accordance with the indenture or otherwise not subject to the lien of the indenture and except as otherwise provided in the indenture.

     The Issuer Must File an Annual Compliance Statement. The issuer will file annually with the trustee a written statement as to the fulfillment of its obligations under the indenture. In addition, the issuer will furnish to the trustee an opinion of counsel concerning filings made by the issuer on an annual basis and before the effectiveness of any amendment, if any, to the sale agreement or the servicing agreement.

     The servicer will deliver to the trustee, annually, the report of the independent certified public accounting firm, as well as compliance certificates and monthly reports regarding distributions and other statements, required by the servicing agreement. See "THE SERVICING AGREEMENT" in this prospectus.

     Access to the List of Holders of the Transition Bonds. Any three or more transition bondholders may, by written request to the trustee, obtain access to the list of all transition bondholders maintained by the trustee for the purpose of communicating with other transition bondholders with respect to their rights under the indenture or the transition bonds. The trustee may elect not to afford a requesting transition bondholder access to the list of transition bondholders if the trustee agrees to mail the desired communication or proxy, on behalf and at the expense of the requesting transition bondholder, to all transition bondholders.


THE TRUSTEE MUST PROVIDE A REPORT TO ALL TRANSITION BONDHOLDERS

     If required by the Trust Indenture Act, the trustee will be required to mail each year to all transition bondholders a report stating, among other items:

     o the trustee's eligibility and qualification to continue as the trustee under the indenture;

     o any amounts advanced by it under the indenture;

     o the amount, interest rate and maturity date of specific indebtedness owing by the issuer to the trustee in the trustee's individual capacity;

     o the property and funds physically held by the trustee;

     o any additional issue of a series of transition bonds not previously reported; and

     o any action taken by it that materially affects the transition bonds of any series and that has not been previously reported.

     For so long as any of the transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the trustee will publish or will cause to be published following the preparation of this annual report in a daily newspaper in Luxembourg, expected to be the Luxemburger Wort, a notice to the effect that the information set forth in the preceding paragraph will be available for review at the main office of the listing agent in Luxembourg.


WHAT WILL TRIGGER SATISFACTION AND DISCHARGE OF THE INDENTURE

     The indenture will be discharged with respect to the transition bonds of any series upon the delivery to the trustee of funds sufficient for the payment in full of all amounts owed under the transition bonds of that series. In addition, the issuer must deliver to the trustee the officer's certificate and opinion of counsel specified in the indenture. The deposited funds will be segregated and held apart solely for paying the transition bonds of that series, and the transition bonds of that series will not be entitled to any amounts on deposit in the collection account other than amounts on deposit in the defeasance subaccount for the transition bonds of that series.

THE ISSUER'S LEGAL DEFEASANCE AND COVENANT DEFEASANCE OPTIONS

     The issuer may, at any time, by defeasing the transition bonds, terminate:


     o all of its obligations under the indenture with respect to the transition bonds of any series; or

     o its obligations to comply with certain of the covenants in the indenture, including all of the covenants described under "--COVENANTS OF THE ISSUER" above.

     The legal defeasance option is the right of the issuer to terminate at any time its obligations under the indenture with respect to the transition bonds of any series. The covenant defeasance option is the right of the issuer at any time to terminate its obligations to comply with the covenants in the indenture. The issuer may exercise the legal defeasance option with respect to any series of transition bonds notwithstanding its prior exercise of the covenant defeasance option with respect to that series. If the issuer exercises the legal defeasance option with respect to any series, that series will be entitled to payment only from the funds or other obligations set aside under the indenture for payment thereof on the expected final payment date or redemption date therefor as described below. That series will not be subject to payment through redemption or acceleration prior to the expected final payment date or redemption date, as applicable. If the issuer exercises the covenant defeasance option with respect to any series, the final payment of the transition bonds of that series may not be accelerated because of an event of default relating to a default in the observance or performance of any covenant or agreement of the issuer made in the indenture.

     The issuer may exercise the legal defeasance option or the covenant defeasance option with respect to any series of transition bonds only if:

     (1) the issuer irrevocably deposits or causes to be deposited in trust with the trustee cash or U.S. Government Obligations for the payment of principal of and premium, if any, and interest on that series to the expected final payment date or redemption date therefor, as applicable, such deposit to be made in the defeasance subaccount for that series;

     (2) the issuer delivers to the trustee a certificate from an independent certified public accounting firm of recognized national reputation expressing its opinion that the payments of principal of and interest on the U.S. Government Obligations when due and without reinvestment plus any cash deposited in the defeasance subaccount without investment will provide cash at times and in sufficient amounts to pay in respect of the transition bonds of that series:

         (a) principal in accordance with the expected amortization schedule therefor, and/or if that series is to be redeemed, the redemption price on the redemption date therefor; and

         (b)  interest when due;

   (3) in the case of the legal defeasance option, 95 days pass after the deposit is made and during the 95-day period no default by the issuer relating to events of bankruptcy, insolvency, receivership or liquidation of the issuer occurs and is continuing at the end of the period;

   (4) no default by the issuer has occurred and is continuing on the day of this deposit and after giving effect thereto;

   (5) in the case of the legal defeasance option, the issuer delivers to the trustee an opinion of counsel stating that:

         (a) the issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

         (b) since the date of execution of the indenture, there has been a change in the applicable federal income tax law,

         in either case confirming that the holders of the transition bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the legal defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

     (6) in the case of the covenant defeasance option, the issuer delivers to the trustee an opinion of counsel to the effect that the holders of the transition bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the covenant defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred; and

     (7) the issuer delivers to the trustee a certificate of an authorized officer of the issuer and an opinion of counsel, each stating that all conditions precedent to the satisfaction and discharge of the transition bonds of that series have been complied with as required by the indenture.

     There will be no other conditions to the exercise by the issuer of its legal defeasance option or its covenant defeasance option.


THE TRUSTEE

     The Bank of New York will be the initial trustee under the indenture. The trustee may resign at any time upon 30 days prior written notice to the issuer. The holders of a majority of the total principal balance of the outstanding transition bonds of all series, voting together as a single class, may remove the trustee by so notifying the trustee and may appoint a successor trustee. The issuer will remove the trustee if the trustee ceases to be eligible to continue in this capacity under the indenture, the trustee becomes insolvent, a receiver or other public officer takes charge of the trustee or its property or the trustee becomes incapable of acting. If the trustee resigns or is removed or a vacancy exists in the office of trustee for any reason, the issuer will be obligated promptly to appoint a successor trustee eligible under the indenture. No resignation or removal of the trustee will become effective until acceptance of the appointment by a successor trustee.

     The trustee must at all times satisfy the requirements of the Trust Indenture Act and the Investment Company Act of 1940, as specified in the indenture. The trustee must also have a combined capital and surplus of at least $50 million and a long term debt rating of at least `BBB'-- by S&P and Fitch and at least `Baa3' by Moody's. If the trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another entity, the resulting, surviving or transferee entity will without any further action be the successor trustee.


GOVERNING LAW

     The Indenture will be governed by the laws of the State of New Jersey.


                   HOW A BANKRUPTCY OF JCP&L OR THE SERVICER
                           MAY AFFECT YOUR INVESTMENT

     Sale or Financing. JCP&L will represent and warrant in the sale agreement that the sale and absolute transfer of the bondable transition property in accordance with the sale agreement constitutes a valid sale and absolute transfer by JCP&L to the issuer of the bondable transition property. JCP&L will also represent and warrant in the sale agreement, and it is a condition of closing for the sale and absolute transfer of bondable transition property, that the appropriate actions will be taken under the Competition Act and the New Jersey and Delaware Uniform Commercial Codes, including the filing of a financing statement, to perfect this sale and absolute transfer. The Competition Act provides that a transfer of bondable transition property by an electric public utility to an assignee which the parties have in the governing documentation expressly stated to be a sale or other absolute transfer, in a transaction approved in a financing order, shall be treated as an absolute transfer of all the transferor's right, title and interest, as in a sale or other absolute transfer, and not as a pledge or other financing, of the relevant bondable transition property. The Competition Act also provides that the characterization of a transfer as a sale or other absolute transfer shall not be affected or impaired in any manner by treatment of the transfer as a financing for federal, state or local tax purposes or financial accounting purposes. JCP&L and the issuer will treat the transaction as a sale under applicable law, although for financial accounting and federal and state tax purposes the transaction will be treated as a financing and not a sale. See

"THE COMPETITION ACT--JCP&L AND OTHER UTILITIES MAY SECURITIZE STRANDED COSTS" in this prospectus. In the event of a bankruptcy of JCP&L, a party in interest in the bankruptcy might take the position that the sale and absolute transfer of the bondable transition property to the issuer was a financing transaction and not a "sale or other absolute transfer." The party in interest might argue that the treatment of the transaction for financial accounting and tax purposes as a financing and not a sale lends weight to the position that the transaction should be treated as a financing and not a sale. However, as noted above, the Competition Act specifically provides for the treatment of the transaction as a sale as a matter of state law and that this treatment is not affected by treatment of the transfer as a financing for federal, state or local tax purposes or financial accounting purposes. In a recent bankruptcy court case involving LTV Steel Company, the debtor obtained an interim emergency motion to use collections from accounts and inventory that it had sold on the grounds that the sales were in fact disguised financings. The circumstances under which the LTV Steel Company ruling would be followed by other courts are not certain. If a court were to adopt reasoning similar to that of the court in the LTV Steel case or were otherwise to characterize the transaction as a financing, the issuer would be treated as a secured creditor of JCP&L in the bankruptcy proceedings. Although, as noted below, the issuer would in that case have a security interest in the bondable transition property, it would not likely be entitled to access to the transition bond charge collections during the bankruptcy. As a result, repayment on the transition bonds could be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments to the issuer of transition bond charge collections and therefore the amount and timing of funds available to the issuer to pay transition bondholders. Even if a court did not ultimately characterize the transaction as a financing transaction, the mere commencement of a bankruptcy by JCP&L and the attendant possible uncertainty surrounding the treatment of the transaction could result in delays in payments on the transition bonds.

     In order to mitigate the impact of the possible recharacterization of a sale of bondable transition property as a financing transaction, financing statements will be filed with the Delaware Secretary of State and the New Jersey Secretary of State in accordance with the Delaware Uniform Commercial Code and the New Jersey Uniform Commercial Code, respectively, and the Competition Act so that if the transfer is thereafter held to constitute a financing transaction and not a sale or other absolute transfer, the financing statement will constitute a filing with respect to a security interest. The sale agreement provides that in the event that the sale and absolute transfer of the bondable transition property is determined by a court not to be a sale and absolute transfer as contemplated by the Competition Act, then the sale and absolute transfer shall be treated as a pledge of the bondable transition property and JCP&L shall be deemed to have granted a security interest to the issuer in the bondable transition property, and to have incurred an obligation secured by this security interest in an amount equal to the purchase price for the bondable transition property. The sale agreement requires that financing statements with respect to the bondable transition property under the New Jersey Uniform Commercial Code be filed in the appropriate offices in New Jersey. As a result of these filings, in the event of the bankruptcy of JCP&L, the issuer would be a secured creditor of the bankrupt entity and entitled to recover against the security, which is the collateral (except as described in "--Status of Bondable Transition Property as Current Property" below). None of this, however, mitigates the risk of payment delays and other adverse effects caused by a bankruptcy of JCP&L. Further, if, for any reason, a financing statement is not filed in accordance with the New Jersey Uniform Commercial Code and the Competition Act or the issuer fails to otherwise perfect its interest in the bondable transition property, and the transfer is thereafter deemed not to constitute a sale or other absolute transfer, the issuer would be an unsecured creditor of the bankrupt entity. In that event, the issuer's sole source of payment for the transition bonds would be whatever it recovered on its unsecured claim in the JCP&L bankruptcy case, which could differ materially from the amount and timing of transition bond charge collections that were intended to fund payments on the transition bonds.

     Consolidation of the Issuer and JCP&L in Bankruptcy. If JCP&L were to become a debtor in a bankruptcy case, a party in interest in the bankruptcy may attempt to substantively consolidate the assets and liabilities of the issuer and JCP&L. JCP&L and the issuer have taken steps to attempt to minimize this risk (as discussed in "JCP&L TRANSITION FUNDING LLC, THE ISSUER" in this prospectus). However, no assurance can be given that if JCP&L or an affiliate of JCP&L other than the issuer were to become a debtor in a bankruptcy case, a court would not order that the assets and liabilities of the issuer be consolidated with those of the bankrupt entity. If the assets and liabilities were ordered consolidated, the claims of the transition bondholders against the issuer would be treated as secured claims against the consolidated entities and would share in the bankrupt estate with claims of other creditors of the consolidated entities. Payment of those claims would be subject to substantial delay and to adjustment in timing and amount under a plan of reorganization in the bankruptcy case.

     Claims in Bankruptcy; Challenge to Indemnity Claims. If JCP&L were to become a debtor in a bankruptcy case, claims including indemnity claims, by the issuer against the bankrupt entity under the sale agreement and the other basic documents, would be unsecured claims and would be subject to being discharged in the bankruptcy case. In addition, a party in interest in the bankruptcy may request that the bankruptcy court estimate any contingent claims of the issuer against the bankrupt entity. That party may then take the position that these claims should be estimated at zero or at a low amount because the contingency giving rise to these claims is unlikely to occur. If JCP&L were to become a debtor in a bankruptcy case and the indemnity provisions of the sale agreement were triggered, a party in interest in the bankruptcy might challenge the enforceability of the indemnity provisions. If a court were to hold that the indemnity provisions were unenforceable, the issuer would be left with a claim for actual damages against the bankrupt entity based on breach of contract principles. The actual amount of these damages would be subject to estimation and/or calculation by the court.

     No assurances can be given as to the result of any of the above-described actions or claims. Furthermore, no assurance can be given as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving JCP&L.

     Status of Bondable Transition Property as Current Property. JCP&L has represented in the sale agreement, and the Competition Act provides, that the bondable transition property constitutes a vested, presently existing property right upon transfer to an assignee for consideration and that it thereafter exists continuously for all purposes. Nevertheless, no assurance can be given that, in the event of a bankruptcy of JCP&L or an affiliate of JCP&L other than the issuer, a party in interest in the bankruptcy proceeding would not attempt to take the position that the bondable transition property comes into existence only as customers use electricity. Bondable transition property is the right to charge, collect and receive the transition bond charge (and not simply the right to receive revenues arising from the collection of the transition bond charge). Therefore, JCP&L and the issuer believe that the bondable transition property will constitute a presently existing right at the time the transition bonds are issued. Nonetheless, if a court were to adopt the position that the property comes into existence only as customers use electricity, no assurance can be given that a security interest in favor of the transition bondholders would attach to transition bond charge collections in respect of electricity consumed after the commencement of the bankruptcy case. If it were determined that the bondable transition property had not been sold to the issuer, and the security interest in favor of the transition bondholders did not attach to transition bond charge collections in respect of electricity consumed after the commencement of the bankruptcy case, then the issuer would be an unsecured creditor of the bankrupt entity. If so, there would be delays or reductions in payments on the transition bonds. Whether or not a court determined that the bondable transition property had been sold to the issuer, no assurances can be given that a court would not rule that any transition bond charge relating to electricity consumed after the commencement of the bankruptcy cannot be transferred to the issuer or the trustee.

     In addition, in the event of a bankruptcy of JCP&L, a party in interest in the bankruptcy could assert that the issuer should pay a portion of JCP&L's costs associated with the generation, transmission or distribution of the electricity, consumption of which gave rise to the transition bond charge collections used to make payments on the transition bonds.

     Regardless of whether JCP&L is the debtor in a bankruptcy case, if a court were to accept the argument that the bondable transition property comes into existence only as customers use electricity, a tax or government lien or other nonconsensual lien on property of the bankrupt entity arising before the bondable transition property came into existence could have priority over the issuer's interest in the bondable transition property. Adjustments to the transition bond charge may be available to mitigate this exposure, although there may be delays in implementing these adjustments.

     Enforcement of Rights by Trustee. Upon an event of default under the indenture, the Competition Act permits the trustee to enforce the security interest in the bondable transition property in accordance with the terms of the indenture. In this capacity, the trustee is permitted to request the BPU to order the sequestration and payment to transition bondholders of all revenues arising with respect to the bondable transition property. The Competition Act provides that this order will remain in full force and effect notwithstanding bankruptcy, reorganization or other insolvency proceedings with respect to JCP&L or its assignee. There can be no assurance, however, that the trustee would be permitted to seek such an order or that the BPU would issue this order after a bankruptcy of JCP&L in light of the automatic stay provisions of
Section 362 of the United States Bankruptcy Code or, alternatively, that a bankruptcy court would lift the automatic stay to permit this action by the BPU. In that event, the trustee may under the indenture seek an order from the bankruptcy court lifting the automatic stay with respect to this action by the BPU, and an order requiring an accounting and segregation of the revenues arising from the bondable transition property. There can be no assurance that a court would grant either order.


     Bankruptcy of Servicer. The servicer is entitled to commingle transition bond charge collections with its own funds until each remittance date. The Competition Act provides that the relative priority of a lien created under the Competition Act is not defeated or adversely affected by the commingling of transition bond charge collections arising with respect to the bondable transition property with funds of JCP&L. However, in the event of a bankruptcy of the servicer, a party in interest in the bankruptcy might assert, and a court might rule, that transition bond charge collections commingled by the servicer with its own funds and held by the servicer as of the date of bankruptcy were property of the servicer as of that date and are therefore property of the servicer's bankruptcy estate, rather than property of the issuer. If the court so rules, then the court would likely rule that the trustee has only a general unsecured claim against the servicer for the amount of commingled transition bond charge collections held as of that date and could not recover the commingled transition bond charge collections held as of the date of bankruptcy.


     However the court rules on the ownership of the commingled transition bond charge collections, the automatic stay arising upon the bankruptcy of the servicer could delay the trustee from receiving the commingled transition bond charge collections held by the servicer as of the date of the bankruptcy until the court grants relief from the stay. A court ruling on any request for relief from the stay could be delayed pending the court's resolution of whether the commingled transition bond charge collections are property of the issuer or of the servicer, including resolution of any tracing of proceeds issues.


     The servicing agreement provides that the trustee, as assignee of the issuer, together with the other persons specified therein, may vote to appoint a successor servicer that satisfies any conditions imposed by any rating agency. The servicing agreement also provides that the trustee, together with the other persons specified therein, may petition the BPU or a court of competent jurisdiction to appoint a successor servicer that meets these conditions. However, the automatic stay might delay a successor servicer's replacement of the servicer. Even if a successor servicer may be appointed and may replace the servicer, a successor servicer may be difficult to obtain and may not be capable of performing all of the duties that JCP&L as servicer was capable of performing.

               MATERIAL U.S. FEDERAL INCOME TAX MATTERS FOR THE
                            TRANSITION BONDHOLDERS


GENERAL

     The following is a summary of material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the transition bonds and applicable to initial purchasers of transition bonds who acquire and hold the transition bonds as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended ("Code"). It is intended as a summary of only certain of the more generally applicable U.S. federal income tax consequences relating to the purchase, ownership and disposition of the transition bonds. It does not address tax consequences to holders who may be subject to special tax treatment, including, but not limited to, dealers in securities, financial institutions, tax-exempt entities, insurance companies, holders who hold the transition bonds as part of a "hedging", "integrated", or "constructive sale" transaction or as a straddle, or holders whose functional currency is not the U.S. dollar. It does not purport to furnish information in the level of detail or with the attention to an investor's specific tax circumstances that would be provided by an investor's tax adviser. This summary also does not address the consequences to holders of the transition bonds under state, local or foreign tax laws. However, certain State of New Jersey tax aspects relating to the transition bonds are discussed below, in the section captioned "MATERIAL STATE OF NEW JERSEY TAX MATTERS FOR THE TRANSITION BONDHOLDERS". This summary is based upon current provisions of the Code, Treasury Regulations issued thereunder, current administrative rulings, judicial decisions and other applicable authorities in effect as of the date hereof, all of which are subject to change. Legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth herein as well as the tax consequences to holders of the transition bonds.

     ALL PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF TRANSITION BONDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER LAWS.

     JCP&L has received a ruling from the Internal Revenue Service (referred to as the "IRS") to the effect that the transition bonds will be treated as obligations of JCP&L for U.S. federal income tax purposes. Based in part on that ruling and on representations made by JCP&L and its affiliates that no election will be made to the contrary, and that JCP&L at all relevant times will be the sole member of the issuer, Carter Ledyard & Milburn, special U.S. federal income tax counsel to JCP&L and the issuer, referred to as "special U.S. federal income tax counsel", will render its opinion that the issuer will not be subject to U.S. federal income tax as an entity separate from JCP&L, and that the transition bonds will be treated as debt obligations of JCP&L for U.S. federal income tax purposes.

     The following summary of material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the transition bonds is based on the advice of special U.S. federal income tax counsel, and assumes that, in conformity with the opinion referred to above, the transition bonds will constitute debt obligations of JCP&L for U.S. federal income tax purposes.


     For purposes of the discussion below, a U.S. Holder means a beneficial owner of a transition bond that is a U.S. Person, and a Non-U.S. Holder means a beneficial owner of a transition bond that is not a U.S. Person.

     For these purposes, a U.S. Person means:

     (1) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

     (2) a corporation, partnership or other entity (treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, or any state or the District of Columbia (other than a partnership that is not treated as a U.S. Person under any applicable Treasury Regulations);

     (3) an estate the net income of which is subject to U.S. federal income taxation regardless of its source; or

     (4) a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) the trust was in existence on or before August 20, 1996, was treated as a U.S. Person under the law in effect on such date and elected in accordance with applicable Treasury Regulations to continue to be treated as a U.S. Person.


TAXATION OF U.S. HOLDERS

     Payment of Interest. Subject to the discussion below under the caption "Special Considerations Relating to Floating Rate Transition Bonds", stated interest on the transition bonds will be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

     Original Issue Discount. This discussion assumes that the transition bonds will not be considered to be issued with original issue discount (referred to as "OID"). OID is generally defined as any excess of the stated redemption price at maturity over the issue price which is greater than a de minimis amount (0.25% of a bond's stated redemption price at maturity multiplied by the bond's weighted average maturity), all within the meaning of the Code and the Treasury Regulations promulgated thereunder (referred to as "OID Regulations"). If the transition bonds are issued with OID, U.S. Holders generally will be subject to the special tax accounting rules for OID obligations provided under the OID Regulations. U.S. Holders of transition bonds issued with OID should be aware that they generally must include OID in income for U.S. federal income tax purposes as it accrues economically, in advance of the receipt of cash attributable to that income. As stated above, U.S. Holders must include all interest payments, other than payments of OID, in gross income under their normal method of tax accounting. If any series or class of transition bonds is issued with OID, prospective holders will be so informed in the related prospectus supplement.

     Sale, Exchange or Redemption of Transition Bonds. Upon the sale, exchange, redemption or other taxable disposition of transition bonds, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized (other than amounts attributable to, and taxable as, accrued stated interest) and the U.S. Holder's adjusted tax basis in the transition bonds. A U.S. Holder's adjusted tax basis in the transition bonds generally will equal the cost thereof, reduced by any payments of principal on the transition bonds. Any such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the transition bonds have been held for more than one year. Long-term capital gains of non-corporate taxpayers are generally subject to lower rates of U.S. federal income taxation than ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. Holder sells a transition bond between interest payment dates, a portion of the amount received will reflect interest that has accrued on the transition bond but that has not yet been paid by the sale date. To the extent that amount has not already been included in the U.S. Holder's income, it will be treated as ordinary interest income and not as sale proceeds.

     Special Considerations Relating to Floating Rate Transition
Bonds. Although the proper U.S. federal income tax treatment of floating rate transition bonds is not free from doubt, JCP&L and the issuer intend to treat any floating rate transition bonds as "variable rate debt instruments" for U.S. federal income tax purposes. Each purchaser of floating rate transition bonds, by virtue of their purchase of such transition bonds, will agree to treat them as variable rate debt instruments for such purposes. Based on such treatment, interest on floating rate transition bonds will be includable in a U.S. Holder's income in the manner described above under the caption "Payment of Interest ".

     As described more fully in the prospectus supplement for any class of floating rate transition bonds, the termination of the interest rate swap agreement for those bonds under the circumstances specified in the applicable prospectus supplement could cause those bonds to become fixed rate bonds calling for interest payments based on the gross fixed rate for such bonds as specified in the applicable prospectus supplement. In addition, if a termination payment were to be made by the interest rate swap counterparty, the termination payment may be credited to the subaccount established for that class of bonds and distributed to the holders of those bonds. If such a termination of the swap agreement were to occur, JCP&L and the issuer would treat it as a "change in circumstances" within the meaning of applicable Treasury Regulations, which would be treated, for purposes of computing taxable income on that class of transition bonds, as though the class of transition bonds had been retired and reissued. Any termination payment passed through to the transition bondholders would reduce the adjusted issue price of the transition bonds, which could in turn create OID with respect to the bonds deemed to have been reissued. See the discussion above under the caption "Original Issue Discount."

     Notwithstanding the intent of JCP&L and the issuer, and the agreement of each purchaser of floating rate transition bonds, to treat such transition bonds as variable rate debt instruments, there can be no assurance that the IRS will not disagree with such treatment and assert an alternative characterization of such bonds, or that a court will not uphold such an alternative characterization. For example, the IRS could assert that the floating rate transition bonds are in fact investment units made up of two components. The first component would be a fixed rate debt instrument having a principal balance that would at all times equal the principal balance of the floating rate transition bonds and an interest rate equal to the gross fixed rate for such transition bonds. The second component would be an undivided interest in the interest rate swap agreement with the swap counterparty. If this alternative characterization of an investment in floating rate transition bonds were to prevail, then the U.S. federal income tax consequences of owning and disposing of a floating rate transition bond could differ materially from those described above.

     Under this alternative characterization, a holder of a floating rate transition bond would include in income the gross fixed rate of interest on the floating rate transition bond in accordance with the holder's regular method of tax accounting. As the tax owner of an undivided interest in the swap agreement related to that class of bonds, the holder would account for net income and/or net expense with respect to the swap agreement. In the case of a floating rate transition bond, a holder would be treated as though it had made quarterly periodic payments based on the gross fixed rate to the swap counterparty and as though the holder had received quarterly periodic payments based on the floating rate paid by the swap counterparty. For any taxable year, a holder of a floating rate transition bond would include in, or deduct from, gross income the holder's net swap income or expense for the year, based on all periodic payments recognized and attributable to the year.

     Periodic payments made on any quarterly payment date would be allocated ratably among the days in the quarter, and a holder of a floating rate transition bond would include or deduct the holder's share of the net periodic payments allocated to the year. Thus, if for a taxable year the sum of periodic payments considered to have been made by a holder for the year were to exceed the periodic payments considered to have been received by the holder for the year, the holder would have net swap expense for the year.

     Generally, such net swap expense would be deductible for the year as an ordinary deduction. If, however, a holder of a floating rate transition bond were an individual, any net swap expense for any year would be treated as a miscellaneous itemized deduction. In computing taxable income, an individual is allowed to deduct miscellaneous itemized deductions only to the extent the sum of such deductions exceeds two percent of the individual's adjusted gross income. Further, an individual is not allowed a deduction for miscellaneous itemized deductions in computing alternative minimum taxable income. Thus, for any period for which the gross fixed rate on the floating rate transition bonds exceeded the floating rate payments made to the issuer by the swap counterparty under the swap agreement, an individual would include in income interest at the gross fixed rate payable, but could be precluded from deducting all or a part of the net swap expense for the period due to the limitations imposed on miscellaneous itemized deductions.

     If the underlying swap agreement terminated and a payment were made by the swap counterparty as a result of the termination, the receipt of such payment by a holder would be treated as capital gain. Moreover, if a holder's interest in a floating rate transition bond were to be sold, the holder would be treated as having made or as having received a termination payment with respect to the holder's interest in the swap agreement. The holder would recognize gain or loss in the year of termination of the holder's interest in the swap agreement, determined by reference to the amount of the termination payment made or received and the holder's basis, if any, in the swap agreement.

     Other alternative characterizations of an investment in floating rate bonds may be possible, such as the characterization of such bonds as contingent payment debt instruments. Investors should consult their tax advisers concerning the tax implications of an investment in floating rate transition bonds.

     Information Reporting and Backup Withholding. In general, information reporting will apply to payments of principal of, and interest on, and to the proceeds from the sale of, transition bonds to U.S. Holders, other than certain exempt recipients (such as corporations). Moreover, a "backup" withholding tax may apply to those payments if the U.S. Holder (1) fails to provide a taxpayer identification number (referred to as a "TIN"), (2) furnishes an incorrect TIN,
(3) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (4) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. If the backup withholding tax applies, it will be imposed at a rate equal to the fourth lowest income tax rate applicable to individuals, which under current law is 30% for 2002 and 2003, 29% for 2004 and 2005, and 28% for 2006 and
thereafter. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.


TAXATION OF NON-U.S. HOLDERS

     Withholding Taxation on Interest. Payments of interest income on the transition bonds received by a Non-U.S. Holder that does not hold its transition bonds in connection with the conduct of a trade or business in the United States will not be subject to United States federal income or withholding tax, provided that:

     (1)  such Non-U.S. Holder:

         (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of JCP&L entitled to vote; and

         (b) is not a controlled foreign corporation that is related to JCP&L through stock ownership; and

     (2)  the issuer or the paying agent:

         (a) receives from such Non-U.S. Holder a withholding certificate permitting the payment to be treated as made to a foreign beneficial owner under Treasury Regulations issued under section 1441 of the Code;

         (b) receives a withholding certificate and a withholding statement from a person claiming to be a foreign partnership certifying that it holds the transition bonds on behalf of beneficial owners who are Non-U.S. Persons, and such foreign partnership has attached thereto a copy of a withholding certificate from each such beneficial owner permitting the payment to be treated as made to a foreign beneficial owner in accordance with the Treasury Regulations issued under section 1441 of the Code;

         (c) receives a withholding certificate from a person representing itself to be a withholding foreign partnership or trust and that it is receiving the payment on behalf of its partners, beneficiaries or owners;

         (d) receives a withholding certificate and a withholding statement from a person representing itself to be a "qualified intermediary" certifying that it has assumed primary withholding responsibility under the Treasury Regulations issued under section 1441 of the Code and that it has received from each beneficial owner of the transition bonds on behalf of whom it is acting a withholding certificate certifying that such beneficial owner is a Non-U.S. Person; or

         (e) receives a statement, under penalties of perjury, from an authorized representative of a U.S. bank, securities clearing organization or other financial institution that holds the transitions bonds (referred to as a "Financial Institution"), stating that the Financial Institution has received from each beneficial owner of the bonds for whom it is acting a withholding certificate described in the Treasury Regulations issued under section 1441 of the Code, or that it has received a similar statement from another Financial Institution acting on behalf of such foreign beneficial owner.

     In general, it will not be necessary for a Non-U.S. Holder to obtain or furnish a United States taxpayer identification number to the issuer or its paying agent in order to claim any of the foregoing exemptions from United States withholding tax on payments of interest.

     Interest payments made to a Non-U.S. Holder will be subject to a United States withholding tax of 30%, except where the conditions described above have been satisfied or where an applicable tax treaty provides for the reduction or elimination of the withholding tax. However, provided that the issuer or its paying agent receives an appropriate certification form containing a taxpayer identification number, a Non-U.S. Holder generally will not be subject to withholding on payments of interest and will be taxable in the same manner as a United States corporation or resident with respect to interest income from the transition bonds if the interest income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. Effectively connected income received by a Non-U.S. Holder that is a corporation may in some circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower rate provided by a treaty.

     Capital Gains Tax Issues. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of transition bonds, unless:

        (a) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year and the gain is from United States sources; or

        (b) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and certain other conditions are met.

     Information Reporting and Backup Withholding. Information reporting and backup withholding of U.S. federal income tax at the applicable backup withholding tax rate on payments made in respect of the transition bonds to Non-U.S. Holders will apply to certain Non-U.S. Holders if the issuer or its paying agent does not receive the required withholding certificate with respect to such Non-U.S. Holder. However, compliance with the conditions described in the second preceding subsection would establish an exemption from these reporting and withholding requirements, provided neither the issuer nor its paying agent has actual knowledge that the beneficial owner of the transition bonds is a U.S. Person.

     The payment of the proceeds from the sale of a transition bond through the U.S. office of a broker will be subject to information reporting and possible backup tax withholding. To avoid these requirements, a Non-U.S. Holder must certify that it is not a U.S. Person under penalties of perjury or otherwise establish an exemption in accordance with applicable Treasury Regulations. The payment of the proceeds of the sale of a transition bond to or through the foreign office of a broker generally will not be subject to information reporting or backup withholding tax. However, in the case of the payment of the proceeds from the sale of a transition bond through the foreign office of a broker that is (i) a U.S. Person, (ii) a controlled foreign corporation, (iii) a person that is not a U.S. Person but 50% or more of whose gross income from all sources for a specified period is derived from activities that are effectively connected with the conduct of a trade or business in the United States or (iv) a foreign partnership with certain connections to the United States, information reporting will apply to such payment unless the broker has a withholding certificate in its files certifying that the owner of the payment is not a U.S. Person and the broker has no actual knowledge to the contrary.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder would be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax, provided the required information is furnished to the IRS.

                   MATERIAL STATE OF NEW JERSEY TAX MATTERS
                         FOR THE TRANSITION BONDHOLDERS

     In the opinion of Thelen Reid & Priest LLP, special New Jersey tax counsel to JCP&L and the issuer, interest from transition bonds received by a person who is not otherwise subject to corporate or personal income tax in the State of New Jersey will not be subject to these taxes. Neither the State of New Jersey nor any of its political subdivisions presently impose intangible personal property taxes and therefore New Jersey residents will not be subject to these taxes.


                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974 (referred to as "ERISA") and/or section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, "Plans"), and on persons who are fiduciaries with respect to the investment of assets treated as "plan assets" of a Plan. Governmental plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

     In contemplating an investment of a portion of Plan assets in transition bonds, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the "RISK FACTORS" discussed in this prospectus and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (a) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (b) whether the investment constitutes a direct or indirect non-exempt prohibited transaction with a party in interest (see "--PROHIBITED TRANSACTIONS ISSUES" below); (c) whether the investment is made solely in the interest of participants and beneficiaries of the Plan; (d) the Plan's funding objectives; (e) the tax effects of the investment; and (f) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan's investment portfolio and the Plan's need for sufficient liquidity to pay benefits when due in the event that there is no ready market for transition bonds at such time.


PROHIBITED TRANSACTIONS ISSUES

     ERISA and section 4975 of the Code generally prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan (referred to as "parties in interest" under ERISA and "disqualified persons" under the Code, collectively "parties in interest"), unless a statutory or administrative exemption is applicable to the transaction. The acquisition or holding of transition bonds by a Plan could be a prohibited transaction if the issuer, JCP&L or any of its affiliates are parties in interest with respect to the Plan. However, such prohibited transaction may be treated as exempt under ERISA and the Code if transition bonds were acquired pursuant to and in accordance with one or more "class exemptions" issued by the Department of Labor (referred to as the "DOL"). Potentially applicable prohibited transaction class exemptions (referred to as "PTCEs"), include the following:

     1. PTCE 84-14, which exempts specific transactions effected on behalf of a Plan by a "qualified professional asset manager";

     2. PTCE 90-1, which exempts specific transactions involving insurance company pooled separate accounts;

     3. PTCE 91-38, which exempts specific transactions involving bank collective investment funds;

     4. PTCE 95-60, which exempts specific transactions involving insurance company general accounts; and

     5. PTCE 96-23, which exempts specific transactions effected on behalf of a Plan by specific "in-house" asset managers.


     It should be noted, however, there can be no assurance that any of these class exemptions will be available with respect to any transaction involving the transition bonds. In addition, even if the conditions specified in one or more of the foregoing exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. If the purchase of transition bonds were to be a non-exempt prohibited transaction, the purchase might have to be rescinded and an excise tax or other liabilities may apply.


     In this regard, any potential investor that is an insurance company investing assets of its general account should consider the United States Supreme Court's decision in John Hancock Mut. Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), which holds that in certain circumstances an insurance company's general account may be deemed to include assets of the Plan investing in the general account, such as through the Plan's purchase of an annuity contract. Such insurance company could, therefore, be treated as a party in interest with respect to the Plan by virtue of this investment. Moreover, it should be noted that the Small Business Job Protection Act of 1996 added a new section 401(c) to ERISA relating to the status of the assets of insurance company general accounts under ERISA and section 4975 of the Code. Pursuant to section 401(c), the DOL has issued Regulation section 2550.401c-1 with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. These regulations provide guidance on which assets held by an insurer constitute "plan assets" for purposes of the fiduciary responsibility and prohibited transaction provisions of ERISA and section 4975 of the Code.


PRIOR TO MAKING AN INVESTMENT IN THE TRANSITION BONDS OF ANY SERIES, A PLAN INVESTOR AND EACH FIDUCIARY CAUSING THE TRANSITION BONDS TO BE PURCHASED WITH PLAN ASSETS OF A PLAN THAT IS SUBJECT TO THE PROHIBITED TRANSACTION RULES OF ERISA OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL OR CHURCH PLAN, ANY SUBSTANTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW), INCLUDING WITHOUT LIMITATION AN INSURANCE COMPANY GENERAL ACCOUNT, MUST DETERMINE WHETHER, AND SHALL BE DEEMED TO HAVE REPRESENTED AND WARRANTED BY ITS PURCHASE OF TRANSITION BONDS THAT, THE USE OF PLAN ASSETS TO PURCHASE AND HOLD THE TRANSITION BONDS DOES NOT AND WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION IN VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL PLAN OR CHURCH PLAN, ANY SUBSTANTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW).


PLAN ASSET ISSUES


     The "plan asset" regulations issued by the DOL state that if a Plan makes an "equity" investment in a corporation, partnership, trust or other specified entities, the underlying assets and properties of the entity will be deemed for purposes of ERISA and section 4975 of the Code to be assets of the investing Plan unless certain exceptions set forth in the regulations apply. Although there is little statutory or regulatory guidance on this subject, and there can be no assurances in this regard, it appears that the transition bonds should not be treated as equity interests for purposes of these regulations.


     The sale of transition bonds to a Plan shall not be deemed a representation by JCP&L, the issuer or the underwriters that such investment meets all relevant legal requirements with respect to Plans generally or any particular Plan. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, IT IS PARTICULARLY IMPORTANT THAT PLAN FIDUCIARIES OR OTHER PERSONS CONSIDERING PURCHASING THE TRANSITION BONDS ON BEHALF OF OR WITH "PLAN ASSETS" OF ANY PLAN CONSULT WITH THEIR OWN LEGAL COUNSEL REGARDING THE POTENTIAL CONSEQUENCES THEREOF UNDER THE PROVISIONS OF ERISA AND THE CODE DISCUSSED ABOVE.

                 PLAN OF DISTRIBUTION FOR THE TRANSITION BONDS

     The transition bonds of each series may be sold to or through the underwriters by a negotiated firm commitment underwriting and public reoffering by the underwriters. The transition bonds may also be sold to or through any other underwriting arrangement as may be specified in the related prospectus supplement or may be offered or placed either directly or through agents. The issuer and the trustee intend that transition bonds will be offered through various methods from time to time. The issuer also intends that offerings may be made concurrently through more than one of these methods or that an offering of a particular series of transition bonds may be made through a combination of these methods.

     The distribution of transition bonds may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

     The transition bonds may be offered through one or more different methods, including offerings through underwriters. It is not anticipated that any of the transition bonds will be listed on any securities exchange. There can be no assurance that a secondary market for any series of transition bonds will develop or, if one does develop, that it will continue.

     Compensation to Underwriters. In connection with the sale of the transition bonds, underwriters or agents may receive compensation in the form of discounts, concessions or commissions. Underwriters may sell transition bonds to particular dealers at prices less a concession. Underwriters may allow, and these dealers may reallow, a concession to other dealers. Underwriters, dealers and agents that participate in the distribution of the transition bonds of a series may be deemed to be underwriters. Any discounts or commissions received by the underwriters from the issuer and any profit on the resale of the transition bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act. These underwriters or agents will be identified, and any compensation received from the issuer will be described, in the related prospectus supplement.

     Other Distribution Issues. Under agreements which may be entered into by JCP&L, the issuer and the trustee, underwriters and agents who participate in the distribution of the transition bonds may be entitled to indemnification by JCP&L and the issuer against liabilities specified therein, including under the Securities Act.


                        RATINGS FOR THE TRANSITION BONDS

     It is a condition of any underwriter's obligation to purchase the transition bonds that each series or class be rated investment grade, that is, in one of the four highest rating categories, by each of S&P, Moody's and Fitch. The required amount of credit enhancement for any series of transition bonds will be set forth in the applicable prospectus supplement.

     Limitations of Security Ratings. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain the rating on any transition bonds, and, accordingly, there can be no assurance that the ratings assigned to any series or class of transition bonds upon initial issuance will not be lowered or withdrawn by a rating agency at any time thereafter. If a rating of any series or class of transition bonds is revised or withdrawn, the liquidity of this class of transition bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the transition bonds other than the payment in full of each series or class of transition bonds by the applicable legal final maturity date for such series or class.

     For so long as any of the transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the issuer will notify the Luxembourg Stock Exchange if any rating assigned to any class of transition bonds listed on the Luxembourg Stock Exchange is reduced or withdrawn and will cause such notice to be published in a daily newspaper published in Luxembourg, which is expected to be the Luxemburger Wort.

             VARIOUS LEGAL MATTERS RELATING TO THE TRANSITION BONDS


     Some legal matters relating to the issuer, JCP&L and the issuance of the transition bonds will be passed upon for the issuer by Thelen Reid & Priest LLP, Morristown, New Jersey and New York, New York and for the underwriters by Pillsbury Winthrop LLP, New York, New York. Pillsbury Winthrop LLP acts from time to time as counsel for FirstEnergy Corp. and its affiliates in certain matters. Some legal matters relating to the federal tax consequences of the issuance of the transition bonds will be passed upon for the issuer by Carter Ledyard & Milburn, New York, New York. Some legal matters relating to State of New Jersey tax consequences of the issuance of the transition bonds will be passed upon for the issuer by Thelen Reid & Priest LLP, Morristown, New Jersey. Some legal matters relating to the issuer will be passed upon for the issuer by Richards, Layton & Finger, P.A., Wilmington, Delaware.


                              INDEPENDENT AUDITORS


     The financial statements of JCP&L Transition Funding LLC for the year ended December 31, 2001 and the period from inception (February 24, 2000) to December 31, 2000 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report appearing in this prospectus.

         INDEX TO FINANCIAL STATEMENTS OF JCP&L TRANSITION FUNDING LLC




                                                      PAGE
                                                     -----
Report of Independent Accountants ..................   F-2
 Balance Sheets ....................................   F-3
 Statements of Changes in Member's Equity ..........   F-4
 Statements of Cash Flows ..........................   F-5
Notes to Financial Statements ......................   F-6

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Member of
JCP&L Transition Funding LLC:


     In our opinion, the accompanying balance sheets and the related statements of changes in member's equity and cash flows present fairly, in all material respects, the financial position of JCP&L Transition Funding LLC (a Delaware limited liability company and wholly owned subsidiary of Jersey Central Power & Light Company) at December 31, 2001 and 2000, and the results of its changes in member's equity and its cash flows for the year ended December 31, 2001 and for the period from inception (February 24, 2000) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.





PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 25, 2002

                         JCP&L TRANSITION FUNDING LLC

                BALANCE SHEETS AS OF DECEMBER 31, 2001 AND 2000




                                                         2001           2000
                                                     ------------   ------------
                   ASSETS
CURRENT ASSETS:
 Cash ............................................   $    1,000     $    1,000
OTHER ASSETS:
 Deferred financing costs ........................    1,581,263      1,129,717
                                                     ----------     ----------
   Total assets ..................................   $1,582,263     $1,130,717
                                                     ==========     ==========
          LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES:
 Payable to JCP&L ................................   $1,581,263     $1,129,717
                                                     ----------     ----------
   Total liabilities .............................    1,581,263      1,129,717
                                                     ----------     ----------
MEMBER'S EQUITY ..................................        1,000          1,000
                                                     ----------     ----------
   Total liabilities and member's equity .........   $1,582,263     $1,130,717
                                                     ==========     ==========

The accompanying Notes to Financial Statements are an integral part of these statements.

                         JCP&L TRANSITION FUNDING LLC

                   STATEMENTS OF CHANGES IN MEMBER'S EQUITY

         FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM
              INCEPTION (FEBRUARY 24, 2000) TO DECEMBER 31, 2000



MEMBER'S EQUITY, PRIOR TO INCEPTION ...................    $   --
 Capital contributed by member upon inception .........     1,000
                                                           ------
MEMBER'S EQUITY, DECEMBER 31, 2000 ....................    $1,000
                                                           ======
MEMBER'S EQUITY, DECEMBER 31, 2001 ....................    $1,000
                                                           ======

The accompanying Notes to Financial Statements are an integral part of these statements.

                         JCP&L TRANSITION FUNDING LLC

                            STATEMENTS OF CASH FLOWS

         FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM
              INCEPTION (FEBRUARY 24, 2000) TO DECEMBER 31, 2000




                                                                             INCEPTION
                                                                           (FEBRUARY 24,
                                                                             2000) TO
                                                          DECEMBER 31,     DECEMBER 31,
                                                              2001             2000
                                                         --------------   --------------
OPERATING ACTIVITIES:
 Net income ..........................................     $       --     $       --
                                                           ----------     ----------
   Net cash from operating activities ................             --             --
                                                           ----------     ----------
FINANCING ACTIVITIES:
 Capital contributed by member .......................             --          1,000
 Deferred financing costs ............................       (451,546)    (1,129,717)
 Borrowings from JCP&L ...............................        451,546      1,129,717
                                                           ----------     ----------
   Net cash provided by financing activities .........             --          1,000
                                                           ----------     ----------
NET CHANGE IN CASH FROM ABOVE ACTIVITIES .............             --          1,000
CASH, BEGINNING OF PERIOD ............................          1,000             --
                                                           ----------     ----------

CASH, END OF PERIOD ..................................     $    1,000     $    1,000
                                                           ==========     ==========

The accompanying Notes to Financial Statements are an integral part of these statements.

                         JCP&L TRANSITION FUNDING LLC

                         NOTES TO FINANCIAL STATEMENTS


(1) NATURE OF OPERATIONS

     JCP&L Transition Funding LLC (the Company), a limited liability company established by Jersey
       Central Power & Light Company (JCP&L) and certain of its direct and indirect subsidiaries under the laws of the State of Delaware, was formed on February 24, 2000, pursuant to a limited liability company agreement with JCP&L Transition, Inc., an indirect subsidiary of JCP&L, as sole member of the Company. JCP&L Transition, Inc. transferred its interest in the Company to JCP&L effective February 19, 2002. JCP&L is an electric utility operating company and, effective November 7, 2001, became a wholly owned subsidiary of FirstEnergy Corp. (FirstEnergy) in connection with FirstEnergy's merger with GPU, Inc. Prior to that time, JCP&L was a wholly owned subsidiary of GPU, Inc.

     The Company was organized for the sole purpose of purchasing and owning bondable transition property (BTP), issuing transition bonds to raise the capital to purchase BTP, pledging its interest in BTP and other collateral to the trustee to collateralize the transition bonds, and performing activities that are necessary, suitable or convenient to accomplish these purposes. BTP represents the irrevocable right of JCP&L, or its successor or assignee, to charge, collect and receive a non-bypassable transition bond charge (TBC) from customers pursuant to a bondable stranded costs rate order (the BPU Financing Order), which was issued on February 6, 2002 by the State of New Jersey Board of Public Utilities (BPU) in accordance with the Electric Discount and Energy Competition Act enacted in New Jersey in February 1999. The BPU Financing Order authorizes the TBC to be sufficient to recover $320 million aggregate principal amount of transition bonds (Bonds), plus an amount sufficient to provide for any credit enhancement, to fund any reserves and to pay interest (including deferred financing costs), redemption premiums, if any, servicing fees and other expenses relating to the Bonds.

     The Company did not have results of operations in the period from its formation to December 31,
       2000 or for the year ended December 31, 2001, as the Company had not issued Bonds and purchased BTP as of those dates. As a result, the accompanying financial statements do not include Statements of Operations.

     The Company's organizational documents require it to operate in a manner so that it should not be consolidated in the bankruptcy estate of JCP&L in the event JCP&L becomes subject to a bankruptcy proceeding. Both JCP&L and the Company will treat the transfer of BTP to the Company as a sale under applicable law. The Bonds will be treated as debt obligations of the Company. For financial reporting, federal income tax and State of New Jersey income and corporation business tax purposes, the transfer of BTP to the Company will be treated as a financing arrangement and not as a sale.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.


     DEFERRED FINANCING COSTS

       Costs associated with the anticipated issuance of Bonds are capitalized and will be amortized over the life of the Bonds utilizing the effective interest method. The deferred financing costs have been paid by JCP&L and will be reimbursed by the Company upon the issuance of Bonds.

                         JCP&L TRANSITION FUNDING LLC

     INCOME TAXES


       The Company is a single member limited liability company which is treated as a disregarded entity for federal and state income tax purposes. Accordingly, the Company's results will be included in the taxable income of JCP&L.


(3) BONDS


     The purpose of the Company is to issue Bonds pursuant to authority granted to it by the BPU in the BPU Financing Order. The Company intends to issue Bonds in one or more series, the maturities and interest rates of which will depend upon market conditions at the time of issuance. The proceeds will be used to fund the purchase of BTP from JCP&L. Under applicable law, the Bonds will not be an obligation of JCP&L or secured by the assets of JCP&L. Also under applicable law, the Bonds will be recourse only to the Company and will be collateralized on a pro-rata basis by the BTP and the equity and assets of the Company. The source for repayment will be the TBC authorized pursuant to the BPU Financing Order, which will be collected from JCP&L customers by JCP&L, as servicer. TBC collections will be deposited with the Company daily by JCP&L and used to pay the expenses of the Company, to pay debt service on the Bonds and to fund any credit enhancement for the Bonds. The Company will also pledge the capital contributed by its member to secure the debt service requirements of the Bonds. The debt service requirements will include an overcollateralization subaccount, a capital subaccount and a reserve subaccount, which will be available to bondholders. Any amounts collateralizing Bonds will be returned to JCP&L upon payment of the Bonds.


(4) SIGNIFICANT AGREEMENTS AND RELATED PARTY TRANSACTIONS


     All deferred financing costs incurred prior to the issuance of Bonds have been or will be paid by JCP&L and will be reimbursed by the Company upon the issuance of Bonds. These costs are classified as payable to JCP&L in the accompanying balance sheets.


     Under the servicing agreement to be entered into by the Company and JCP&L concurrently with the issuance of the first series of Bonds, JCP&L, as servicer, will be required to manage and administer the BTP of the Company and to collect the TBC on behalf of the Company. The Company will pay an annual servicing fee to JCP&L equal to 0.125% of the initial principal balance of Bonds outstanding. This servicing fee will be recovered by the Company through the TBC. The Company will also enter into an administration agreement with GPU Service, Inc., an affiliated company, pursuant to which GPU Service, Inc. will provide administrative services to the Company.


(5) SUBSEQUENT EVENTS


     Subsequent to December 31, 2001, the Company has incurred certain additional obligations in connection with the anticipated issuance of Bonds and purchase of BTP. To the extent such obligations are not paid with a portion of the proceeds from the issuance of Bonds, such costs would be funded by JCP&L.

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                    GLOSSARY OF TERMS USED IN THE ATTACHED
                     PROSPECTUS AND PROSPECTUS SUPPLEMENT






TERM                                                   DEFINED ON PAGE
-----------------------------------------------   --------------------
Annual accountant's report ....................                    63
Basic documents ...............................                    54
BGS ...........................................              S-13, 32
Bondable stranded costs .......................                  S-11
Bondable transition property ..................                     4
BPU ...........................................                S-3, 4
BPU financing order ...........................                S-3, 6
Change in circumstances .......................                    88
Clearstream Banking ...........................                    46
Code ..........................................                    86
Competition Act ...............................                S-3, 4
Cooperative ...................................                    47
Customer ......................................                S-3, 6
Distribution facilities .......................                    28
DOL ...........................................                    91
DTC ...........................................                    43
ERISA .........................................                12, 91
Event of default ..............................                    76
Exchange Act ..................................                    28
Expected amortization schedule ................                   S-4
Financial Institution .........................                    90
Floating rate class ...........................                     8
Generation-related facilities .................                    28
Indemnity amount ..............................                    68
IRS ...........................................                    86
Issuance advice letter ........................                    17
Issuer ........................................                     3
                                                           Prospectus
JCP&L .........................................   Supplement cover, 1
Managers ......................................                    41
Manifest error ................................              S-12, 17
Monthly remittance date .......................                    59
Moody's .......................................                    20
Non-bypassable ................................                    30
OID ...........................................                    87
OID regulations ...............................                    87
Parties in interest ...........................                    91
Payment date ..................................                   S-7
PJM ...........................................                    27
Plans .........................................                    91
PTCEs .........................................                    91
Rating agencies ...............................                    24
Record date ...................................                   S-3
Required overcollateralization level ..........                    69
Resturcturing order ...........................                    31
S&P ...........................................                    20

TERM                                                 DEFINED ON PAGE
-------------------------------------------------   ----------------
SEC .............................................                 2
Securities Act ..................................                27
Special U.S. federal income tax counsel .........                86
Terms and Conditions ............................                47
TIN .............................................                89
Transmission facilities .........................                28
Trust Indenture Act .............................                73
U.S. Government Obligations .....................                68
Variable rate debt instruments ..................                87

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       No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of this prospectus supplement and the accompanying prospectus.

                       ---------------------------------
                               TABLE OF CONTENTS



                                                           PAGE
                                                       -----------
PROSPECTUS SUPPLEMENT
Where to Find Information in These Documents .......       S-1
Introduction .......................................       S-2
The Series 2002-A Transition Bonds .................       S-2
Credit Enhancement .................................       S-8
Description of Bondable Transition Property ........       S-11
The Transition Bond Charge .........................       S-11
Information Regarding Jersey Central Power &
  Light Company ....................................       S-12
Underwriting the Series 2002-A Transition Bonds.....       S-13
Ratings for the Series 2002-A Transition Bonds .....       S-14
Income Tax Matters .................................       S-15
PROSPECTUS
Important Notice About Information Presented in
  this Prospectus ..................................         1
Forward-Looking Statements .........................         2
Summary of Terms ...................................         3
Reports to Transition Bondholders ..................        13
Risk Factors .......................................        14
Jersey Central Power & Light Company ...............        27
Where You Can Find More Information ................        27
The Competition Act ................................        28
JCP&L's Restructuring ..............................        31
The BPU Financing Order and the Transition
  Bond Charge ......................................        33
Servicing of the Bondable Transition Property ......        35
JCP&L Transition Funding LLC, the Issuer ...........        41
Use of Proceeds ....................................        43
The Transition Bonds ...............................        43
Weighted Average Life and Yield Considerations
  for the Transition Bonds .........................        50
The Sale Agreement .................................        51
The Servicing Agreement ............................        58
The Indenture ......................................        65
How a Bankruptcy of JCP&L or the Servicer
  May Affect Your Investment .......................        82
Material U.S. Federal Income Tax Matters for the
  Transition Bondholders ...........................        86
Material State of New Jersey Tax Matters for the
  Transition Bondholders ...........................        91
ERISA Considerations ...............................        91
Plan of Distribution for the Transition Bonds ......        93
Ratings for the Transition Bonds ...................        93
Various Legal Matters Relating to the Transition
  Bonds ............................................        94
Independent Auditors ...............................        94
Index to Financial Statements of JCP&L
  Transition Funding LLC ...........................       F-1
Glossary of Terms Used in the Attached
  Prospectus and Prospectus Supplement .............       A-1



                                 $320,000,000




                                JCP&L TRANSITION
                                  FUNDING LLC
                        ISSUER OF THE TRANSITION BONDS



                             JERSEY CENTRAL POWER &
                                 LIGHT COMPANY
                              SELLER AND SERVICER



                        TRANSITION BONDS, SERIES 2002-A







                       ---------------------------------
                             PROSPECTUS SUPPLEMENT

                      ---------------------------------
                              GOLDMAN, SACHS & CO.

                                 MORGAN STANLEY

                              SALOMON SMITH BARNEY

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